Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

by and among

Veracyte, Inc.,
a Delaware corporation,
Delight Merger Sub I, Inc.,
a Delaware corporation,
Delight Merger Sub II, LLC
a Delaware limited liability company,
Decipher Biosciences, Inc.,
a Delaware corporation, and
Fortis Advisors LLC,
as the Stockholders’ Agent

___________________________
Dated as of February 2, 2021
___________________________

i

ii

iii

Exhibits

Exhibit A    -    Certain Definitions
Exhibit B    -    Form of Stockholder Agreement
Exhibit C-1    -    Form of First Certificate of Merger
Exhibit C-2    -    Form of Second Certificate of Merger
Exhibit D     -    Form of Escrow Agreement
Exhibit E     -    Form of Paying Agent Agreement
Exhibit F-1    -    Form of FIRPTA Notice
Exhibit F-2    -    Form of FIRPTA Notification Letter
Exhibit G    -    Form of Parachute Payment Waiver
Exhibit H    -    Form of Letter of Transmittal
Exhibit I    -    Form of Release Agreement

Annexes

Annex A    -    Key Employees
Annex B    -    Specified Stockholders

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of February 2, 2021 (the “Agreement Date”), by and among Veracyte, Inc., a Delaware corporation (“Acquirer”), Delight Merger Sub I, a Delaware corporation and wholly owned subsidiary of Acquirer (“Merger Sub I”), Delight Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Acquirer (“Merger Sub II” and together with Merger Sub I, the “Merger Subs”), Decipher Biosciences, Inc., a Delaware corporation (the “Company”), and Fortis Advisors LLC, a Delaware limited liability company, as the stockholders’ agent (the “Stockholders’ Agent”). Certain other capitalized terms used herein are defined in Exhibit A.
Recitals
A.    Acquirer, Merger Sub and the Company intend to effect a merger of Merger Sub I with and into the Company, pursuant to which the Company would survive and become a wholly owned subsidiary of Acquirer (the “First Merger”) in accordance with this Agreement and Delaware Law, and as part of the same overall transaction, promptly after the First Merger, the surviving entity of the First Merger will merge with and into Merger Sub II, with Merger Sub II surviving as a wholly owned subsidiary of (the “Second Merger” and, collectively or in seriatim with the First Merger, as appropriate, the “Merger”), in accordance with this Agreement and Delaware Law.
B.    Unless Acquirer makes the Single-Merger Cash Election that disqualifies the Merger from being treated as a reorganization pursuant to Section 368(a), the parties hereto intend that (a) the First Merger and the Second Merger, be considered together as a single integrated transaction for U.S. federal income Tax purposes, and shall together qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, and (b) this Agreement is, and is hereby adopted as, a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a).
C.    The board of directors of the Company (the “Company Board”) has carefully considered the terms of this Agreement and has unanimously (1) declared this Agreement, the Merger and the other transactions contemplated by this Agreement and the documents referenced herein (collectively, the “Transactions”), upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of the Company and the Company Stockholders, (2) approved this Agreement in accordance with Applicable Law, and (3) adopted a resolution directing that the adoption of this Agreement be submitted to the Company Stockholders for consideration and recommending that all of the Company Stockholders adopt this Agreement and approve the Merger.
D.    The board of directors (or equivalent) of each Merger Sub has (1) declared this Agreement, the Merger and the other Transactions, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of such Merger Sub and its sole stockholder or member, as applicable, and (2) adopted a resolution recommending that Acquirer, as the sole stockholder or member, as applicable, of such Merger Sub, adopt this Agreement and approve the Merger.
E.    The board of directors of Acquirer has approved this Agreement and the Transactions, including the Merger and the issuance of shares of Acquirer Common Stock in connection therewith, upon the terms and subject to the conditions set forth herein.
F.    Concurrently with the execution of this Agreement, and as a condition and inducement to Acquirer’s and Merger Sub’s willingness to enter into this Agreement, each of the individuals listed under the heading “Key Employees” on Annex A (each, a “Key Employee,” and together, the “Key Employees”) has executed Acquirer’s employment offer letter, together with a confidential information and invention assignment agreement and other employment-related agreements (together, an “Offer Letter”).
G.    Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Acquirer’s and Merger Subs’ willingness to enter into this Agreement, the Company Stockholders identified on Annex B (the “Specified Stockholders”), are executing a stockholder agreement in substantially the form attached hereto as Exhibit B (the “Stockholder Agreement”).
Now, Therefore, in consideration of the representations, warranties, covenants, agreements and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
The Merger
1.1.    The Merger.
(a)    The Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the Delaware Law, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and become a wholly owned subsidiary of Acquirer (sometimes referred to herein as the “First Step Surviving Entity”). Upon the terms and subject to the conditions set forth herein in accordance with the Delaware Law, at the Second Effective Time, the First Step Surviving Entity shall merge with and into Merger Sub II, the separate corporate existence of the First Step Surviving Entity shall cease and Merger Sub II shall continue as the surviving entity (sometimes referred to herein as the “Surviving Entity”).
(b)    Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of Delaware Law.
(c)    Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Transactions (the “Closing”) shall take place remotely by electronic exchange of signatures and deliveries, at (i) 10:00 a.m. Pacific Time on a date to be agreed by Acquirer and the Company, which date shall be no later than the second Business Day following the date on which all of the conditions set forth in Article VI have been satisfied or waived (other than those conditions that, by their terms, are intended to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or (ii) such other time as Acquirer and the Company agree. The date on which the Closing occurs is sometimes referred to herein as the “Closing Date.”
(d)    Effective Time. A certificate of merger satisfying the applicable requirements of Delaware Law in substantially the form attached hereto as Exhibit C-1 (the “First Certificate of Merger”) shall be duly executed by the Company and, concurrently with or as soon as practicable following the Closing, delivered to the Secretary of State of the State of Delaware for filing. The Merger shall become effective upon the filing of the First Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as Acquirer and the Company agree and specify in the First Certificate of Merger (the “Effective Time”). Promptly following the Effective Time, but in no event later than one Business Day thereafter, the First Step Surviving Entity and Merger Sub II shall cause a certificate of merger satisfying the applicable requirements of the Delaware Law in substantially the form attached hereto as Exhibit C-2 (the “Second Certificate of Merger”) to be duly executed by Merger Sub II and delivered to the Secretary of State of the State of Delaware for filing (the time of acceptance by the

Secretary of State of the State of Delaware of such filing being referred to herein as the “Second Effective Time”). Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, except as otherwise agreed pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and the Merger Subs shall vest in the Surviving Entity, and all debts, liabilities and duties of the Company and the Merger Subs shall become the debts, liabilities and duties of the Surviving Entity.
(e)    Certificate of Incorporation and Bylaws; Directors and Officers.
(i)    Unless otherwise determined by Acquirer and the Company prior to the Effective Time, at the Effective Time: (A) the certificate of incorporation of the First Step Surviving Entity shall be amended and restated as of the Effective Time to read as set forth in the First Certificate of Merger, until thereafter amended as provided by Delaware Law; (B) the bylaws of the First Step Surviving Entity shall be amended and restated as of the Effective Time to be identical (other than as to name) to the bylaws of Merger Sub I as in effect immediately prior to the Effective Time; and (C) the directors and officers of Merger Sub I immediately prior to the Effective Time shall be the only directors and officers of the First Step Surviving Entity immediately after the Effective Time until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Entity.
(ii)    Unless otherwise determined by Acquirer and the Company prior to the Effective Time, at the Second Effective Time: (i) the certificate of formation of Merger Sub II, as in effect immediately prior to the Second Effective Time, shall be amended in its entirety to read as set forth in the Second Certificate of Merger, until thereafter amended as provided by Delaware Law; (ii) the limited liability company agreement of Merger Sub II, as in effect immediately prior to the Second Effective Time, shall become the limited liability company agreement of the Surviving Entity, until thereafter amended as provided by Delaware Law, the certificate of formation of Merger Sub II and such limited liability company agreement; and (iii) the managers and officers of Merger Sub II immediately prior to the Second Effective Time shall remain the sole managers and officers of the Final Surviving Entity immediately after the Second Effective Time until their respective successors are duly appointed or admitted.
1.2.    Closing Deliveries.
(a)    Acquirer Deliveries. Acquirer shall deliver the following documents to the Company at or prior to the Closing:
(i)    a certificate, dated as of the Closing Date, executed on behalf of Acquirer by a duly authorized officer of Acquirer to the effect that each of the conditions set forth in Section 6.2(a) and Section 6.2(b) has been satisfied;
(ii)    an Escrow Agreement, in substantially the form attached hereto as Exhibit D (the “Escrow Agreement”), dated as of the Closing Date and executed by Acquirer and the Escrow Agent; and
(iii)    a Paying Agent Agreement, in substantially the form attached hereto as Exhibit E (the “Paying Agent Agreement”), dated as of or prior to the Closing Date and executed by Acquirer and the Paying Agent.
(b)    Company Deliveries. The Company shall deliver the following documents to Acquirer at or prior to the Closing:

(i)    a certificate, dated as of the Closing Date and executed on behalf of the Company by its Chief Executive Officer, to the effect that each of the conditions set forth in Section 6.3(a) and Section 6.3(b) has been satisfied;
(ii)    a certificate, dated as of the Closing Date and executed on behalf of the Company by its Secretary, certifying (A) the certificate of incorporation of the Company (the “Certificate of Incorporation”) in effect as of immediately prior to the Closing, (B) the bylaws of the Company (the “Bylaws”) in effect as of immediately prior to the Closing and (C) the resolutions of the Company Board (I) declaring this Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of the Company and the Company Stockholders, (II) approving this Agreement in accordance with the Delaware Law and (III) directing that the adoption of this Agreement be submitted to the Company Stockholders for consideration and recommending that all of the Company Stockholders adopt this Agreement and approve the Merger;
(iii)    letters of resignation reasonably satisfactory to Acquirer from each director of the Company and each Subsidiary in office immediately prior to the Closing;
(iv)    unless otherwise requested by Acquirer in writing no less than three Business Days prior to the Closing Date, a true, correct and complete copy of resolutions adopted by the Company Board or any applicable committee thereof, certified by the Secretary of the Company, authorizing the termination of each of the Company Employee Plans that are intended to constitute a 401(k) arrangement (the “401(k) Plan”) and the Company Option Plan, with such termination to be effective as of the day immediately preceding the Closing Date and contingent upon Closing;
(v)    the Spreadsheet;
(vi)    the Company Closing Financial Certificate;
(vii)    Foreign Investment in Real Property Act (“FIRPTA”) documentation, consisting of (A) a notice to the IRS, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), in substantially the form attached hereto as Exhibit F-1, dated as of the Closing Date and executed by the Company, together with written authorization for Acquirer to deliver such notice form to the IRS on behalf of the Company after the Closing, and (B) a FIRPTA Notification Letter, in substantially the form attached hereto as Exhibit F-2, dated as of the Closing Date and executed by the Company;
(viii)    the Certificate of Merger, executed by the Company;
(ix)    payoff letters or similar instruments in form and substance reasonably satisfactory to Acquirer with respect to all Company Debt for borrowed money as described in Section 5.18 hereof (“Payoff Letters”);
(x)    a parachute payment waiver, in substantially the form attached hereto as Exhibit G (the “Parachute Payment Waiver”), executed by each Person who executed such a waiver pursuant to Section 5.15;
(xi)    the Escrow Agreement, dated as of the Closing Date, and executed by the Stockholders’ Agent;

(xii)    the Paying Agent Agreement, dated as of the Closing Date, and executed by the Stockholders’ Agent; and
(xiii)    all release agreements executed by each Promised Option Grantee who has executed a waiver and release of any rights of such Person to receive any Company Options or other Equity Interests of the Company or any Subsidiary in exchange for the consideration set forth therein.
1.3.    Effect on Capital Stock, Options and Warrants.
(a)    Treatment of Equity. Upon the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the Merger and without any action on the part of any party hereto, any Company Securityholder or any other Person:
(i)    Company Capital Stock. Each share of Company Capital Stock held by a Company Stockholder immediately prior to the Effective Time (other than Dissenting Shares and shares that are owned by the Company as treasury stock) shall be cancelled and automatically converted into the right to receive, subject to and in accordance with Section 1.4, the Per Share Consideration.
(ii)    Company Options. Each Company Option (whether vested or unvested) that is unexpired, unexercised and outstanding as of immediately prior to the Effective Time shall be cancelled and extinguished as of immediately prior to the Effective Time, and no such Company Option shall be substituted with any equivalent option or right to purchase or otherwise acquire any Acquirer Common Stock or other Equity Interests of Acquirer. Upon cancellation thereof, each such Company Option that has an exercise price less than the Per Share Total Value (each, an “In-the-Money Company Option”) shall be automatically converted into the right to receive, subject to and in accordance with Section 1.4, the Option Consideration. Each Company Option that is not an In-the-Money Company Option shall be cancelled and extinguished without consideration and without any present or future right to receive any portion of the Merger Consideration.
(iii)    Company Warrants. Each Company Warrant that is unexpired, unexercised and outstanding as of the Effective Time shall be cancelled and extinguished, and no such Company Warrant shall be substituted with any equivalent option or right to purchase or otherwise acquire any Acquirer Common Stock or other Equity Interests of Acquirer. Upon cancellation thereof, each such Company Warrant that has an exercise price less than the Per Share Total Value (each, an “In-the-Money Company Warrant”) shall be automatically deemed to be net exercised and converted into the right to receive, subject to and in accordance with Section 1.4, the Warrant Consideration. Each Company Warrant that is not an In-the-Money Company Warrant shall be cancelled and extinguished without consideration and without any present or future right to receive any portion of the Merger Consideration.
(b)    Treatment of Company Capital Stock Owned by the Company. At the Effective Time, all shares of Company Capital Stock that are owned by the Company as treasury stock immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof or payment of any cash or other property or consideration therefor and shall cease to exist.
(c)    Treatment of Merger Sub I Capital Stock. At the Effective Time, by virtue of the First Merger and without any action on the part of Acquirer, Merger Sub I or any other Person, each share of capital stock of Merger Sub I that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the First Step Surviving Entity (and the shares of the First Step Surviving Entity into which the shares of Merger Sub I capital stock are so converted shall be the only shares of the First Step Surviving Entity’s capital stock that are issued and outstanding immediately after the Effective Time). From and after the Effective Time, each certificate evidencing ownership of a number of shares of Merger Sub I capital stock will evidence ownership of such number of shares of common stock of the First Step Surviving Entity.
(d)    Treatment of Merger Sub II Capital Stock. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Acquirer, Merger Sub II or any other Person, each share of capital stock of Merger Sub II that is issued and outstanding immediately prior to the Second Effective Time shall be converted into and become one share of common stock of the Surviving Entity (and the shares of the Surviving Entity into which the shares of Merger Sub II capital stock are so converted shall be the only shares of the Surviving Entity’s capital stock that are issued and outstanding immediately after the Second Effective Time). From and after the Second Effective Time, each certificate evidencing ownership of a number of shares of Merger Sub II capital stock will evidence ownership of such number of shares of common stock of the Surviving Entity.
(e)    Treatment of Options and Warrants. Prior to the Effective Time, the Company shall take all actions necessary to (i) terminate the Company Option Plan as of the Effective Time, and (ii) ensure that, as of immediately prior to the Effective Time, all Company Options and all Company Warrants are subject to the applicable treatment described in Section 1.3(a).
(f)    Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock or Acquirer Common Stock occurring after the Agreement Date and prior to the Effective Time, all references herein to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.
(g)    Appraisal Rights. Notwithstanding anything to the contrary contained herein, any Dissenting Shares shall not be converted into the right to receive the applicable portion of the Merger Consideration, but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to the Delaware Law. Each holder of Dissenting Shares who, pursuant to the Delaware Law, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with the Delaware Law (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then any such shares shall immediately be deemed to have converted at the Effective Time into the right to receive the applicable portion of the Merger Consideration in respect of such shares as if such shares never had been Dissenting Shares, and Acquirer shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 1.4(a), following the satisfaction of the applicable conditions set forth in Section 1.4(a), the applicable portion of the Merger Consideration as if such shares never had been Dissenting Shares. The Company shall provide to Acquirer prompt notice of any demands for appraisal or purchase received by the Company, withdrawals of such demands and any other instruments related to such demands served pursuant to the Delaware Law and received by the Company, and Acquirer shall have the right to direct all negotiations and proceedings with respect to such demands under the Delaware Law. The Company shall not, except with the prior written consent of Acquirer, or as otherwise required under the Delaware Law, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares. Subject to Section 8.2, the payout of consideration under this Agreement to the Company Stockholders (other than in respect of Dissenting Shares, which shall be treated as provided in this Section 1.3(g) and under the Delaware Law) shall not be affected by the exercise or potential exercise of appraisal rights under the Delaware Law by any other Company Stockholder.
(h)    Rights Not Transferable. The rights of each Company Stockholder under this Agreement as of immediately prior to the Effective Time are personal to such Company Stockholder and shall not be transferable for any reason, other than by operation of law, will or the laws of descent and distribution. Any attempted transfer of such right by any holder thereof (other than as permitted by the immediately preceding sentence) shall be null and void.
(i)    Fractional Shares. No fractional shares of Acquirer Common Stock will be issued, and no cash in lieu of fractional shares of Acquirer Common Stock shall be paid in connection with the Merger. Any holder of Company Capital Stock, Company Options and Company Warrants who would otherwise be entitled to receive a fraction of a share of Acquirer Common Stock (after aggregating all fractional shares of Acquirer Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender by such holder of a letter of transmittal in accordance with Section 1.4) and any accompanying documents as required therein, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Acquirer Closing Stock Price.
(j)    No Interest. Notwithstanding anything to the contrary contained herein, no interest shall accumulate on the amount of consideration issuable or payable in connection with the consummation of the Merger and the other Transactions.
1.4.    Payment and Exchange Procedures.
(a)    Company Stockholders; Surrender of Certificates.
(i)    Promptly (and in any event within two Business Days) after the Effective Time, Acquirer, or the Paying Agent, shall deliver a letter of transmittal with instructions for use thereof in substantially the form attached hereto as Exhibit H (including any applicable attachments thereto and/or other documentation required thereby, the “Letter of Transmittal”) to every holder of record of Company Capital Stock (as listed on the Spreadsheet) issued and outstanding as of the date hereof. The Letter of Transmittal shall specify that delivery of the certificates or instruments that immediately prior to the Effective Time represented issued and outstanding shares of Company Capital Stock (the “Stock Certificates”) shall be effected, and risk of loss and title to the Stock Certificates shall pass, only upon receipt thereof by SRS Acquiom Inc. (the “Paying Agent”) (or, in the case of any lost, stolen or destroyed Stock Certificate, compliance with Section 1.4(a)(iii)), together with a properly completed Letter of Transmittal, duly executed on behalf of each Person effecting the surrender of such Stock Certificates. Upon delivery to the Paying Agent of (A) a Stock Certificate (to the extent the applicable shares of Company Capital Stock are certificated) and (B) a duly executed Letter of Transmittal (collectively, “Exchange Documentation”), the holder of such Company Capital Stock shall be entitled to receive in exchange therefor the portion of the Merger Consideration that such holder has the right to receive pursuant to Section 1.3(a)(i) (subject to Section 1.4(f)), if any.
(ii)    Prior to or on the Closing Date, Acquirer shall (i) pay, or cause to be paid, by wire transfer of immediately available funds, an amount equal to the aggregate amount of cash that all Company Securityholders have the right to receive pursuant to Section 1.3

(subject to Section 1.4(g)), in trust, to the Paying Agent, and (ii) deposit, or cause to be deposited, the aggregate number of shares of Acquirer Common Stock that all Company Stockholders have the right to receive pursuant to Section 1.3(a)(i) (subject to Section 1.4(g)), in trust, to the Paying Agent, in each case, for distribution to the Company Stockholders in accordance with the Spreadsheet pursuant to the terms hereof. Within two Business Days after the later of the Effective Time and the date of delivery to the Paying Agent of all Exchange Documentation applicable to any holder of record of Company Capital Stock, (A) such holder shall be delivered the amount of cash and number of shares of Acquirer Common Stock that such Company Stockholder has the right to receive pursuant to Section 1.3(a)(i) (subject to Section 1.4(f)). No portion of such cash or shares of Acquirer Common Stock shall be paid or payable or issued or issuable to the holder of any shares of Company Capital Stock until the holder of record of such shares submits validly executed Exchange Documentation in accordance with the terms hereof.
(iii)    If any Stock Certificate (to the extent the applicable shares of Company Capital Stock are certificated) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such document to be lost, stolen or destroyed and, if required by Acquirer or the Paying Agent, the execution of a customary indemnity agreement and/or delivery of a bond in form reasonably satisfactory to Acquirer and the Paying Agent, the Paying Agent will deliver in exchange for such lost, stolen or destroyed document the applicable portion of the Merger Consideration in accordance with Section 1.4(a)(ii).
(b)    Option Payments. Acquirer shall, no later than the first regular payroll date that is at least ten Business Days following the Closing Date, cause the Option Consideration payable with respect to Employee Options to be delivered to each Company Optionholder for his or her Company Options, through the issuance of shares of common stock of Acquirer to such Company Optionholder with respect to the stock portion of such Option Consideration and the payment of the cash portion of such Option Consideration through Acquirer’s or the Surviving Entity’s payroll system in accordance with standard payroll practices and subject to any required withholding for applicable Taxes with respect to such Option Consideration. In the event that a Company Optionholder receives a portion of such Company Optionholder’s Option Consideration in cash, Acquirer or the Surviving Entity, as applicable as set forth in this Section 1.4, shall withhold any amounts from the cash portion of such Company Optionholder’s Option Consideration sufficient to cover the tax withholding obligation of the Company on both the cash portion and the stock portion of the Option Consideration payable to such Company Optionholder. Acquirer shall cause the Option Consideration payable in respect of Non-Employee Options, to be delivered to each Company Optionholder for his or her Non-Employee Options, through the issuance of shares of common stock of Acquirer to such Company Optionholder with respect to the stock portion of such Option Consideration and the payment of the cash portion of such Option Consideration through Acquirer’s or the Surviving Entity’s standard accounts payable procedures.
(c)    Warrant Payments. Within two Business Days after the Closing Date, Acquirer shall cause the Warrant Consideration to be delivered by the Paying Agent to each Company Warrantholder for its Company Warrants through the issuance of shares of common stock of Acquirer to such Company Warrantholder with respect to the stock portion of such Warrant Consideration and the payment to such Company Warrantholder of the cash portion of such Warrant Consideration in accordance with Section 1.3(a)(iii).
(d)    Escrow Amount. Notwithstanding anything to the contrary in the other provisions of this Article I, Acquirer shall withhold from the cash portion of the Merger Consideration payable to each Company Securityholder under the MIP or pursuant to Section 1.3(a)(i), Section 1.3(a)(ii) and/or Section 1.3(a)(iii) such Company Securityholder’s Pro Rata Share of the Escrow Amount, and

shall deposit the Escrow Amount with Acquiom Clearinghouse LLC as escrow agent (the “Escrow Agent”) (the aggregate amount of cash so held by the Escrow Agent from time to time, the “Escrow Fund”), which Escrow Fund shall be governed by this Agreement and the Escrow Agreement. The Escrow Fund shall be available for the benefit of Acquirer to satisfy any adjustment made in Acquirer’s favor pursuant to Section 1.6 and shall be distributed in accordance therewith. The adoption of this Agreement and the approval of the Transactions by the Company Stockholders shall constitute, among other things, approval of the Escrow Fund and the withholding of the applicable portion of the Escrow Amount from each Company Securityholder by Acquirer. No portion of the Escrow Fund (or any beneficial interest therein) may be pledged, subjected to any Encumbrance, sold, assigned or transferred by any Company Securityholder or be taken or reached by any legal or equitable process in satisfaction of any debt or other Liability of any Company Securityholder, in each case, prior to the distribution of such portion of the Escrow Fund to such Company Securityholder in accordance with Section 1.6, if any.
(e)    Company Transaction Expenses; Closing Indebtedness.
(i)    At the Closing, Acquirer shall cause pay, or cause to be paid, any Company Debt that is incurred but unpaid as of the Closing, and for which the Company has delivered a Payoff Letter to Acquirer in accordance with Section 1.2(b), by wire transfer of immediately available funds to such account or accounts as will have been designated in the applicable payoff letters or similar instruments in order to satisfy such Company Debt, in each case, in accordance with the Spreadsheet.
(ii)    At the Closing, Acquirer shall cause pay, or cause to be paid, any Company Transaction Expense that is incurred but unpaid as of the Closing and payable to a non-employee service provider, and for which the Company has delivered to Acquirer a final invoice, statement or other written acknowledgement as described in Section 5.9(b) hereof, by wire transfer of immediately available funds to such account or accounts as will have been designated in the applicable invoices or similar instruments in form and substance reasonably satisfactory to Acquirer with respect to all such Company Transaction Expenses in order to satisfy such Company Transaction Expenses, in each case, in accordance with the Spreadsheet.
(f)    No Liability. Notwithstanding anything to the contrary in this Section 1.4, no party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law.
(g)    Unclaimed Consideration. Each Company Securityholder who does not comply with the exchange procedures set forth in and contemplated by this Section 1.4 shall look only to Acquirer (subject to abandoned property, escheat and similar Applicable Law) for its claim, only as a general unsecured creditor thereof, to any portion of the Merger Consideration issuable or payable pursuant to Section 1.3(a). Notwithstanding anything to the contrary contained herein, if any Company Securityholder has not submitted a Letter of Transmittal on the Business Day prior to the date on which the applicable portion of the Merger Consideration issuable or payable to such Company Securityholder pursuant to Section 1.3(a) would otherwise escheat to, or become the property of, any Governmental Entity, any amounts issuable or payable to such Company Securityholder pursuant to Section 1.3(a) shall, to the extent permitted by Applicable Law, become the property of Acquirer, free and clear of all claims or interests of any Person previously entitled thereto.
(h)    Legends. Acquirer shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any shares of Acquirer Common Stock to be received in the Merger by Company Securityholders who may be considered “affiliates” of Acquirer for purposes of Rules 144 and 145 under the Securities Act, reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Acquirer Common Stock.

1.5.    No Further Ownership Rights in the Company Capital Stock, Company Options or Company Warrants. The applicable portion of the Merger Consideration paid or payable or issued or issuable following the surrender for exchange of the Company Capital Stock, Company Options and Company Warrants in accordance with this Agreement shall be paid or payable or issued or issuable in full satisfaction of all rights pertaining to the shares of Company Capital Stock, Company Options and Company Warrants, and there shall be no further registration of transfers on the records of the Surviving Entity of shares of Company Capital Stock, Company Options or Company Warrants that were issued and outstanding immediately prior to the Effective Time.
1.6.    Purchase Price Adjustment.
(a)    Pursuant to Section 5.12, the Company shall deliver the Company Closing Financial Certificate to Acquirer not later than five Business Days prior to the Closing Date.
(b)    Within 60 days after the Closing, Acquirer shall deliver to the Stockholders’ Agent a statement (the “Acquirer Adjustment Statement”) setting forth Acquirer’s calculation of (i) the aggregate amount of the Company Cash, (ii) the aggregate amount of outstanding Company Debt, and (iii) the aggregate amount of Company Transaction Expenses, in each case, as of immediately prior to the Effective Time, and (iv) any Company Transaction Expenses pursuant to Section 5.11(b) (collectively, the “Acquirer Adjustment Calculations”), together with supporting documentation and calculations.
(c)    The Stockholders’ Agent may object to the Acquirer Adjustment Calculations set forth in the Acquirer Adjustment Statement by providing written notice of such objection, together with supporting documentation and calculations, to Acquirer within 30 days after Acquirer’s delivery of the Acquirer Adjustment Statement (the “Notice of Objection”). Any matters not expressly set forth in the Notice of Objection shall be deemed to have been accepted by the Stockholders’ Agent on behalf of the Company Securityholders. During such 30-day period and thereafter until the final determination of the (i) the aggregate amount of the Company Cash, (ii) the aggregate amount of outstanding Company Debt, and (iii) the aggregate amount of Company Transaction Expenses, in each case, as of immediately prior to the Effective Time, the Stockholders’ Agent and its advisors (including, without limitation, its independent accounting firm) shall be provided with reasonable access (including remote access to the extent reasonably practicable) to the relevant financial books and records (subject to the execution of customary work paper access letters and a confidentiality agreement with Acquirer on customary terms) and personnel of the Company to enable it to verify the Acquirer Adjustment Calculations.
(d)    If the Stockholders’ Agent timely provides the Notice of Objection, then Acquirer and the Stockholders’ Agent shall confer in good faith for a period of up to 10 Business Days following Acquirer’s timely receipt of the Notice of Objection in an attempt to resolve any disputed matter set forth in the Notice of Objection, and any resolution by them shall be set forth in a written agreement executed by each of Acquirer and the Stockholders’ Agent and shall be final and binding on the parties hereto and the Company Securityholders.
(e)    If, after the 10 Business Day period set forth in Section 1.6(d), Acquirer and the Stockholders’ Agent cannot resolve any matter set forth in the Notice of Objection, then Acquirer and the Stockholders’ Agent shall engage Deloitte Touche Tohmatsu Limited or, if such firm is not able or willing to so act, another independent and nationally recognized auditing firm acceptable to both Acquirer and the Stockholders’ Agent (the “Reviewing Accountant”), to review only the matters in the Notice of Objection that are still disputed by Acquirer and the Stockholders’ Agent and the Acquirer Adjustment Calculations to the extent relevant thereto. After such review and a review of the Company’s relevant books and records, the Reviewing Accountant shall promptly (and in any event within 30 days following its engagement) determine the resolution of such remaining disputed matters, which determination shall be final and binding on the parties hereto and the Company Securityholders, and the Reviewing

Accountant shall provide Acquirer and the Stockholders’ Agent with a calculation of, as applicable, (i) the aggregate amount of the Company Cash, (ii) the aggregate amount of outstanding Company Debt and/or (iii) the aggregate amount of Company Transaction Expenses, in each case, as of immediately prior to the Effective Time, in accordance with such determination.
(f)    If the Adjusted Cash Consideration, calculated based on (i) the aggregate amount of the Company Cash, (ii) the aggregate amount of outstanding Company Debt and (iii) the aggregate amount of Company Transaction Expenses, in each case, as finally determined pursuant to Section 1.6(b), Section 1.6(d) and/or Section 1.6(e), as the case may be (the “Final Adjusted Cash Consideration”), is:
(A)    $50,000 (or more) less than the Adjusted Cash Consideration as set forth in the Company Closing Financial Certificate (such difference, a “Shortfall Amount”), then (1) Acquirer and the Stockholders’ Agent shall jointly instruct the Escrow Agent to release the Shortfall Amount from the Escrow Fund to Acquirer; provided that if the Shortfall Amount shall exceed the amount of the Escrow Fund, then Acquirer shall have the further right to make a claim against each Company Securityholder for its Pro Rata Share of such excess amount, and by its adoption of this Agreement and approval of the Merger, each Company Securityholder shall be deemed to have consented to such claim by Acquirer and agrees not to object to such claim and to pay such claimed amount to Acquirer as and where directed within five Business Days of receipt of such claim, and (2) if there is any amount remaining in the Escrow Fund following the release and distribution of the Shortfall Amount pursuant to clause (1), Acquirer and the Stockholders’ Agent shall jointly instruct the Escrow Agent to release such amount (less any amount of Stimulus Funds the Company received that Acquirer, in good faith, reasonably believes may become subject to repayment, which amount may be withheld only until such time as any portion thereof that is required to be repaid is finally determined and any such required repayment amount shall be paid from the Escrow Fund) to the Paying Agent and Surviving Entity, as applicable, for further distribution to the Company Securityholders in accordance with their respective Pro Rata Shares thereof, upon the terms and subject to the conditions set forth in Section 1.4; or
(B)    $50,000 (or more) greater than the Adjusted Cash Consideration as set forth in the Company Closing Financial Certificate (such difference, an “Excess Amount”), then (1) Acquirer shall promptly wire the Excess Amount to the Paying Agent or Surviving Entity, as applicable, for further distribution to the Company Securityholders in accordance with their respective Pro Rata Shares thereof, and (2) Acquirer and the Stockholders’ Agent shall jointly instruct the Escrow Agent to release the full amount of the Escrow Fund to the Paying Agent and Surviving Entity, as applicable, for further distribution to the Company Securityholders in accordance with their respective Pro Rata Shares thereof, upon the terms and subject to the conditions set forth in Section 1.4.
(g)    The fees, costs and expenses of the Reviewing Accountant shall be allocated between the Stockholders’ Agent (on behalf of the Company Securityholders), on the one hand, and Acquirer, on the other hand, in the same proportion that the aggregate amount of the disputed items submitted to the Reviewing Accountant that is unsuccessfully disputed by each such party (as finally determined by the Reviewing Accountant) bears to the total amount of such disputed items so submitted.
(h)    Any payments made pursuant to this Section 1.6 shall be treated as adjustments to the Merger Consideration for all Tax purposes to the maximum extent permitted under Applicable Law.
1.7.    Tax Consequences.

(a)    Unless Acquirer makes the Single-Merger Cash Election that disqualifies the Merger from being treated as a reorganization pursuant to Section 368(a), the parties hereto acknowledge and agree that, for U.S. federal and applicable state income tax purposes, the Mergers are intended to be treated as integrated steps in a single transaction and together qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3, and for purposes of Sections 354 and 368 of the Code and the Treasury Regulations thereunder. Except for Acquirer’s representations and covenants in Sections 3.11, 3.13 and 5.13(b), neither Acquirer nor the Merger Subs make any representations or warranties to the Company or to any Company Securityholder regarding the Tax treatment of the Merger, or any of the Tax consequences to the Company or any Company Securityholder of this Agreement, the Merger or the other Transactions or the other agreements contemplated by this Agreement. The Company acknowledges that the Company and the Company Securityholders are relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other Transactions and the other agreements contemplated by this Agreement.
(b)    Notwithstanding the provisions of Section 1.7, or any other provisions herein to the contrary, if Acquirer delivers, in its sole discretion, a Cash Increase Notice that increases the Election Date Cash Percentage to more than seventy percent (70%) (the “Single-Merger Cash Election”), the parties hereto acknowledge and agree that (i) the Second Merger shall be eliminated from this Agreement, (ii) the provisions regarding Merger Sub II and the Second Effective Time shall be eliminated from this Agreement and the Company shall become the Surviving Entity following the First Merger, (iii) the provisions regarding qualification of the Transactions as a “reorganization” within the meaning of Section 368(a) of the Code shall be eliminated from this Agreement, and (iv) it shall be intended that the First Merger be treated as a taxable sale of shares of Company Capital Stock by the Company Stockholders to Acquirer for U.S. federal and applicable state income Tax purposes. Notwithstanding anything to the contrary herein and for the avoidance of doubt, the number of shares of Acquirer Common Stock issuable in the Merger shall in all events be determined solely by reference to the Acquirer Stock Price.
1.8.    Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the applicable Company Securityholder when due, and such applicable Company Securityholder shall, each at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees. The parties shall use their reasonable best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any such Taxes.
1.9.    Withholding Rights. Acquirer and each of its Affiliates (including after the Effective Time, the First Step Surviving Entity) shall be entitled to deduct and withhold from the Merger Consideration and from any other payments otherwise required pursuant to this Agreement, such amount in cash and/or shares of Acquirer Common Stock as Acquirer and/or such Affiliates is required to deduct and withhold with respect to any deliveries and payments under the Code or any provision of state, local, provincial or foreign Tax law. Other than with respect to payments of Option Consideration hereunder or other payments treated as compensation hereunder, Acquirer will, or will cause its withholding agent to, request and provide recipients of payments pursuant to this Agreement an opportunity to provide documentation establishing exemptions from or reductions of such Tax withholding. To the extent that the amounts are so deducted or withheld and paid to or credited by the applicable Governmental Entity in accordance with Applicable Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid or issued, as applicable, to such Person in respect of which such deduction and withholding was made.
1.10.    Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Surviving Entity are fully authorized, in the name and on behalf of the Company or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.
ARTICLE II
Representations and Warranties of the Company
Subject to the disclosures set forth in the disclosure letter of the Company delivered to Acquirer concurrently with the execution of this Agreement (the “Company Disclosure Letter”), and each of which disclosures shall also be deemed to be representations and warranties made by the Company to Acquirer under this Article II), the Company represents and warrants to Acquirer as follows:
2.1.    Organization, Standing, Power and Subsidiaries.
(a)    The Company and each of the Subsidiaries is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization. Each of the Company and the Subsidiaries has the requisite corporate power to own, operate, use, distribute and lease its properties and to conduct the Business and is duly licensed or qualified to do business and is in good standing in each jurisdiction where the nature of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate with any such other failures, would not reasonably be expected to be material with respect to the Company and the Subsidiaries (taken as a whole). The Company has made available to Acquirer a true, correct and complete copy of the certificate of incorporation and bylaws or other equivalent organizational or governing documents, as applicable, of the Company and each Subsidiary, in each case, as amended to date and as in effect on the date hereof. Neither the Company nor any Subsidiary is in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational or governing documents in any material respect.
(b)    Schedule 2.1(b) of the Company Disclosure Letter sets forth a true, correct and complete list of each subsidiary of the Company and its jurisdiction of incorporation (the “Subsidiaries”). The Company is the owner of all of the issued and outstanding Equity Interests of each Subsidiary, free and clear of all Encumbrances, and all such Equity Interests are duly authorized, validly issued, fully paid and non-assessable and are not subject to any preemptive right or right of first refusal created by statute, the certificate of incorporation and bylaws or other equivalent organizational or governing documents, as applicable, of such Subsidiary or pursuant to any Contract to which such Subsidiary is a party or by which it is bound. There are no outstanding subscriptions, options, warrants, “put” or “call” rights, exchangeable or convertible securities or other Contracts of any character relating to the issued or unissued capital stock or other securities of any Subsidiary, or otherwise obligating the Company or any of the Subsidiaries to issue, transfer, sell, purchase or redeem or otherwise acquire or sell any such securities. Except for the Subsidiaries, the Company has no Subsidiaries or any other Equity Interest, whether direct or indirect, in, or any loans to, any corporation, partnership, limited liability company, joint venture or other business entity.
(c)    Neither the Company nor any of the Company Stockholders has ever approved or commenced any proceeding or made any election contemplating the dissolution or liquidation of the Company or any Subsidiary or the winding up or cessation of the business or affairs of the Company or any Subsidiary. There are no outstanding and currently effective powers of attorneys executed by or on behalf of the Company or the Subsidiaries (except, in the case of a Subsidiary, in favor of the Company).
2.2.    Capital Structure.

(a)    The authorized Company Capital Stock consists solely of (i) 53,069,609 shares of Company Common Stock, and (ii) 41,809,255 shares of Company Preferred Stock, of which 1,889,506 are designated as Company Series 1 Preferred Stock, 14,382,061 are designated as Company Series 2 Preferred Stock, 19,570,000 are designated as Company Series 3 Preferred Stock and 5,967,688 are designated as Company Series 4 Preferred Stock. A total of 2,248,385 shares of Company Common Stock, 1,889,506 shares of Company Series 1 Preferred Stock, 14,382,061 shares of Company Series 2 Preferred Stock, 19,570,000 shares of Company Series 3 Preferred Stock and 4,355,528 shares of Company Series 4 Preferred Stock are issued and outstanding as of the Agreement Date, and there are no other issued and outstanding shares of Company Capital Stock and, except as set forth on Schedule 2.2(a) of the Company Disclosure Letter, no commitments or Contracts to issue any shares of Company Capital Stock to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries are bound, other than pursuant to the exercise of Company Options under the Company Option Plans that are outstanding as of the Agreement Date or the exercise of Company Warrants that are outstanding as of the Agreement Date. Neither the Company nor any of the Subsidiaries holds any treasury shares.
(b)    Schedule 2.2(b) of the Company Disclosure Letter sets forth, as of the Agreement Date, (i) a true, correct and complete list of the Company Stockholders of record and the number and type of shares of capital stock of the Company so owned by such Company Stockholder, and (ii) the number of shares of Company Common Stock that would be owned by such Company Stockholder assuming conversion of all shares of Company Preferred Stock so owned by such Person after giving effect to all anti-dilution and similar adjustments on the Agreement Date. All issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free and clear of any subscription, preemptive, “put” or “call” rights created by statute, the Company’s organizational documents or any Contract to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or any of their assets are bound, other than pursuant to the Certificate of Incorporation, the Bylaws or any Contract set forth on Schedule 2.2(b) of the Company Disclosure Letter (the “Existing Equity Documents”), or, to the Knowledge of the Company, any other Encumbrances. Neither the Company nor any of the Subsidiaries has ever declared or paid any dividends on any shares of Company Capital Stock. There is no Liability for dividends accrued and unpaid by the Company or the Subsidiaries. The Company and the Subsidiaries are not under any obligation as of the Agreement Date to register under the Securities Act or any other Applicable Law any shares of Company Capital Stock, any Equity Interests or any other securities of the Company or any of the Subsidiaries. All issued and outstanding shares of Company Capital Stock and all Company Options and Company Warrants were issued in compliance in all material respects with Applicable Law and all requirements set forth in the Certificate of Incorporation, the Bylaws, the Company Option Plan (if applicable) and any applicable Contracts to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or any of their assets are bound. No director or officer of Acquirer set forth on Schedule A attached hereto (the “Acquirer Persons”) holds Equity Interests of the Company that represent five percent (5%) or more of the Fully-Diluted Company Common Stock as of the Agreement Date (any such individual, a “Five Percent Holder”).
(c)    As of the Agreement Date, the Company has reserved 7,249,890 shares of Company Common Stock for issuance to employees, non-employee directors and consultants pursuant to the Company Option Plans, of which 7,259,297 shares are subject to outstanding and unexercised Company Options and 265,125 shares remain available for issuance thereunder. Schedule 2.2(c) of the Company Disclosure Letter sets forth, as of the Agreement Date, a true, correct and complete list of all Company Optionholders, and each Company Option, whether or not granted under the Company Option Plan, including the number of shares of Company Capital Stock subject to each Company Option, the “date of grant” of such Company Option (as defined under Treasury Regulation 1.409A-1(b)(5)(vi)(B)), the exercise price per share, the term of each Company Option, and the Company Option Plan under which such Company Option was granted (if any). None of the Company Options are early exercisable. A true, correct and complete copy of the Company Option Plan (including copies of all forms of Contracts relating to the grant of Company Options) have been made available to Acquirer, and such

Company Option Plans and Contracts have not been amended, modified or supplemented since being made available to Acquirer. The terms of the Company Option Plans permit the treatment of Company Options as provided herein, without notice to, or the consent or approval of, the Company Optionholders, the Company Stockholders or otherwise.
(d)    Schedule 2.2(d) of the Company Disclosure Letter sets forth, as of the Agreement Date, a true, correct and complete list of all Company Warrantholders, including the number of shares and type of Company Capital Stock subject to each Company Warrant, the date of grant, the exercise or vesting schedule (and the terms of any acceleration thereof), the exercise price per share and the term of each Company Warrant. True, correct and complete copies of each Company Warrant have been made available to Acquirer, and such Company Warrants have not been amended or supplemented since being made available to Acquirer, and there are no Contracts providing for the amendment or supplement of such Company Warrants. The terms of the Company Warrants permit the treatment of Company Warrants as provided herein, without notice to, or the consent or approval of, the Company Warrantholders, the Company Stockholders or otherwise and without any acceleration of the exercise schedule or vesting provisions in effect for such Company Warrants.
(e)    As of the Agreement Date, there are no authorized, issued or outstanding Equity Interests of the Company other than shares of Company Capital Stock, Company Options and Company Warrants. Other than as set forth on Schedules 2.2(b), 2.2(c) and 2.2(d), of the Company Disclosure Letter, as of the Agreement Date, no Person has any Equity Interests of the Company or any of the Subsidiaries, stock appreciation rights, stock units, share schemes, calls or rights, or is party to any Contract of any character to which the Company or any of the Subsidiaries or a Company Securityholder is a party or by which it or its assets is bound, (i) obligating the Company or any of the Subsidiaries or a Company Securityholder to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Equity Interests of the Company or any of the Subsidiaries or other rights to purchase or otherwise acquire any Equity Interests of the Company or any of the Subsidiaries, whether vested or unvested, or (ii) obligating the Company or any of the Subsidiaries to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such Company Option, Company Warrant, call, right or Contract. Schedule 2.2(e) of the Company Disclosure Letter sets forth, as of the Agreement Date, a true, correct, and complete list of individuals (each individual, a “Promised Option Grantee”) who have been offered an opportunity to receive Company Options or any other equity incentive award (the “Promised Option Grants”) under an offer letter from, Contract with or other commitment from the Company (which has not expired, been rescinded or rejected), but who have not been granted such Promised Option Grants, including the number of Company Options (or any other equity) offered, the start date or anticipated start date of such Promised Option Grantee.
(f)    No Company Debt granting its holder the right to vote on any matters on which any Company Securityholder may vote (or that is convertible into, or exchangeable for, securities having such right) is issued or outstanding as of the Agreement Date (collectively, “Company Voting Debt”).
(g)    Other than the Existing Equity Documents, there are no Contracts relating to voting, purchase, sale or transfer of any Company Capital Stock (i) between or among the Company or any of the Subsidiaries, on the one hand, and any Company Securityholder, on the other hand, other than written Contracts granting the Company the right to purchase unvested shares upon termination of employment or service with the Company or any of the Subsidiaries, and (ii) to the Knowledge of the Company, between or among any of the Company Securityholders.
2.3.    Authority; Non-contravention.
(a)    The Company has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents and, subject to obtaining the Company Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Company and the Subsidiaries, subject to obtaining the Company Stockholder Approval. This Agreement has been, and each other Transaction Document has been or will be, duly executed and delivered by the Company and, assuming the due execution and delivery of such Transaction Document by the other parties hereto, constitutes or, when executed and delivered, will constitute, the valid and binding obligation of the Company enforceable against the Company in accordance with its terms subject only to the effect, if any, of (i) applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
(b)    The Company Board has unanimously (i) declared that this Agreement and the Transactions upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of the Company and the Company Stockholders, (ii) approved this Agreement in accordance with Applicable Law and (iii) directed that the adoption of this Agreement to the Company Stockholders for consideration and recommended that all of the Company Stockholders adopt this Agreement and approve the Merger. The affirmative votes of (i) the holders of at least a majority of the outstanding shares of Company Common Stock and Company Preferred Stock (voting together as a single voting class on an as-converted to Company Common Stock basis) and (ii) the holders of at least a majority of the outstanding shares of Company Series 3 Preferred Stock and Company Series 4 Preferred Stock (voting together as a single class on an as-converted basis) are the only votes of the holders of Company Capital Stock necessary to adopt this Agreement under the Delaware Law, the Certificate of Incorporation and the Bylaws, each as in effect at the time of such adoption and approval (collectively, the “Company Stockholder Approval”). The Company is not subject to the provisions of Section 2115 of the California Corporations Code.
(c)    The execution and delivery of this Agreement and the other Transaction Documents by the Company does not, and the consummation of the Transactions will not, (i) result in the creation of any Encumbrance on any of the material assets of the Company or any of the Subsidiaries or any of the shares of Company Capital Stock or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the Certificate of Incorporation, the Bylaws or other equivalent organizational or governing documents of the Company or any of the Subsidiaries, in each case as amended to date, (B) any Material Contract or any Company Authorization or (C) except as described in Section 2.3(d) below, any Applicable Law, except in the case of clause (B) and (C) as would not reasonably be expected to be material with respect to the Company and the Subsidiaries (taken as a whole).
(d)    No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to the Company or any of the Subsidiaries in connection with the execution and delivery of this Agreement or any other Transaction Document or the consummation of the Transactions, except for (i) the filing of the First Certificate of Merger and the Second Certificate of Merger, as provided in Section 1.1(d), (ii) compliance with any applicable requirements of the HSR Act and any other Antitrust Law, and (iii) such other consents, approvals, Orders, authorizations, registrations, declarations, filings and notices that, if not obtained or made, would not adversely affect, and would not reasonably be expected to materially and adversely affect, the Company’s or any of the Subsidiaries’ ability to perform or comply with the covenants, agreements or obligations of the Company herein or in any other Transaction Document or to consummate the Transactions in accordance with this Agreement or any other Transaction Document and Applicable Law.

(e)    The Company and each of the Subsidiaries, the Company Board and the Company Stockholders have taken all actions such that the restrictive provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested shareholder” or other similar anti-takeover statute or regulation, and any anti-takeover provision in the organizational or governing documents of the Company and the Subsidiaries will not be applicable to any of Acquirer, the Company, any of the Subsidiaries or the Surviving Entity, or to the execution, delivery, or performance of this Agreement or the Stockholder Agreements, or to the Transactions or the Company Stockholder Approval.
2.4.    Financial Statements; No Undisclosed Liabilities.
(a)    The Company has delivered to Acquirer its audited, consolidated financial statements for the 12-month periods ended December 31, 2018 and December 31, 2019, and unaudited, consolidated financial statements for the nine-month period ended September 30, 2020 (including, in each case, balance sheets, statements of operations and statements of cash flows) (collectively, the “Financial Statements”), which are included as Schedule 2.4(a) of the Company Disclosure Letter. The Financial Statements (i) are derived from and in accordance with the books and records of the Company in all material respects, (ii) fairly and accurately present, in all material respects, the consolidated financial condition of the Company at the dates therein indicated and the consolidated results of operations and cash flows of the Company for the periods therein specified (subject, in the case of unaudited interim period financial statements, to normal recurring year-end audit adjustments, none of which individually or in the aggregate are or will be material in amount), (iii) are true, correct and complete in all material respects and (iv) were prepared in accordance with GAAP, except for the absence of footnotes in the unaudited Financial Statements, applied on a consistent basis throughout the periods involved.
(b)    Neither the Company nor any Subsidiary has any Liabilities of any nature other than (i) those set forth and adequately provided for in the balance sheet included in the Financial Statements as of September 30, 2020 (such date, the “Company Balance Sheet Date” and such balance sheet, the “Company Balance Sheet”) (ii) those incurred in the conduct of the Company’s business since the Company Balance Sheet Date in the ordinary course of business and do not result from any breach of Contract, warranty, infringement, tort or violation of Applicable Law, (iii) the Company Transaction Expenses, (iv) those that are executory obligations under the Contracts of the Company or the Subsidiaries made available to Acquirer, or (v) those that would not, or would not reasonably be expected to, be material to the Company or the Business. Except for Liabilities reflected in the Financial Statements, the Company has no off-balance sheet Liability of any nature to, or any financial interest in, any third parties or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Company. All reserves that are set forth in or reflected in the Company Balance Sheet have been established in accordance with GAAP consistently applied.
(c)    Schedule 2.4(c) of the Company Disclosure Letter sets forth a true, correct and complete list of all Company Debt, including, for each item of Company Debt, the agreement governing the Company Debt and the interest rate, maturity date, any assets securing such Company Debt and any prepayment or other penalties payable in connection with the repayment of such Company Debt at the Closing.
(d)    Schedule 2.4(d) of the Company Disclosure Letter sets forth the names and locations of all banks and other financial institutions at which the Company maintains accounts and the names of all Persons authorized to make withdrawals therefrom.
(e)    The accounts receivable of the Company and any Subsidiary (the “Accounts Receivable”) as reflected on the Company Balance Sheet arose in the ordinary course of business and represent bona fide claims against debtors for sales and other charges, and have been collected or, to the Knowledge of the Company, are collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts provided for in the Company Balance Sheet. Allowances for doubtful accounts have been prepared in accordance with GAAP consistently applied. The Accounts Receivable arising after the Company Balance Sheet Date and before the Closing Date (i) arose or shall arise in the ordinary course of business, (ii) represented or shall represent bona fide claims against debtors for sales and other charges and (iii) have been collected or, to the Knowledge of the Company, are collectible in the book amounts thereof, less allowances for doubtful accounts determined in accordance with GAAP consistently applied and the Company’s past practice. None of the Accounts Receivable is subject to any outstanding written claim of offset, recoupment, set-off or counter-claim and, to the Knowledge of the Company, there are no facts or circumstances (whether asserted or unasserted) that would reasonably be expected to give rise to any such claim. Except as listed on Schedule 2.4(e) of the Company Disclosure Letter, no Person has any Encumbrance on any Accounts Receivable (other than Permitted Encumbrances).
(f)    The Company and each Subsidiary has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of the Company and the Subsidiaries are being executed and made in accordance with appropriate authorizations of its management and board of directors in all material respects, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP in all material respects, and (B) to maintain accountability for assets, and (iii) for the prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Company and the Subsidiaries. Since August 1, 2018, none of the Company, any Subsidiary, the Company’s independent auditors nor, to the Knowledge of the Company, any current or former employee, consultant or director of the Company or the Subsidiaries, has identified or been made aware of any fraud, whether or not material, that involves Company’s management or other current or former employees, consultants or directors of the Company or the Subsidiaries who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or the Subsidiaries, or any claim or allegation regarding any of the foregoing. None of the Company or any Subsidiary and, to the Knowledge of the Company, any Representative of the Company or the Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Company and the Subsidiaries, any of their internal accounting controls or any material inaccuracy in the financial statements of the Company or the Subsidiaries. There are no significant deficiencies or material weaknesses in the design or operation of the internal controls of the Company or the Subsidiaries that would reasonably be expected to adversely affect the ability of the Company and the Subsidiaries to record, process, summarize and report financial data. At the Company Balance Sheet Date, there were no material loss contingencies (as such term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 450) that are not adequately provided for in the Company Balance Sheet as required by such Topic 450.
(g)    As of its filing date with the SEC, the Company Registration Statement did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.
(h)    The Company has not applied for or accepted (i) any loan pursuant to the PPP in Section 1102 and Section 1106 of the CARES Act, respectively, or (ii) any funds pursuant to the Economic Injury Disaster Loan program or an advance on an Economic Injury Disaster Loan pursuant to Section 1110 of the CARES Act.
2.5.    Absence of Changes.

(a)    Since the date of the Company Balance Sheet to execution of this Agreement on the Agreement Date, no event has occurred that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company and the Subsidiaries, taken as a whole.
(b)    Since the date of the Company Balance Sheet to execution of this Agreement on the Agreement Date, (i) the Company and the Subsidiaries have conducted the Business only in the ordinary course of business, and (ii) neither the Company nor any of the Subsidiaries has done, caused or permitted any action that would constitute a breach of Section 4.2 (other than clauses (d) and (e) of Section 4.2) if such action were taken by the Company or any of the Subsidiaries, as applicable, without the written consent of Acquirer, between the Agreement Date and the earlier of the termination of this Agreement and the Effective Time.
2.6.    Litigation. There is no Legal Proceeding to which the Company or any of the Subsidiaries is a party pending before any Governmental Entity, or, to the Knowledge of the Company, threatened against the Company, any of the Subsidiaries or any of their respective assets or any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any of the Subsidiaries) except for any such Legal Proceeding that would not reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole. There is no Order in effect against the Company or any of the Subsidiaries, or any of their assets, or, to the Knowledge of the Company, any of their directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any of the Subsidiaries). Neither the Company nor any of the Subsidiaries has any Legal Proceeding pending against any other Person.
2.7.    Restrictions on Business Activities. As of the Agreement Date, there is no Contract or Order binding upon the Company or any of the Subsidiaries that restricts or prohibits, purports to restrict or prohibit, has or would reasonably be expected to have, whether before or after consummation of the Merger, the effect of prohibiting, restricting or impairing any current or presently proposed business practice of the Company or any of the Subsidiaries, any acquisition of property by the Company or any of the Subsidiaries or the conduct or operation of the Business or, excluding restrictions on the use of Third-Party Intellectual Property contained in the applicable written license agreement therefor, limiting the freedom of the Company or any of the Subsidiaries to (i) engage or participate, or compete with any other Person, in any line of business, market or geographic area with respect to the Company Products or the Company Intellectual Property, or to make use of any Company Intellectual Property, including any grants by the Company of exclusive rights or licenses or (ii) sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, databases, data, parts or services.
2.8.    Compliance with Laws; Governmental Permits.
(a)    Since August 1, 2018, the Company and each of the Subsidiaries has been in material compliance with and is not in material violation of any Applicable Laws and has not received any written notice or other formal communication of violation with respect to any Applicable Laws, including any communications pertaining to any alleged dispute, investigation, violation, sanction, fine or other similar penalty to or from any Governmental Entity.
(b)    The Company and each of the Subsidiaries has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant or other authorization of a Governmental Entity (i) pursuant to which the Company or any of the Subsidiaries currently operates or holds any interest in any of its assets or properties or (ii) that is required for the conduct of the Business or the holding of any such interest, in each case, except for any such Company Authorizations where a failure of the Company or any of the Subsidiaries to obtain same would not be material to the Company or the Business (each a “Company Authorization”), and all such material Company Authorizations are in full force and effect. Neither the Company nor any of the Subsidiaries has received any written notice or other formal written communication from any Governmental Entity since August 1, 2018 regarding (i) any material violation of any Company Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Authorization that is or would be reasonably likely to be material to the Business or the Company. Since August 1, 2018, the Company and each of the Subsidiaries has materially complied with all of the terms of the Company Authorizations. None of the Company Authorizations will be terminated or materially impaired, in whole or in part, as a result of the consummation of the Transactions.
(c)    Except as expressly disclosed in Section 2.8(g) of the Company Disclosure Letter, since August 1, 2018, the Company and the Subsidiaries have been in compliance in all material respects with all applicable Health Laws, including those relating to laboratory developed tests and (i) all products under development by or on behalf of the Company and the Subsidiaries have been researched, developed, tested, manufactured, handled, labeled, packaged, stored, supplied, distributed, imported, and exported, as applicable in compliance in all material respects with applicable Health Laws; (ii) all non-clinical, pre-clinical, and clinical trials conducted by or on behalf of the Company and the Subsidiaries have been conducted in compliance in all material respects with applicable protocols and applicable Health Laws. Without limiting the generality of the foregoing, the Company and the Subsidiaries are, and have been at all times since August 1, 2018, duly certified in accordance with the Clinical Laboratory Improvement Amendment of 1988 (“CLIA”). Since August 1, 2018, the Company and the Subsidiaries are in compliance in all material respects with all applicable CLIA requirements, and no suspension, revocation, termination, sanction, corrective action or limitation of any CLIA certification or accreditation is pending or, to the Knowledge of the Company, is threatened. Since August 1, 2018, the Company and the Subsidiaries are in compliance in all material respects with all applicable state licensure requirements necessary to conduct testing in their laboratories. Since August 1, 2018, the Company and the Subsidiaries have not received any written notice or other written communication from any Health Authority (including a warning, untitled or notice of violation letter or Form FDA-483) alleging any material violation of any Health Law, including any failure to maintain systems and programs adequate to ensure compliance with any such Health Laws or any material violation of or failure to comply in all material respects with any such Health Laws with respect to obtaining premarket clearance or approval, or contesting the premarket clearance or approval of, the uses of or the labeling and promotion of any product subject to any Health Law. The Company and the Subsidiaries have not received any written notice from any Governmental Entity or any institutional review board since August 1, 2018 alleging any material violation of any Health Law pertaining to any non-clinical laboratory studies, pre-clinical, or clinical tests requiring the termination, suspension or investigation of any such studies or testing of the Company Products, or otherwise adversely restricting the study or testing of any Company Product.
(d)    The Company and the Subsidiaries are not subject to any enforcement, regulatory, or administrative proceedings by the FDA or other Governmental Authority relating to or arising under any Health Law and, to the Knowledge of the Company, no such proceedings have been threatened. There is no civil, criminal, or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, proceeding, or request for information pending against the Company or the Subsidiaries, and the Company and the Subsidiaries have no material liability (whether actual or contingent) outstanding against the Company or the Subsidiaries for failure to comply in all material respects with applicable Health Laws or applicable contractual requirements of managed care organizations or third-party payors providing reimbursement coverage for the Company Products. To the Knowledge of the Company, there is no act, omission, event, or circumstance since August 1, 2018 that would reasonably be expected to give rise to or lead to any such action, suit, demand, claim, complaint, hearing, investigation, notice, demand letter, warning letter, proceeding, or request for information or any such liability pertaining to noncompliance with any applicable Health Laws or applicable contractual requirements of managed care organizations or third-party payors providing reimbursement coverage for the Company Products. To the Knowledge of the Company, there are no facts, circumstances or conditions since August 1, 2018 that would reasonably be expected to form the basis for any such action against the Company or any of the Subsidiaries, in each case arising under any Health Law or applicable contractual requirements of managed care organizations or third-party payors providing reimbursement coverage for the Company Products. To the Knowledge of the Company, since August 1, 2018, there has not been any material violation of any Health Laws by the Company in its product development efforts, submissions, record keeping, and reports to any Governmental Entity that would reasonably be expected to require or lead to investigation, corrective action, or enforcement, regulatory, or administrative action. Without limiting the generality of the foregoing, since August 1, 2018, the Company and the Subsidiaries have filed with the applicable Governmental Authority all materially required filings and reports under applicable Health Laws, and all such filings and reports were in material compliance with applicable Health Laws when filed, and no material deficiencies have been asserted in writing by any applicable Governmental Authority with respect to any such filings and reports that have not been subsequently corrected. There are no civil or criminal proceedings pending against the Company, the Subsidiaries, or any of the Company’s or Subsidiaries’ employees which involve a matter within or related to any Health Laws.
(e)    The Company represents that it has made available to Acquirer true and complete copies of all correspondence, pre-submissions, submissions and other communications with any Governmental Authority regarding any Health Laws other than immaterial correspondence of an administrative nature since August 1, 2018. The Company represents that it has made available to Acquirer true and complete copies of all agreements entered into since August 1, 2018 and that remain in effect with all Persons pursuant to which the Company has agreed to make payment to such Person for the collection, handling, and/or processing of tissue or other specimens for testing.
(f)    The Company has never, and to the Knowledge of the Company none of its employees or other Persons engaged by the Company or the Subsidiaries have ever committed a wrongful act for which FDA has or could invoke its Fraud, Untrue Statements of Material Facts, Bribery, And Illegal Gratuities Final Policy, referred to as the Application Integrity Policy, as set forth in the Federal Register on September 10, 1991, at 56 Fed. Reg. 46191 or made an untrue statement of a material fact or fraudulent statement, failed to disclose a material fact, or committed any other act that establishes a reasonable basis for any other Governmental Entity to invoke a similar policy under applicable Health Laws.
(g)    The Company represents that it has never been, and to the Knowledge of the Company, that none of its employees or other Persons engaged by the Company or the Subsidiaries have ever been, (a) debarred (under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. §335a (a) and (b)), (b) convicted of a crime for which a Person can be debarred, (c) threatened to be debarred, or (d) indicted for a crime or otherwise engaged in conduct for which a Person can be debarred.
2.9.    Title to, Condition and Sufficiency of Assets; Real Property.
(a)    Each of the Company and the Subsidiaries has good and marketable title to, or valid leasehold interests in, all of its material properties and assets, real and personal, reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties and assets, sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business) free and clear of all Encumbrances, except Permitted Encumbrances.
(b)    The assets and properties owned or used under a license or other Contract by each of the Company and the Subsidiaries (excluding Intellectual Property Rights, the sufficiency of which is covered in Section 2.10) (i) constitute all of the assets and properties that are necessary for the Company and the Subsidiaries to conduct, operate and continue the conduct of the Business in all material respects, and to sell and otherwise enjoy full rights to exploitation of its assets, properties and all products and services that are provided in connection with its assets and properties and (ii) constitute all of the assets and properties that are used in the conduct of the Business, without (A) the need for Acquirer to acquire or license any other material asset, property or Intellectual Property Right, or (B) the material breach or violation of any Contract.
(c)    Schedule 2.9(c) of the Company Disclosure Letter identifies each parcel of real property leased by the Company or any of the Subsidiaries. With respect to leased real property, each of the Company and the Subsidiaries, as applicable, holds valid leasehold interests in such properties and assets that afford the Company or such Subsidiary, as applicable, valid leasehold possession of the properties that are the subject of such leases, in each case, free and clear of all Encumbrances, except Permitted Encumbrances. The Company has made available to Acquirer true, correct and complete copies of all leases, subleases and other agreements under which the Company or any of the Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property or facility, including all modifications, amendments and supplements thereto. Neither the Company nor any of the Subsidiaries currently owns any real property.
2.10.    Intellectual Property.
(a)    As used herein, the following terms have the meanings indicated below:
(i)    “Company Intellectual Property” means any and all Company-Owned Intellectual Property and any and all Third-Party Intellectual Property that is licensed to, used or held for use by the Company or any of the Subsidiaries or otherwise used in the conduct of the Business.
(ii)    “Company Intellectual Property Agreements” means any Contract to which the Company or any of the Subsidiaries is a party or is otherwise bound and (A) pursuant to which the Company or any of the Subsidiaries has granted rights with respect to any Company Intellectual Property or licensed any Third-Party Intellectual Property, or (B) that otherwise governs any Company Intellectual Property.
(iii)    “Company-Owned Intellectual Property” means any and all Intellectual Property Rights that are owned or purported to be owned by the Company or any of the Subsidiaries.
(iv)    “Company Products” means all products or services produced, developed, marketed, licensed, sold, distributed or performed by or on behalf of the Company or any of the Subsidiaries, and all products or services currently under development by the Company or any of the Subsidiaries.
(v)    “Company Registered Intellectual Property” means any and all Company-Owned Intellectual Property that has been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Entity or other public or quasi-public legal authority, and any and all applications for any and all of the foregoing, including without limitation, the United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered Internet domain names and (iv) registered copyrights and applications for copyright registration, in each case registered or filed in the name of, or owned by, the Company or any of the Subsidiaries.

(vi)    “Company Websites” means all web sites owned, operated or hosted by the Company or through which the Company or any of the Subsidiaries or through which the Company or any of the Subsidiaries conducts the Business (including those web sites operated using the domain names listed in Schedule 2.10(b) of the Company Disclosure Letter), and the underlying platforms for such web sites.
(vii)    “Intellectual Property Rights” means any and all of the following and all rights in, arising out of, or associated therewith, which may exist or be created under the laws of any and all jurisdictions throughout the world, in any and all media, for the entire duration of such rights: (a) patents, industrial property rights, utility models, industrial designs, and all applications therefor and all reissues, divisions, reexaminations, renewals, extensions, combinations, statutory invention registrations, provisionals, continuations and continuations-in-part thereof and equivalent or similar rights in, arising out of, or associated with inventions and discoveries anywhere in the world (whether or not patentable), including invention disclosures, improvements, concepts, methods, processes, protocols, specifications, designs, formulae, patterns, and techniques and other forms of technology; (b) rights in, arising out of or related to Confidential Information; (c) trade names, logos, trade dress, trademarks and service marks and other source identifiers, and all registrations and applications therefor, and any and all goodwill associated with and symbolized by the foregoing items; (d) `Internet domain names, domain name applications and registrations, Internet and World Wide Web URLs or addresses and similar rights, and any and all goodwill associated with and symbolized by the foregoing items; (e) works of authorship and rights in, arising out of, or associated therewith, including copyrights, copyright registrations and applications therefor and all other rights corresponding thereto, software, source code and executable code (whether embodied in software, firmware or otherwise), programs, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, files, records, schematics, data, data structures, databases, data compilations and collections, database rights, mask works, mask work rights, mask work registrations and applications therefor and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, genomic and/or patient data databases, and moral and economic rights of authors and inventors, however denominated; (f) rights of privacy and publicity; (g) all similar or equivalent rights to any and all of the foregoing in (a) through (f); (h) all tangible embodiments of the foregoing in (a) through (e) (including samples, summaries and studies); and (i) all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing.
(viii)    “Open Source Materials” means software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License).
(ix)    “Personal Data” means (A) any information relating to an identified or identifiable natural person or household including, without limitation, names, email addresses, phone numbers, job titles, employee identification numbers, location information, ZIP codes, Social Security Numbers, driver’s license numbers, government identification numbers, birthdates, addresses, resumes, credit or debit card numbers, financial account numbers, MAC addresses, IP addresses, unique device identifiers, Unique Identifier Headers (UDIH), serial numbers, account or authentication credentials, passwords and to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person or any other piece of information that allows the identification of a natural person or household is otherwise considered personally identifiable information, personal information, nonpublic personal information; (B) any information or data collected in relation to on-line, mobile or other electronic activities or communications that can reasonably be associated with a particular Person, household, user, computer, mobile or other device, or instance of any application or mobile application; (C) any information or data collected in relation to off-line activities or communications that can reasonably be associated with or that derives from a particular Person, household, user, computer, mobile or other device or instance of any application or mobile application, (D) any device ID, device activity data or data collected from a networked physical object, and (E) any of the foregoing data that is aggregated, anonymized or de-identified.
(x)    “Process” or “Processing” means, with respect to data, any operation or set of operations such as collection, receipt, recording, organization, safeguarding, security, structuring, storage, adaptation, enhancement, enrichment or alteration, ingestion, compilation, combination, retrieval, consultation, analysis, use, disclosure by transmission, sharing, transfer, dissemination or otherwise making available, alignment or combination, restriction, de-identification, erasure or destruction.
(xi)    “Third-Party Intellectual Property” means any and all Intellectual Property Rights owned or purported to be owned by a third party.
(b)    Company Registered Intellectual Property. Schedule 2.10(b) of the Company Disclosure Letter lists all Company Registered Intellectual Property, including, for each item: (i) the name of the applicant/registrant; (ii) the application or registration number; (iii) the jurisdictions in which it has been issued or registered or in which any application for such issuance and registration has been filed or the jurisdictions in which any other filing or recordation has been made; (iv) any other co-owners; and (v) all actions that are required to be taken by the Company within one hundred and eighty (180) days of the date provided in Schedule 2.10(b) of the Company Disclosure Letter in order to avoid prejudice to, impairment or abandonment of such Intellectual Property Rights (including all office actions, provisional conversions, annuity or maintenance fees or re-issuances). Except as noted in Schedule 2.10(b) of the Company Disclosure Letter, each item of Company Registered Intellectual Property is to the Knowledge of the Company valid (or in the case of applications, applied for), subsisting and enforceable, all registration, maintenance and renewal fees and Taxes currently due in connection with such Company Registered Intellectual Property have been paid and to the Knowledge of the Company, all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the Company’s and the Subsidiaries’ ownership interests therein. The Company has made available to Acquirer copies of all of the Company’s pending unpublished patent applications. To the Knowledge of the Company, there are no facts, information, or circumstances, including any information or facts that would constitute prior art, that would render any of the Company Registered Intellectual Property invalid or unenforceable, or would affect any pending application for any Company Registered Intellectual Property. Neither the Company nor any of the Subsidiaries has received written notice, other than with respect to ongoing examination of pending patent or trademark applications, of any pending, decided or settled opposition, interference, reexamination, injunction, lawsuit, proceeding, hearing, investigation, complaint, arbitration, mediation, demand, decree, or other dispute, disagreement, or adverse claim related to or challenging the Company’s ownership, legality, validity, or enforceability of any Company-Owned Intellectual Property, or alleging or seeking a finding of termination, abandonment, or other infirmity of any Company-Owned Intellectual Property (a “Dispute”) and, to the Knowledge of the Company, no such Dispute has been threatened. Neither the Company nor any of the Subsidiaries has misrepresented, or failed to disclose, any facts or circumstances in any application for any Company Registered Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or, that would otherwise affect the enforceability of any Company Registered Intellectual Property.
(c)    Sufficiency. To the Knowledge of the Company, each of the Company and the Subsidiaries has full title and exclusive ownership of, or is duly licensed under or otherwise authorized to use pursuant to a Contract enforceable against the Company or such Subsidiary, all Intellectual Property Rights that, to the Knowledge of the Company, are necessary to enable it to carry on the Business, free and clear of any Encumbrances (other than Permitted Encumbrances) and without any conflict with, misappropriation of, dilution of, infringement upon or other violation of the rights of other Persons. To the Knowledge of the Company, the Company Intellectual Property collectively constitutes all of the Intellectual Property Rights that are necessary for Acquirer’s conduct of, or that are used in or held for use for, the Business without the need for Acquirer to acquire or license any other intangible asset, intangible property or Intellectual Property Right, or the breach or violation of any Contract. No other Person has any ownership right, title, interest, or claim in any of the Company-Owned Intellectual Property.
(d)    Company Products. Schedule 2.10(d) of the Company Disclosure Letter lists all Company Products, and for each such Company Product (and each version thereof) describes its current state of development and identifies its currently projected final development or commercial release date.
(e)    No Assistance. At no time during the conception, reduction to practice, creation or development of any of the Company-Owned Intellectual Property that is solely-owned by the Company or any of the Subsidiaries or any developer, inventor or other contributor to such Company-Owned Intellectual Property operating under any grants from any Governmental Entity, educational institution or agency or private source, performing research sponsored by any Governmental Entity, educational institution or agency or private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any other Person that could adversely affect the Company’s rights in such Company-Owned Intellectual Property. No Governmental Entity, educational institution or agency or private source has any claim or right in or to the Company-Owned Intellectual Property that is solely-owned by the Company or any of the Subsidiaries.
(f)    Founders. All rights in, to and under all material Company-Owned Intellectual Property conceived, reduced to practice, created or developed by the Company’s or any of the Subsidiaries’ founders for or on behalf or in contemplation of the Company or any of the Subsidiaries (i) prior to the inception of the Company or any of the Subsidiaries or (ii) prior to their commencement of employment with the Company or any of the Subsidiaries, in each case have been duly and validly assigned to the Company or one of the Subsidiaries, and the Company and the Subsidiaries have no reason to believe that any such Person is unwilling to provide Acquirer or the Company with such cooperation as may reasonably be required to complete and prosecute all appropriate United States and foreign patent and copyright filings related thereto.
(g)    Invention Assignment and Confidentiality Agreement. With respect to Company-Owned Intellectual Property, the Company and the Subsidiaries have secured from all (i) current or former employees, consultants, service providers, advisors, independent contractors and vendors who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Intellectual Property Rights and/or Company Products for the Company or any of the Subsidiaries, not including any non-Company collaborator(s) of jointly-owned Intellectual Property, and (ii) named inventors of patents and patent applications for Company-Owned

Intellectual Property that is solely-owned by the Company or any of the Subsidiaries (any Person described in clause (i) or (ii), a “Company Author”), unencumbered and unrestricted exclusive ownership of, all of the Company Authors’ right, title and interest in and to such Intellectual Property Rights and Company Products, and the Company and the Subsidiaries have obtained the waiver of all non-assignable rights. No Company Author of Company-Owned Intellectual Property that is solely-owned by the Company or any of the Subsidiaries has retained any rights, licenses, claims or interest whatsoever with respect to any Intellectual Property Rights or Company Products developed by the Company Author for the Company or any of the Subsidiaries. Without limiting the foregoing, except as noted in Schedule 2.10(b) of the Company Disclosure Letter, the Company and the Subsidiaries have obtained valid and enforceable written proprietary information and invention disclosure and Intellectual Property Rights and work product assignments from all current and former Company Authors of Company-Owned Intellectual Property that is solely-owned by the Company or any of the Subsidiaries and, in the case of patents and patent applications, such assignments have been recorded with the relevant authorities in the applicable jurisdiction or jurisdictions as currently required for the purposes of prosecuting, maintaining and perfecting such Company-Owned Intellectual Property and recording the Company’s and the Subsidiaries’ ownership interests therein. The Company has made available to Acquirer copies of all forms of such invention disclosure and assignment documents currently and historically used by the Company and the Subsidiaries and, in the case of patents and patent applications, the Company has made available to Acquirer copies of all such assignments.
(h)    No Violation. To the Knowledge of the Company, no current or former founder, employee, consultant, service provider, advisor, independent contractor, subcontractor or vendor of the Company or any of the Subsidiaries is in violation of any term or covenant of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other Person by virtue of such founder’s, employee’s, consultant’s, service provider’s, advisor’s, independent contractor’s or subcontractor’s being employed by, or performing services for, the Company or any of the Subsidiaries or using trade secrets or proprietary information of other Persons without permission. Neither the execution nor delivery of this Agreement will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract of the type described above.
(i)    Confidential Information. The Company and the Subsidiaries have taken all reasonable steps that are required or necessary to maintain the confidentiality of Company Intellectual Property constituting trade secrets and protect and preserve the confidentiality of all material confidential or non-public information of the Company and the Subsidiaries (including trade secrets, know- how and other proprietary and confidential information, patient data and other databases, data compilations and collections, customer lists, supplier lists, schematics, algorithms and processes) or provided by any other Person to the Company or any of the Subsidiaries (“Confidential Information”). Since August 1, 2018, all current and former founders, employees, consultants, service providers, advisors, independent contractors, subcontractors and vendors of the Company or any of the Subsidiaries and any and all other Persons having access to material Confidential Information have executed and delivered to the Company and the Subsidiaries a written, legally binding agreement regarding the protection of such Confidential Information or are otherwise bound by obligations of confidentiality to the Company and the Subsidiaries. To the Knowledge of the Company, there has been no breach of confidentiality by the Company or any of the Subsidiaries or any other Person.
(j)    Non-Infringement. To the Knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement, dilution, misappropriation or other violation of any Company-Owned Intellectual Property by any other Person. Neither the Company nor any of the Subsidiaries has brought any Legal Proceeding for infringement, dilution, misappropriation or other violation of any

Company-Owned Intellectual Property. To the Knowledge of the Company, neither the Company nor any of the Subsidiaries has any Liability for infringement, dilution, misappropriation or other violation of any Third-Party Intellectual Property. To the Knowledge of the Company, the operation of the Business, including (i) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product and/or Company-Owned Intellectual Property and (ii) the Company’s or any of the Subsidiaries’ use of any product, device, process or service used in the Business as previously conducted and currently conducted has not, does not and will not infringe (directly or indirectly, including via contribution or inducement), dilute, misappropriate or violate any Third-Party Intellectual Property, breach any terms of service, click-through agreement or any other agreement or rules, policies or guidelines applicable to use of such Third-Party Intellectual Property, and does not constitute unfair competition or unfair trade practices. Neither the Company nor any of the Subsidiaries has been sued in any Legal Proceeding or since August 1, 2018, received any written communications (including any third-party reports by users) alleging that the Company any of the Subsidiaries has infringed, misappropriated, or violated or, by conducting the Business, would infringe, misappropriate, or violate any Intellectual Property Rights of any other Person. No Company-Owned Intellectual Property or Company Product is subject to any Legal Proceeding, Order, or settlement agreement that restricts in any manner the use, transfer or licensing thereof by the Company or any of the Subsidiaries, or that may affect the validity, use or enforceability of any Company-Owned Intellectual Property. Neither the Company nor any of the Subsidiaries has received any opinion of counsel that any Company Product or Company-Owned Intellectual Property or the operation of the Business, as previously or currently conducted, or as currently proposed to be conducted, infringes, dilutes, misappropriates or violates any Third-Party Intellectual Property.
(k)    Other Intellectual Property Agreements. With respect to the Company Intellectual Property Agreements, in addition and not in lieu of the representations and warranties set forth in Section 2.17:
(i)    at and after the Closing, the Surviving Entity (as a wholly owned subsidiary of Acquirer) will be permitted to exercise all of the Company’s and the Subsidiaries’ rights under the Company Intellectual Property Agreements to the same extent the Company and the Subsidiaries would have been able to had the Transactions not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company or any of the Subsidiaries would otherwise be required to pay;
(ii)    there are no disputes or Legal Proceedings (pending or to the Knowledge of the Company, threatened) regarding the scope of any Company Intellectual Property Agreements, or performance under any Company Intellectual Property Agreements including with respect to any payments to be made or received by the Company or any of the Subsidiaries thereunder;
(iii)    no Company Intellectual Property Agreement requires the Company or any of the Subsidiaries to include any Third-Party Intellectual Property in any Company Product or obtain any Person’s approval of any Company Product at any stage of development, licensing, distribution or sale of that Company Product;
(iv)    none of the Company Intellectual Property Agreements grant any other Person exclusive rights to or under any Company Intellectual Property;
(v)    none of the Company Intellectual Property Agreements grant any other Person the right to sublicense any Company Intellectual Property;
(vi)    the Company and the Subsidiaries have obtained valid, written, perpetual, non-terminable (other than for cause) licenses (sufficient for the conduct of the

Business) to all Third-Party Intellectual Property that is incorporated into, integrated or bundled by the Company or any of the Subsidiaries with any of the Company Products;
(vii)    no other Person that has licensed Intellectual Property Rights to the Company or any of the Subsidiaries has ownership or license rights to improvements or derivative works made by the Company or any of the Subsidiaries in the Third-Party Intellectual Property that has been licensed to the Company or any of the Subsidiaries; and
(viii)    neither the Company nor any of the Subsidiaries is obligated to pay any royalties or other payments to other Persons with respect to the marketing, sale, distribution, manufacture, license or use of any Company Products or Company-Owned Intellectual Property or any other property or rights.
(l)    Non-Contravention. None of the execution and performance of this Agreement, the consummation of the Transactions will result in (i) Acquirer or any of its Affiliates granting to any other Person any right to or with respect to any Intellectual Property Rights owned by, or licensed to, Acquirer any of its Affiliates, (ii) Acquirer or the Surviving Entity being obligated to pay any royalties or other material amounts to any other Person in excess of those payable by any of them, respectively, in the absence of this Agreement or the Transactions or (iii) any termination of, or other material impact to, any Company Intellectual Property. After the Closing, all Company-Owned Intellectual Property will be fully transferable, alienable or licensable by Acquirer and the Surviving Entity without restriction and without payment of any kind to any third party.
(m)    Software. Except as set forth on Schedule 2.10(m) of the Company Disclosure Letter, neither the Company-Owned Intellectual Property, nor any of the Company Products, include any computer software (in source code or object code form), any database specifications or designs, or any material proprietary information or algorithm contained in or relating to any software or database specifications or designs. All software that is used in the Business consists of “off the shelf” software, or software provided under cloud-based software subscription services, in each case, supplied by third party vendors. No software, other than “off the shelf” software or software provided by a third-party cloud-based service, is required for the application of the proprietary algorithms of the Company used to generate the reports that form part of, or relate to, Company Products.
(n)    Open Source Software. The Company and the Subsidiaries are in compliance with the terms and conditions of all licenses for the Open Source Materials. The Company and the Subsidiaries have not (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Company-Owned Intellectual Property or Company Products, (ii) distributed Open Source Materials in conjunction with any Company-Owned Intellectual Property or Company Products or (iii) used Open Source Materials, in such a way that, with respect to clauses (i) or (ii), creates, or purports to create, obligations for the Company or any of the Subsidiaries with respect to any Company-Owned Intellectual Property or grant, or purport to grant, to any other Person any rights or immunities under any Company-Owned Intellectual Property (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works or (C) be redistributable at no charge).
(o)    Information Technology. The information and communications technology infrastructure and systems operated by the Company or any of the Subsidiaries that are or have been used in the Business or in connection with the Company Products (the “ICT Infrastructure”) is protected by commercially reasonable security and disaster recovery arrangements, including taking and storing back-up copies (both on- and off- site) and measures designed to protect against the introduction of viruses to, and unauthorized access of, such infrastructure and systems. As of the Agreement Date, neither the Company nor any of the Subsidiaries has experienced any material disruption in or to the operation of the Business as a result of (A) any error, breakdown, substandard performance, failure or defect in any part of the ICT Infrastructure whether caused by any viruses, bugs, worms, software bombs or otherwise, lack of capacity or otherwise or (B) a breach of security in relation to any part of the ICT Infrastructure.
2.11.    Data Privacy and Security.
(a)    Since August 1, 2018, the Company and each of the Subsidiaries is, and at all times has been, in compliance, with:
(i)    “Applicable Privacy Laws”, meaning all applicable federal, state, provincial, local and foreign laws, rules, regulations, directives, governmental requirements, court opinions, and regulatory guidance pertaining to: data privacy, data security, cyber security, e-commerce, digital marketing and biometric data, including Del. Code Tit. 6 § 1205C, the Federal Trade Commission Act, the Fair Credit Reporting Act (15 U.S.C. § 1681 et seq.), as amended by the Fair and Accurate Credit Transactions Act, and the Gramm-Leach-Bliley Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act, information security breach notification laws (such as Cal. Civ. Code §§ 1798.29, 1798.82 - 1798.84), information privacy laws (such as the California Consumer Privacy Act of 2018, as amended by the Consumer Privacy Rights Act, Cal. Civil Code § 1798.100 et seq.), laws imposing minimum information security requirements (such as Cal. Civ. Code § 1798.81.5, 201 Mass. Code Reg. 17.00 and Nev. Rev. Stat. §§ 603A.210, 603A.215); laws requiring the secure disposal of records containing certain Personal Data (such as N.Y. Gen. Bus. Law § 399-H); and in each case the rules implemented thereunder (provided that the foregoing shall not include the Health Insurance Portability and Accountability Act of 1996 and state health information breach notification Laws, which are separately covered under Health Care Laws); and the European Union (“EU”) General Data Protection Regulation 2016/679 (“GDPR”), with effect from 25 May 2018, and EU Member State laws supplementing the GDPR, the EU Directive 2002/58/EC (“e-Privacy Directive”), as replaced from time to time, and EU Member State laws implementing the e-Privacy Directive, including laws regulating the use of cookies and other tracking means as well as unsolicited e-mail communications; laws imposing minimum information security and incident reporting requirements, including the EU Payment Services Directive 2, and their national implementing laws, laws requiring the secure disposal of records containing Personal Data, and in each case, the rules implemented thereunder.
(ii)    all Contracts (or portions thereof) by which the Company or any of the Subsidiaries is bound that are applicable to the Processing of (1) Personal Data or (2) any other Confidential Information (collectively, “Data Agreements”).
(b)    Since August 1, 2018, neither the Company nor any of the Subsidiaries have received any written notice of non-compliance with Applicable Privacy Laws from any Governmental Entity, nor is there pending, or has there ever been any, audit, proceeding, investigation, lawsuit, demand, or claim against the Company or any of the Subsidiaries regarding their Processing of Personal Data or Confidential Information since August 1, 2018. Neither the Company nor any of the Subsidiaries have purchased, received or shared any Personal Data obtained, maintained, stored, or collected by or for any third party, except to the extent permitted by Applicable Privacy Laws and in a manner consistent with the Privacy Policies or Data Agreements, as applicable.
(c)    Since August 1, 2018, the Company and the Subsidiaries have implemented and complied with written notices, policies and procedures relating to the Processing of Personal Data to the extent required by Applicable Privacy Laws, including, as applicable: a publicly posted website privacy policy on each Company Website, internal records and inventories of any and all Processing activities, vendor-onboarding processes and assessments, privacy impact assessments required for high risk processing of Personal Data, technical and organizational measures that are appropriate to the risk of the Processing of Personal Data, including a written information security program, data breach response plan and records of data breaches occurred, that are substantially complete, materially accurate and comply in all material respects with all Applicable Privacy Laws (“Privacy Policies”) as well as with all other written representations, statements, and commitments that the Company or any of the Subsidiaries has made to Persons with respect to such Personal Data (“Privacy Commitments”). Since August 1, 2018, the Company and the Subsidiaries have been and are in compliance, in all material respects with all such Privacy Policies and Privacy Commitments. Neither the execution, delivery, nor performance of this Agreement, nor the consummation of any of the Transactions will materially violate any of the Data Agreements, Privacy Policies, Privacy Commitments, or any Applicable Privacy Laws as they currently exist or existed at any time during which any of such Personal Data was collected or obtained.
(d)    To the Knowledge of the Company, there has been no accidental, unlawful or unauthorized destruction, loss, access, acquisition, use, alteration, modification, disclosure, or misuse of Personal Data or Confidential Information owned by, possessed by or controlled by (which includes such information in the possession, custody or control of a Sub-Processor), including any such incident that violates the Applicable Privacy Laws or that would require the Company or any of the Subsidiaries to notify any Person, Governmental Entity, data protection authority in the EEA or affected individuals under the Applicable Privacy Laws (collectively, a “Security Breach”).
2.12.    Taxes.
(a)    The Company and each of the Subsidiaries has properly completed and filed all income and other material Tax Returns required to be filed by it prior to the Closing Date, has paid all Taxes required to be paid by it (whether or not shown on any Tax Return). All income and other material Tax Returns were complete and accurate in all material respects and have been prepared in substantial compliance with Applicable Law. There is no claim for Taxes that has resulted in an Encumbrance against any of the assets of the Company or any of the Subsidiaries, other than liens for Taxes that are not yet due and payable.
(b)    The Company has delivered to Acquirer true, correct and complete copies of all U.S. federal and state income Tax Returns, examination reports and statements of deficiencies, adjustments and proposed deficiencies and adjustments in respect of the Company and any of the Subsidiaries for all Tax periods ending on or after December 31, 2017.
(c)    The Company Balance Sheet reflects all material Liabilities for unpaid Taxes of the Company and any of the Subsidiaries for periods (or portions of periods) through the Company Balance Sheet Date. Neither the Company nor any of the Subsidiaries has any material Liability for unpaid Taxes accruing after the Company Balance Sheet Date except for (i) Taxes arising in the ordinary course of business and consistent with past practice after the Company Balance Sheet Date and (ii) Transaction Payroll Taxes.
(d)    The Company has not received written notice from any Tax Authority of: (i) any past or pending audit of, or Tax controversy associated with, any Tax Return of the Company or any of the Subsidiaries, or (ii) any other procedure, proceeding or contest of any refund or deficiency in respect of Taxes pending or on appeal with any Governmental Entity, in each case that has not been resolved or paid in full. No extension of any statute of limitations on the assessment of any Taxes granted by the Company or any of the Subsidiaries is currently in effect and no agreement to any extension of time for filing any Tax Return that has not been filed is in place, in each case, other than pursuant to customary extensions of the due date for filing a Tax Return obtained in the ordinary course of business of not more than seven months. No written claim has ever been received by the Company or any of the Subsidiaries from any Governmental Entity in a jurisdiction where the Company or any of the Subsidiaries does not file Tax Returns that the Company or any of the Subsidiaries is or may be subject to taxation by that jurisdiction.
(e)    Neither the Company nor any of the Subsidiaries is party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement, and neither the Company nor any of the Subsidiaries has any Liability or potential Liability to another party under any such agreement, in each case, other than any such agreement entered into in the ordinary course of business the primary purpose of which is not Taxes.
(f)    Neither the Company nor any of the Subsidiaries has participated in, and is not currently participating in, a “Listed Transaction” within the meaning of Section 6707A(c)(2) of the Code or Treasury Regulation Section 1.6011-4(b)(2).
(g)    None of the Company, any of the Subsidiaries or any predecessor of the Company or any of the Subsidiaries is or has ever been a member of a consolidated, combined, unitary or aggregate group of which the Company (including any predecessor of the Company) was not the ultimate parent corporation.
(h)    Neither the Company nor any of the Subsidiaries has any Liability for the Taxes of any Person (other than the Company and the Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), by reason of being a member of a combined, consolidated, unitary, or other aggregate tax filing group, as a transferee or successor, by Contract (other than any such Contract entered into in the ordinary course of business the primary purpose of which is not Taxes), or otherwise by operation of Applicable Law.
(i)    Neither the Company nor any of the Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date, (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) executed on or prior to the Closing Date, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) with respect to a transaction occurring on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) election under Section 108(i) of the Code made on or prior to the Closing Date, (vi) any amount required to be included in income pursuant to Section 951 or Section 951A of the Code, or (vii) prepaid amount received on or prior to the Closing Date outside the ordinary course of business.
(j)    Neither the Company nor any of the Subsidiaries has received any private letter ruling from the IRS (or any comparable Tax ruling from any other Governmental Entity).
(k)    Neither the Company nor any of the Subsidiaries is a party to any joint venture, partnership or other Contract or arrangement that is properly treated as a partnership for U.S. federal income Tax purposes.
(l)    Except for Canada, neither the Company nor any of the Subsidiaries is subject to Tax in any jurisdiction other than its country of incorporation, organization or formation by virtue of having a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise having an office or fixed place of business in any country other than the country in which it is organized.

(m)    Neither the Company nor any of the Subsidiaries is, or has been, a “United States real property holding corporation” within the meaning of Section 897 of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(n)    Neither the Company nor any of the Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the Agreement Date or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.
(o)    The Company and the Subsidiaries have (i) to the extent they have availed themselves of the opportunity to defer the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, properly complied in all material respects with all requirements of applicable Tax Law in order to defer such Taxes, and (ii) to the extent they have availed themselves of Tax credits under Section 2301 of the CARES Act, properly complied in all material respects with all requirements of applicable Tax Law to claim such Tax credits.
(p)    The Company and each of the Subsidiaries have (i) complied in all material respects with all Applicable Law relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 1472 and 3406 of the Code or similar provisions under any foreign law), and (ii) withheld from employee wages or consulting compensation and paid over to the proper Governmental Entities (or is properly holding for such payment) all material amounts required to be so withheld and paid over under all Applicable Law, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws.
(q)    Neither the Company nor any of the Subsidiaries owns any interest in any controlled foreign corporation (as defined in Section 957 of the Code), passive foreign investment company (as defined in Section 1297 of the Code), or other entity (other than a Subsidiary of the Company) the income of which is required to be included in the income of the Company. Neither the Company nor any of the Subsidiaries is, or has ever been, required to include any amount in income for any taxable year as a result of the application of Section 965 of the Code.
(r)    No election has ever been made by or on behalf of the Company pursuant to Section 301.7701-3 of the Treasury Regulations promulgated under the Code electing for the Company to be classified as a partnership or disregarded entity for United States federal Tax purposes.
(s)    All material transactions between the Company, its Subsidiaries, and any related parties have been effected on an arm’s length basis in all material respects.
(t)    The Company has delivered to Acquirer true, correct and complete copies of all election statements under Section 83(b) of the Code, received by the Company or any of the Subsidiaries from employees, non-employee directors, consultants or other service providers. To the Knowledge of the Company, no payment to any Company Securityholder of any portion of the Merger Consideration issuable or payable pursuant to Section 1.3(a)(i) or Section 1.3(a)(iii) will result in compensation or other income to any Company Securityholder with respect to which Acquirer or the Company or any of the Subsidiaries would be required to deduct or withhold any Taxes.
(u)     Each nonqualified deferred compensation plan (within the meaning of Section 409A of the Code) to which the Company or any of the Subsidiaries is a party complies with the requirements of Section 409A(a) of the Code and any Treasury Regulations thereunder by its terms and has been operated in accordance with such requirements. No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code. The Company and the

Subsidiaries are under no obligation to pay any Taxes pursuant to Section 409A of the Code or to gross up any Taxes under Section 409A of the Code. The exercise price of all Company Options is and has at all times been at least equal to the fair market value of the Company Common Stock on the date such Company Options were granted (within the meaning of Treasury Regulation 1.409A-1(b)(5)(vi)(B)), and none of Acquirer, the Company or any of the Subsidiaries has incurred or will incur any Liability or obligation to withhold Taxes under Section 409A of the Code upon the vesting of any Company Options. All Company Options cover “service recipient stock” (as defined under Treasury Regulation 1.409A-1(b)(5)(iii)) with respect to the grantor thereof. All Company Options (including the exercise price or methodology for determining the exercise price and substantive terms thereof) have been appropriately authorized by the Company Board or an appropriate committee thereof as of the applicable date of grant. No Company Options have been retroactively granted, or the exercise price of any such Company Option determined retroactively, in any case, in contravention of any Applicable Law.
(v)    Except as set forth on Schedule 2.12(v) of the Company Disclosure Letter, there is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of the Company, any of the Subsidiaries or any ERISA Affiliate to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or their assets are bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or would reasonably be expected to, as a result of the Transactions (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that would reasonably be expected to be non-deductible under Section 162 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) or be characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law) and no amount paid or payable by the Company in connection with the Transactions, whether alone or in combination with another event, will not be deductible by the Company by reason of Section 280G of the Code. No securities of the Company or any of the Subsidiaries or any Company Securityholder is readily tradable on an established securities market or otherwise (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) such that the Company is ineligible to seek shareholder approval in a manner that complies with Section 280G(b)(5) of the Code. Neither the Company nor any of the Subsidiaries has ever had any obligation to report, withhold or gross up any excise Taxes under Section 280G or Section 4999 of the Code.
(w)    Neither the Company nor any of the Subsidiaries has knowingly taken or knowingly agreed to take any action that is not contemplated by this Agreement and that would reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, nor (in the absence of an All-Cash Single-Merger Election) is the Company or any of the Subsidiaries aware of any fact or circumstance that would reasonably be expected to prevent the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
2.13.    Employee Benefit Plans and Employee Matters.
(a)    Schedule 2.13(a) of the Company Disclosure Letter lists, with respect to the Company and the Subsidiaries and any trade or business (whether or not incorporated) that is treated as a single employer with the Company (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) each loan to an employee, (iii) all stock option, stock purchase, phantom stock, stock appreciation right, restricted stock unit, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iv) all bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans (including cash incentive plans), programs or arrangements, (v) all other fringe or employee benefit plans, programs or arrangements and (vi) all retention, change of control or executive compensation or severance agreements, including any employment or individual consulting agreements that provide for change of control, severance or termination benefits arrangements, in each case, written or otherwise, formal or informal, as to which any unsatisfied obligations of the Company or any of the Subsidiaries remain for the benefit of, or relating to, any present or former employee, consultant or non-employee director of the Company or any of the Subsidiaries (all of the foregoing described in clauses (i) through (vi), collectively, the “Company Employee Plans”).
(b)    The Company does not sponsor or maintain any self-funded employee benefit plan providing for health or welfare benefits, including any plan to which a stop-loss policy applies. The Company has made available to Acquirer a true, correct and complete copy of each of the Company Employee Plans and related plan documents as applicable (including currently effective trust documents, insurance policies or Contracts, employee booklets, summary plan descriptions, actuarial reports, and financial statements) and has, with respect to each Company Employee Plan that is subject to ERISA reporting requirements, made available to Acquirer true, correct and complete copies of the Form 5500 reports filed for the last three plan years. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the IRS a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied (or has time remaining in which to apply) to the IRS for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. The Company has made available to Acquirer a true, correct and complete copy of the most recent favorable IRS determination or opinion letter issued with respect to each such Company Employee Plan, and nothing has occurred since the issuance of each such letter that would reasonably be expected to cause the loss of the Tax-qualified status of any Company Employee Plan subject to Section 401(a) of the Code. Each trust established in connection with any Company Employee Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust.
(c)    None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any Person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA) or similar state law and the Company has complied in all material respects with the requirements of COBRA. There has been no “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code and not exempt under Section 408 of ERISA and regulatory guidance thereunder) with respect to any Company Employee Plan. Since August 1, 2018, each Company Employee Plan has been maintained and administered in accordance in all material respects with its terms and in compliance in all material respects with the requirements prescribed by Applicable Law, and the Company and each of the Subsidiaries and each ERISA Affiliate has performed in all material respects all obligations required to be performed by it under, is not in material default under or in material violation of, and has no Knowledge of any default or violation by any other party to, any of the Company Employee Plans. All contributions required to be made by the Company, each of the Subsidiaries or any ERISA Affiliate to any Company Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan year (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business after the Company Balance Sheet Date as a result of the operations of the Company after the Company Balance Sheet Date). No Company Employee Plan is covered by, and none of the Company, any of the Subsidiaries or any ERISA Affiliate has incurred or expects to incur any Liability under Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA. No suit, administrative proceeding, action, litigation or claim has been brought, or to the Knowledge of the Company, is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. With respect to each Company Employee Plan, (i) no lien has been imposed under the Code, ERISA or any other Applicable Law, and (ii) the Company has not made any filing in respect of such Company Employee Plan under the Employee Plans Compliance Resolution System, the Department of Labor Delinquent Filer Program or any other voluntary correction program. No Company Employee Plan is maintained through a human resources and benefits outsourcing entity or professional employer organization.
(d)    There has been no amendment to, written interpretation or announcement (whether or not written) by the Company, any of the Subsidiaries or any ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan that would materially increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to such Company Employee Plan for the most recent full fiscal year included in the Financial Statements.
(e)    None of the Company, any of the Subsidiaries or any current or former ERISA Affiliate currently maintains, sponsors, participates in or contributes to, or has within the past six (6) years maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.
(f)    None of the Company, any of the Subsidiaries or any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, or has any Liability (actual or contingent) with respect to, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA, any “multiple employer welfare arrangement” as such term is defined in Section 3(40) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code.
(g)    No Company Employee Plan is sponsored, maintained or contributed to under the law or applicable custom or rule of any jurisdiction outside of the United States.
(h)    Since August 1, 2018, the Company and each of the Subsidiaries is and has been in compliance in all material respects with all Applicable Law respecting employment, discrimination in employment, harassment and retaliation in employment, terms and conditions of employment, employee benefits, worker classification (including the proper classification of workers as independent contractors and consultants and the proper classification of employees as exempt or non-exempt), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act and, with respect to each Company Employee Plan, (i) the applicable health care continuation and notice provisions of COBRA and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations (including proposed regulations) thereunder, (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the applicable regulations (including proposed regulations) thereunder, (iv) the applicable requirements of the Americans with Disabilities Act of 1990, as amended and the regulations (including proposed regulations) thereunder, (v) the Age Discrimination in Employment Act of 1967, as amended, (vi) the applicable requirements of the Women’s Health and Cancer Rights Act of 1998 and the regulations (including proposed regulations) thereunder, (vii) the Patient Protection and Affordable Care Act of 2010 and (viii) the applicable requirements of the CARES Act of 2020.

(i)    Neither the Company nor any of the Subsidiaries is liable for any arrears of wages, compensation, penalties or other sums for failure to comply with any of the foregoing. The Company and the Subsidiaries have paid in full to all current and former employees, independent contractors and consultants all earned wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants. Neither the Company nor any of the Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business). There are no pending claims against the Company or any of the Subsidiaries under any workers compensation plan or policy or for long term disability that are material. The Company and the Subsidiaries do not have any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount.
(j)    There are no Legal Proceedings against the Company or any of the Subsidiaries pending, or to the Knowledge of the Company, threatened or reasonably likely to be brought or filed, by or with any Governmental Entity in connection with the employment or engagement of any current or former employee, applicant, independent contractor, consultant, advisor, or other individual service provider of the Company or any of the Subsidiaries.
(k)    Every Person who provides services to the Company or any Subsidiary and who requires a visa, employment pass or other required permit to work in the country in which they are employed has provided documentation to the Company or a Subsidiary of the Company, as applicable, reflecting their authorization under applicable United States or foreign immigration laws to work in their current position.
(l)    The Company, for itself and for each of the Subsidiaries, has made available to Acquirer true, correct and complete copies of each of the following: (i) all current forms of offer letters, (ii) all current forms of employment, retention, change in control and severance agreements, (iii) all current forms of independent contractor agreements and advisory board agreements, (iv) all current forms of confidentiality, non-competition or inventions agreements, (v) the most current management organization chart(s), and (vi) all current forms of bonus and commission plans and any form award agreement thereunder.
(m)    Neither the Company nor any of the Subsidiaries is, or at any time has been, a party to or bound by any collective bargaining agreement, works council arrangement or other labor union Contract, no collective bargaining agreement is being negotiated by the Company or any of the Subsidiaries and neither the Company nor any of the Subsidiaries has any duty to bargain with any labor organization. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by the Company or any of the Subsidiaries. There is no labor dispute, strike or work stoppage against the Company or any of the Subsidiaries pending or, to the Knowledge of the Company, threatened that may interfere with the conduct of the Business.
(n)    Neither the Company nor any of the Subsidiaries has committed any unfair labor practice in connection with the conduct of the Business, and there is no charge or complaint against the Company by the National Labor Relations Board or any comparable Governmental Entity pending or, to the Knowledge of the Company, threatened.
(o)    To the Knowledge of the Company, no employee of the Company or any of the Subsidiaries is in material violation of any term of any employment agreement, non-competition agreement or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of the Subsidiaries because of the nature of the Business or to the use of trade secrets or proprietary information of others. To the Knowledge of the Company, no contractor of the Company or any of the Subsidiaries is in violation of any material term of any non-competition agreement or any restrictive covenant to a former employer relating to the right of any such contractor to be providing services to the Company or any of the Subsidiaries because of the nature of the Business or to the use of trade secrets or proprietary information of others.
(p)    Except as set forth on Schedule 2.13(p) of the Company Disclosure Letter, as of the Agreement Date no employee of the Company or any of the Subsidiaries has given notice to the Company and, to the Knowledge of the Company, no employee of the Company or any of the Subsidiaries intends, to terminate his or her employment with the Company. The employment of each of the employees of the Company and each of the Subsidiaries is “at will” (except for non-United States employees of the Company located in a jurisdiction that does not recognize the “at will” employment concept) and neither the Company nor any of the Subsidiaries has any obligation to provide any particular form or period of notice prior to, or pay any amount of any severance in connection with, terminating the employment of any of their respective employees.
(q)    The Company has provided to Acquirer a schedule setting forth a true, correct and complete list of all current employees of the Company and the Subsidiaries as of February 1, 2021, showing each such individual’s (i) name, (ii) employing entity, (iii) city and country of employment, (iv) hire date, (v) position, (vi) annual base salary or hourly rate, (vii) target bonus or sales commission, (viii) classification as exempt or non-exempt, (ix) leave status and anticipated date of return to full-service, and (x) visa status. The Company has further provided to Acquirer a schedule as of February 1, 2021, setting forth a true, correct and complete list of all of its current consultants, advisory board members and individual independent contractors and, for each, (i) such individual’s compensation, (ii) such individual’s initial date of engagement, and (iii) the notice or termination provisions applicable to the services provided by such individual.
(r)    Since August 1, 2018, there have been no material disciplinary actions pending against any of the Company’s or any of the Subsidiaries’ employees. No allegations of sexual harassment or misconduct, or retaliation, have been made against (i) (A) any executive, officer, or director of the Company or any Subsidiary or (B) any employee of the Company or any Subsidiary who, directly or indirectly, supervises other employees of the Company or such Subsidiary, and (ii) neither the Company nor any Subsidiary has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any employee, contractor, director, officer or other representative of the Company or any Subsidiary.
(s)    Since August 1, 2018, the Company and each of the Subsidiaries is and has been in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (the “WARN Act”), or any similar state or local law. In the past two years, (i) neither the Company nor any of the Subsidiaries has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of the Subsidiaries and (iii) neither the Company nor any of the Subsidiaries has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation.
None of the execution, delivery and performance of this Agreement, nor the consummation of the Transactions, nor any termination of employment or service in connection therewith, will, individually or together or with the occurrence of some other event (whether contingent or otherwise), (i) result in any material payment or benefit (including severance, golden parachute, bonus or otherwise) becoming due or payable, or required to be provided, to any current or former employee, director, independent contractor or consultant, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former employee, director, independent contractor or consultant, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) increase the amount of compensation due to any Person by the Company or any of the Subsidiaries, (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company or any of the Subsidiaries to any Person or (vi) limit the Company’s ability to terminate any Company Employee Plan.
2.14.    Interested-Party Transactions. None of the officers or directors of the Company or any of the Subsidiaries or, to the Knowledge of the Company, any of the other employees of the Company or any Subsidiary or any Company Stockholder, or any of the immediate family members of any of the foregoing, (i) has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or has any contractual arrangement with, the Company or any of the Subsidiaries (except with respect to any interest in less than five percent (5%) of the stock of any corporation whose stock is publicly traded), (ii) is a party to, or to the Knowledge of the Company, otherwise directly or indirectly interested in, any Contract to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or any of their assets are bound and that is material to the Company or such Subsidiary, except for normal compensation for services as an officer, director or employee thereof or (iii) to the Knowledge of the Company, has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property Rights) that is used in, or that relates to, the Business, except for the rights of Company Stockholders under Applicable Law.
2.15.    Insurance. The Company and the Subsidiaries maintain the policies of insurance and bonds set forth in Schedule 2.15 of the Company Disclosure Letter, including all legally required workers’ compensation insurance and errors and omissions, casualty, fire and general liability insurance. The Company has made available to Acquirer true, correct and complete copies of all such policies of insurance and bonds. There is no material claim pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and the Company and each of the Subsidiaries is otherwise in compliance in all material respects with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and the Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.
2.16.    Books and Records. The books, records and accounts of the Company and the Subsidiaries (A) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, (B) accurately and fairly reflect all of the material transactions and dispositions of the assets and properties of the Company and the Subsidiaries, and (C) accurately and fairly reflect the basis for the Financial Statements. The Company has made available to Acquirer true, correct and complete copies of (i) all documents identified on the Company Disclosure Letter, and (ii) the Certificate of Incorporation and the Bylaws or equivalent organizational or governing documents of the Company and the Subsidiaries, each as currently in effect.
2.17.    Material Contracts.
(a)    Schedules 2.17(a)(i) through (xxiii) of the Company Disclosure Letter identifies, in each subpart that corresponds to the subsection listed below, any Contract in effect as of the Agreement Date pursuant to which the Company or any of the Subsidiaries is a party, has ongoing obligations or is otherwise bound or under which the Company or any Subsidiary has any right or interest (other than any Contract (1) nondisclosure agreements entered into (x) in the ordinary course of business or (y) in connection with discussions, negotiations and transactions related to this Agreement or other potential strategic transactions and (2) that is a Company Employee Plan) (collectively, the “Material Contracts”):

(i)    any Contract with a Significant Payor, a Significant Supplier or a Significant Originator;
(ii)    any Contract under which the Company or any of the Subsidiaries has received, or is expected to receive, payments in excess of $250,000 per year;
(iii)    any Contract under which the Company or any of the Subsidiaries has paid, or is expected to pay, amounts in excess of $250,000 to any other Person over the life of such Contract;
(iv)    any material dealer, distributor, reseller, referral, sales agent, partner or similar agreement with any third party;
(v)    any Contract pursuant to which the Company or any of the Subsidiaries is obligated to pay any royalties, fees or other payments to any Person with respect to the marketing, sale, distribution, manufacture, license or use of any Company Products or Company Intellectual Property (other than non-exclusive licenses entered into in the ordinary course of business);
(vi)    (A) any joint venture Contract, or (B) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with any third party;
(vii)    any separation agreement, severance agreement, change in control agreement, retention agreement, transaction bonus agreement or Contract, in each case, providing for the payment of compensation or benefits upon, or in connection with, the Transactions to any current or former employees under which the Company or any of the Subsidiaries has any actual or potential Liability in connection with the Transactions;
(viii)    any Contract (A) pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of the Company Products or Company Intellectual Property, (B) containing any non-competition covenants or other restrictions relating to the Company Products or Company Intellectual Property, (C) that limits or would limit the freedom of the Company or any of the Subsidiaries or any of their respective successors or assigns or their respective Affiliates to (I) engage or participate, or compete with any other Person, in any line of business, market or geographic area with respect to the Company Products or the Company Intellectual Property, or to make use of any Company Intellectual Property, including any grants by the Company or the Subsidiaries of exclusive rights or licenses or (II) sell, distribute or manufacture any products or services or to purchase or otherwise obtain any components, supplies, parts or services; or (D) containing any “take or pay,” minimum commitments or similar provisions;
(ix)    any Company Intellectual Property Agreements; provided that for purposes of disclosure as required under this Section 2.17(a)(ix), the Company shall not be required to list “shrink wrap,” “click wrap,” software as a service, subscription and similar end user Contracts for Third-Party Intellectual Property that is generally, commercially available software or provides for software or cloud services and that (A) is not material to the Company, (B) is not incorporated in or embodied in a Company Product, (C) has not been modified or customized for the Company, and (D) is licensed for an annual fee under $25,000;
(x)    any Contracts relating to the membership of, or participation by, the Company or any of the Subsidiaries in, or the affiliation of the Company or any of the Subsidiaries with, any industry standards organization, body, working group or any similar organization;

(xi)    any Contract providing for the development of any technology or Intellectual Property Rights, independently or jointly, either by or for the Company or any of the Subsidiaries (other than employee invention assignment agreements and consulting agreements with Company Authors on the Company’s or any of the Subsidiaries’ standard form of agreement, copies of which have been made available to Acquirer);
(xii)    any Contract to license or authorize any third party to manufacture or reproduce any of the Company Products or Company Intellectual Property;
(xiii)    any Contract involving (A) the provision of material services or products with respect to any pre-clinical or clinical development activities of the Company; or (B) involving any collaboration, co-development or other similar arrangement under which the Company has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by the Company or any of the Subsidiaries;
(xiv)    any material settlement agreement, or any litigation standstill or tolling agreement, with respect to any Legal Proceeding;
(xv)    any Contract with any labor union or any collective bargaining agreement or similar Contract with its employees;
(xvi)    any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;
(xvii)    any Contract of guarantee, surety or any similar commitment with respect to the Liabilities or indebtedness of any other Person;
(xviii)    any Contract providing for capital expenditures after the Agreement Date in excess of $250,000 in the aggregate;
(xix)    any Contract pursuant to which the Company or any of the Subsidiaries is a lessor or lessee of any real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving expenditures in excess of $100,000 per annum;
(xx)    any Contract with any investment banker, broker, advisor or similar party retained by the Company or any of the Subsidiaries in connection with this Agreement, the Transactions and/or the Initial Public Offering;
(xxi)    any Contract pursuant to which the Company or any of the Subsidiaries has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, or any Contract pursuant to which it has any Equity Interest or other material ownership interest in any other Person (other than the acquisition of raw materials, supplies or other inventory, and non-exclusive licenses entered into, in the ordinary course of business);
(xxii)    any Contract that constitutes or relates to any (A) prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Entity or any prime contractor or higher-tier subcontractor, or under which any Governmental Entity or any such prime contractor or subcontractor otherwise has or may acquire any right or interest, or (B) quotation, bid or proposal submitted to any Governmental

Entity or any proposed prime contractor or higher-tier subcontractor of any Governmental Entity (each a “Government Contract”); and
(xxiii)    any Contract that is not otherwise scheduled in one of the other categories described in this Section 2.17(a) that contemplates or involves: (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $500,000 in the aggregate; or (B) the performance of services having a value in excess of $500,000 in the aggregate.
(b)    Each of the Material Contracts is as of the Agreement Date, and, to the Knowledge of the Company, with respect to each party thereto other than the Company or any of the Subsidiaries is valid and binding and in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. There exists no material default or event of default or event, occurrence, condition or act, with respect to the Company or the Subsidiaries or, to the Knowledge of the Company, with respect to any other contracting party, that, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a material default, material breach or event of default under any Material Contract or (ii) give any party (other than the Company or any Subsidiary) (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any obligation of the Company or the Subsidiaries under any Material Contract, or (D) the right to cancel, terminate or modify any Material Contract. Neither the Company nor any of the Subsidiaries has received any written notice or, to the Knowledge of the Company, other formal communication regarding any unresolved actual or alleged material violation or material breach of, material default under, or intention to cancel or materially and adversely modify any Material Contract. As of the Agreement Date, to the Knowledge of the Company, no Person has threatened to terminate or refuse to perform its obligations under any Material Contract (regardless of whether such Person has the right to do so under such Contract). True, correct and complete copies of all Material Contracts in written form have been made available to Acquirer.
(c)    Except as set forth in the Company Disclosure Letter, all Material Contracts are in written form.
2.18.    Brokers. Except as set forth in Section 2.18 of the Company Disclosure Letter, no broker, finder, financial advisor, investment banker or similar Person is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the origin, negotiation or execution of this Agreement, the consummation of the Transactions or the Initial Public Offering based upon arrangements made by or on behalf of the Company or any of the Subsidiaries.
2.19.    Anti-Corruption Law, Sanctions and Anti-Money Laundering Compliance.
(a)    Since August 1, 2018, none of the Company, any of the Subsidiaries or any of their directors, employees, agents or representatives (in each case, acting in their capacities as such) has, since the inception of the Company or such Subsidiary, as applicable, directly or indirectly through its representatives or any Person authorized to act on its behalf (including any distributor, agent, sales intermediary, professional services firm, consultant, attorney or other third party), (i) violated any Anti-Corruption Law or (ii) offered, given, promised to give or authorized the giving of money or anything of value, to any Government Official or to any other Person: (A) for the purpose of (I) corruptly or improperly influencing any act or decision of any Government Official in their official capacity, (II) inducing any Government Official to do or omit to do any act in violation of their lawful duties, (III)

securing any improper advantage or (IV) inducing any Government Official to use his or her respective influence with a Governmental Entity to affect any act or decision of such Governmental Entity in order to, in each case of clauses (I) through (IV), assist the Company or the Subsidiaries in obtaining or retaining business for or with, or directing business to, any Person or (B) in a manner that would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in, extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage.
(b)    There have been no false or fictitious entries made in the books and records of the Company and the Subsidiaries relating to any unlawful offer, payment, promise to pay or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment. Neither the Company nor any of the Subsidiaries has established or maintained a secret or unrecorded fund or account.
(c)    None of the Company, any of the Subsidiaries or any of their Representatives (acting in their capacities as such) has been convicted of violating any Anti-Corruption Laws, Sanctions or AML Laws, or been subjected to any investigation or proceeding by a Governmental Entity for potential corruption, fraud or violation of any Anti-Corruption Laws, Sanctions or AML Law.
(d)    None of the Company, the Subsidiaries, controlled Affiliates, Representatives, directors, officers, employees or any of their respective agents, consultants or other third parties authorized to act on their behalf is (i) a Person that is a Sanctions Target, (ii) a Senior Non-U.S. Political Figure, or any immediate family member or close associate of a Senior Non-U.S. Political Figure, (iii) a non U.S. shell bank or (iv) a bank of primary money laundering concern as defined in Section 311 of the Patriot Act. Since August 1, 2018, the Company and the Subsidiaries, as well as their respective directors, officers, or employees and controlled Affiliates have been, in compliance with any applicable Sanctions and AML Laws.
2.20.    Environmental Laws. Since August 1, 2018, the Company and each of the Subsidiaries is and has been in compliance with all Environmental Laws in all material respects. Neither the Company nor any of the Subsidiaries has received any written notice or other formal communication or, to the Knowledge of the Company, any verbal communication from any Person that alleges any noncompliance of the Company’s past or present operations with Environmental Laws. No notices, administrative actions or suits are pending or, to the Knowledge of the Company, threatened relating to an actual or alleged violation of any applicable Environmental Law by the Company or any of the Subsidiaries. Neither the Company nor any of the Subsidiaries has (i) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Substances; (ii) distributed, sold or otherwise placed on the market Hazardous Substances or any product containing Hazardous Substances; (iii) arranged for the disposal, discharge, storage or release of any Hazardous Substances; or (iv) exposed any Employee or other individual to any Hazardous Substances so as to give rise to any material Liability or corrective or remedial obligation under any Environmental Law. Except in compliance with Environmental Laws and in a manner that would not subject the Company or any of the Subsidiaries to any material Liability, to the Knowledge of the Company, no Hazardous Substances are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or the Subsidiaries has at any time ever owned, operated, occupied or leased. Neither the Company nor any of the Subsidiaries have, nor are they required to have, any permit for their Hazardous Substance Activities.
2.21.    Significant Payors, Suppliers and Originators.

(a)    Section 2.21(a) of the Company Disclosure Letter contains a true and correct list of the top 20 managed care organizations or third-party payors providing reimbursement coverage for the Company Products by revenues generated from such payors on a consolidated basis for the 12-month period ended December 31, 2020 (each such customer, a “Significant Payor”). As of the Agreement Date, neither the Company nor any of the Subsidiaries has received written notice, nor does the Company have any Knowledge, that any Significant Payor (i) intends to cancel or otherwise materially and adversely modify its relationship with the Company or any Subsidiary (whether related to payment, reimbursement rates, price or otherwise); or (ii) to the Knowledge of the Company, is threatened with bankruptcy or insolvency or is otherwise unable to provide reimbursement payments to the Company or any Subsidiary consistent with past custom and practice. Neither the Company nor any of the Subsidiaries is engaged in any material dispute with any Significant Payor as of the Agreement Date.
(b)    Section 2.21(b) of the Company Disclosure Letter contains a true and correct list of the top 10 suppliers (including vendors and manufacturers) of the Company and the Subsidiaries, whether of products, services, Intellectual Property or otherwise, by dollar volume of purchases by the Company and the Subsidiaries on a consolidated basis for the 12-month period ended December 31, 2020 (each such supplier, a “Significant Supplier”). Neither the Company nor any of the Subsidiaries has received written notice, nor does the Company have Knowledge, that any Significant Supplier (i) intends to cancel or otherwise materially and adversely modify its relationship with the Company or any Subsidiary (whether related to payment, price or otherwise), or (ii) to the Knowledge of the Company, is threatened with bankruptcy or insolvency or is otherwise unable to supply goods or services to the Company or any Subsidiary consistent with past custom and practice. Neither the Company nor any of the Subsidiaries is engaged in any material dispute with any Significant Supplier.
(c)    Section 2.21(c) of the Company Disclosure Letter contains a true and correct list of the top 20 originators of genomic testing volume in the Business for the 12-month period ended December 31, 2020 (each such Person, a “Significant Originator”), which schedule shall denote whether each such Significant Originator is a hospital, physician or other type of business. Neither the Company nor any of the Subsidiaries has received written notice, nor does the Company have any Knowledge, that any Significant Originator (i) intends to cease or otherwise materially and adversely modify its relationship with the Company or any Subsidiary (whether related to ordering volume, payment, reimbursement rates, price or otherwise); or (ii) to the Company’s Knowledge, is threatened with bankruptcy or insolvency or is otherwise unable to order goods or services from the Company or any Subsidiary consistent with past custom and practice. Neither the Company nor any of its Subsidiaries is engaged in any material dispute with any Significant Originator.
2.22.    Inventory. The inventories shown on the Company Balance Sheet (net of any reserve on the Company Balance Sheet) or thereafter acquired by the Company or any of the Subsidiaries, consisted of items of a quantity and quality usable or salable in the ordinary course of business, except as would not be material to Company and the Subsidiaries. Since the Company Balance Sheet Date, the Company and each Subsidiary has continued to replenish inventories in the ordinary course of business. As of the Agreement Date, neither the Company nor any Subsidiary has received written, or to the Knowledge of the Company, verbal notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for conduct of the Business, including the manufacture, production or use of the Company Products.
2.23.    Information Statement. Neither the Information Statement nor any amendment or supplement thereto (other than any of the information supplied or to be supplied by Acquirer for inclusion therein) nor any information supplied or to be supplied by the Company for inclusion in the Form S-4 Registration Statement will contain, as of the date or the mailing of such document, any untrue statement of a material fact, or will omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
2.24.    No Other Representations. Notwithstanding anything herein to the contrary, the representations and warranties of the Company and the Subsidiaries expressly set forth in this Article II are and shall constitute the sole and exclusive representations and warranties made with respect to the Company and the Subsidiaries in connection with this Agreement or the Transactions. Except for the representations and warranties referred to in previous sentence, none of the Company, the Subsidiaries or any other Person has made or is making any express or implied representations or warranty, statutory or otherwise, of any nature. Acquirer and Merger Sub hereby acknowledge and agree that, except for the representations and warranties set forth in Article II, none of the Company or any of the Subsidiaries, or any of its or their respective Affiliates, stockholders or Representatives, or any other Person, has made or is making any express or implied representation or warranty with respect to the Company or any of the Subsidiaries or their respective business or operations.
2.25    Reliance.
(a)    The Company is not relying, and has not relied, on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties of Acquirer and Merger Subs expressly set forth in Article III of this Agreement. Such representations and warranties by Acquirer and Merger Subs constitute the sole and exclusive representations and warranties of Acquirer and Merger Subs in connection with the Transactions and the Company understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Acquirer and Merger Subs.
(b)    In connection with the due diligence investigation of Acquirer by the Company, the Company and its Representatives have received and may continue to receive after the date hereof from Acquirer and its Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding Acquirer and its business and operations. The Company hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that neither the Company nor any Company Securityholder will have any claim against Acquirer, any of its Representatives or any other Person, with respect thereto. The Company hereby acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III of this Agreement, Acquirer makes no express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans.
ARTICLE III
Representations and Warranties of Acquirer and Merger Subs
Subject to the disclosures set forth in the disclosure letter of Acquirer delivered to the Company concurrently with the execution of this Agreement (the “Acquirer Disclosure Letter”), Acquirer and Merger Subs represent and warrant to the Company as follows:
3.1.    Organization, Standing and Power. Acquirer and each of its subsidiaries (including Merger Subs) are duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization. Each of Acquirer and each of its subsidiaries (including Merger Subs) has the requisite corporate power to own, operate, use, distribute and lease its properties and to conduct its respective business as currently conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction where the nature of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate with any such other failures, would not reasonably be expected to be material to Acquirer and its subsidiaries (including Merger Subs) (taken as a whole). Neither Acquirer nor any of its subsidiaries (including Merger Subs) is in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational or governing documents in any material respect.
3.2.    Authority; Non-contravention.
(a)    Each of Acquirer and Merger Subs has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which such Person is a party and to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Documents, and the consummation of the Transactions, have been duly authorized by all necessary corporate action on the part of Acquirer and Merger Subs. This Agreement has been, and each of the other Transaction Documents has been or will be, duly executed and delivered by each of Acquirer and Merger Subs and, assuming the due execution and delivery of the Transaction Documents by the other parties hereto, constitutes the valid and binding obligation of Acquirer and Merger Subs enforceable against Acquirer and Merger Subs, respectively, in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
(b)    Subject to the accuracy of the Company’s representations and warranties set forth in Section 2.2(b) hereof and compliance by the Company with the covenants set forth in Section 4.3 hereof, no vote or other action of the stockholders of Acquirer is required by Applicable Law, Nasdaq rules, the certificate of incorporation or bylaws (or similar charter or organizational documents) of Acquirer in order for Acquirer and Merger Subs to enter into any Transaction Documents or consummate the Transactions.
(c)    The execution and delivery of this Agreement and the other Transaction Documents by Acquirer and Merger Subs, as applicable, do not, and the consummation of the Transactions will not, (i) result in the creation of any Encumbrance on any of the material assets of Acquirer or its subsidiaries or any of the Equity Interests of Acquirer or its subsidiaries, or (ii) conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the articles or certificate of incorporation, as applicable, or bylaws or other equivalent organizational or governing documents of Acquirer or Merger Subs, in each case as amended to date, (B) any material Contract of Acquirer or any material federal, state, county, local or foreign governmental consent, license, permit, grant or other authorization of a Governmental Entity held by Acquirer or its subsidiaries, or (C) Applicable Law, except where such conflict, violation, default, termination, cancellation or acceleration, individually or in the aggregate, would not be material to Acquirer’s or Merger Subs’ ability to consummate the Merger or Transactions or to perform their respective obligations under this Agreement or have a Material Adverse Effect with respect to Acquirer and its subsidiaries, taken as a whole.
(d)    Except as required by applicable federal and state securities laws, no consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Acquirer or Merger Subs in connection with the execution and delivery of this Agreement or the consummation of the Transactions except for (i) the filing of the First Certificate of Merger and the Second Certificate of Merger, as provided in Section 1.1(d), (ii) compliance with any applicable requirements of the HSR Act and any other Antitrust Law, (iii) to the extent shares of Acquirer Common Stock are part of the Merger Consideration, the filing and effectiveness of the Form S-4

Registration Statement, and (iv) such other consents, approvals, Orders, authorizations, registrations, declarations, filings and notices that, if not obtained or made, would not adversely affect, and would not reasonably be expected to materially and adversely affect, Acquirer’s or Merger Subs’ ability to perform or comply with the covenants, agreements or obligations of Acquirer or Merger Subs herein or in any other Transaction Document or to consummate the Transactions in accordance with this Agreement or any other Transaction Document and Applicable Law.
3.3.    Issuance of Shares. The shares of Acquirer Common Stock issuable in the Merger, when issued by Acquirer in accordance with this Agreement, assuming the accuracy of the representations and warranties made by the Company and the Company Stockholders herein or in the Stockholder Agreement, as applicable, will be duly issued, fully paid and non-assessable and freely tradeable (other than restrictions under applicable securities laws for any affiliates, or restrictions created by any Company Stockholder).
3.4.    SEC Filings.
(a)    Since January 1, 2018, Acquirer has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, proxy statements, schedules, statements and other documents (including exhibits), and all amendments thereof and supplements thereto, required to be filed or furnished (as applicable) by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act) (such documents and any other documents filed by Acquirer with the SEC since January 1, 2018, as have been supplemented, modified or amended since the time of filing, collectively, the “Acquirer SEC Documents”).
(b)    As of their respective effective dates (in the case of the Acquirer SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Acquirer SEC Documents), or in each case, if amended prior to the date hereof, as of the date of the last such amendment, the Acquirer SEC Documents complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(c)    To the Knowledge of Acquirer, none of the Acquirer SEC Documents is the subject of ongoing SEC review or outstanding SEC comment. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of Acquirer, threatened, in each case regarding any accounting practices of Acquirer.
3.5.    Financial Statements.
(a)    Each of the consolidated financial statements of Acquirer (including, in each case, any notes and schedules thereto) included in the Acquirer SEC Documents (collectively, the “Acquirer Financial Statements”) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments that are not material in amount or nature and as may be permitted by the SEC on Form 10-Q or any successor or like form under the Exchange Act, including the absence of footnotes) and present fairly in all material respects the consolidated financial position and the consolidated results of operations, cash flows and stockholders’ equity of Acquirer on a consolidated basis as of the dates and for the periods referred to therein.

(b)    Acquirer does not have any Liabilities of any nature other than (i) those set forth and adequately provided for in the balance sheet included in the Acquirer Financial Statements as of September 30, 2020 (such date, the “Acquirer Balance Sheet Date” and such balance sheet, the “Acquirer Balance Sheet”), (ii) those incurred in the conduct of Acquirer’s business since the Acquirer Balance Sheet Date in the ordinary course of business and do not result from any breach of Contract, warranty, infringement, tort or violation of Applicable Law, (iii) those incurred by Acquirer in connection with the execution of any Transaction Documents, (iv) those that are executory obligations under the Contracts of Acquirer or its subsidiaries, and (v) those that would, or would not reasonably be expected to, be material to Acquirer and its subsidiaries, taken as a whole.
(c)    Acquirer has implemented and maintains, and at all times since January 1, 2018 has maintained, a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Acquirer has implemented and maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that are designed to ensure that material information relating to Acquirer and its subsidiaries is made known to the Chief Executive Officer and the Chief Financial Officer of Acquirer by others within those entities. Since January 1, 2018, neither Acquirer nor, to Acquirer’s Knowledge, Acquirer’s independent accountant, has identified or been made aware of any material weaknesses in the design or operation of “internal control over financial reporting” that would be reasonably likely to adversely affect in any material way Acquirer’s ability to record, process, summarize and report financial information.
(d)    Acquirer is not a party to, and has not entered into any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Acquirer in Acquirer’s audited financial statements or other Acquirer SEC Documents.
(e)    Since January 1, 2018, there have not been any disagreements between the Acquirer and any of its current or former independent accountants engaged as the principal accountants to audit Acquirer’s consolidated financial statements, or an independent accountant who was previously engaged to audit a significant subsidiary of Acquirer and on whom the principal accountants expressed reliance in their report, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if required to be disclosed in the Acquirer SEC Documents pursuant to the published rules and regulations of the SEC applicable thereto, were not so disclosed in a timely manner.
(f)    Since January 1, 2018, (i) none of Acquirer or its subsidiaries, its executive officers or independent auditor, has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Acquirer or their respective internal accounting controls relating to periods since January 1, 2018, including any credible material complaint, allegation, assertion or claim that any Acquirer or its subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing Acquirer, whether or not employed by Acquirer has reported evidence of a material violation of Applicable Laws, breach of fiduciary duty or similar violation by Acquirer to the Company Board or any committee thereof or to any director or officer of the Company pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act.
3.6.    NASDAQ Compliance. Acquirer is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

3.7.    Litigation. As of the date hereof, there is no Legal Proceeding pending or, to the knowledge of Acquirer, threatened before any Governmental Authority against Acquirer or any of its subsidiaries (or any of their respective directors, officers or employees in their capacities as such) that (a) in any manner challenges or would otherwise reasonably be expected to prevent, enjoin, alter or materially delay the Merger or the other Transactions, or (b) would otherwise be disclosable with respect to Acquirer and its subsidiaries, taken as a whole, according to the reporting standard set forth in Item 103 of Regulation S-K promulgated under the Exchange Act.
3.8.    Absence of Changes. During the period from the date of the Acquirer Balance Sheet to and including the Agreement Date, Acquirer and its subsidiaries, taken as a whole, have operated in the ordinary course of business in all material respects and no event has occurred that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Acquirer and its subsidiaries, taken as a whole.
3.9.    Compliance with Laws.
(a)    Since January 1, 2018, Acquirer and each of its subsidiaries, taken as a whole, has been in compliance with and is not in violation of any Applicable Laws, except as has not had a Material Adverse Effect with respect to Acquirer and its subsidiaries, taken as a whole.
(b)    Since January 1, 2018, except as has not had a Material Adverse Effect with respect to Acquirer and its subsidiaries, taken as a whole, Acquirer has been in compliance with all Health Laws, including those relating to laboratory developed tests and (i) all products under development by or on behalf of Acquirer have been researched, developed, tested, manufactured, handled, labeled, packaged, stored, supplied, distributed, imported, and exported, as applicable in compliance with applicable Health Laws; and (ii) all clinical trials conducted by or on behalf of Acquirer have been conducted in compliance with applicable protocols, procedures and applicable Health Laws. Without limiting the generality of the foregoing, since January 1, 2018, Acquirer is, and has been at all times, duly certified in accordance with CLIA. Except as has not had a Material Adverse Effect with respect to Acquirer and its subsidiaries, taken as a whole, Acquirer is in compliance with all applicable CLIA requirements, and no suspension, revocation, termination, sanction, corrective action or limitation of any CLIA certification or accreditation is pending or, to Acquirer’s Knowledge, is threatened. Acquirer is in compliance with all state licensure requirements to conduct testing in its laboratories, except as has not had a Material Adverse Effect with respect to Acquirer and its subsidiaries.
(c)    Acquirer is not subject to any enforcement, regulatory, or administrative proceedings by the FDA and, to Acquirer’s Knowledge, no such proceedings have been threatened. There is no civil, criminal, or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, proceeding, or request for information pending against the Company or its Subsidiaries, and the Company and its Subsidiaries have no material liability (whether actual or contingent) outstanding against the Company or its Subsidiaries for failure to comply in all material respects with applicable Health Laws. There has not been any material violation of any Health Laws by Acquirer in its product development efforts, submissions, record keeping, and reports to any Governmental Entity that would reasonably be expected to require or lead to an investigation, corrective action, or enforcement, regulatory, or administrative action. There are no civil or criminal proceedings relating to Acquirer or any of Acquirer’s employees which involve a matter within or related to any Health Laws.
(d)    Acquirer has not, and to the knowledge of Acquirer none of its employees or other Persons engaged by Acquirer has, committed a wrongful act for which the FDA has or would reasonably be expected to invoke its Fraud, Untrue Statements of Material Facts, Bribery, And Illegal

Gratuities Final Policy, referred to as the Application Integrity Policy, as set forth in the Federal Register on September 10, 1991, at 56 Fed. Reg. 46191 or made an untrue statement of a material fact or fraudulent statement, failed to disclose a material fact, or committed any other act that establishes a reasonable basis for any other Governmental Entity to invoke a similar policy under applicable Health Laws.
(e)    Acquirer represents that it has not been, and to the Knowledge of Acquirer, none of its employees or other Persons engaged by Acquirer has been, (a) debarred (under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. §335a (a) and (b)), (b) convicted of a crime for which a Person can be debarred, (c) threatened to be debarred, or (d) indicted for a crime or otherwise engaged in conduct for which a Person can be debarred.
3.10.    Sufficient Funds. Acquirer has sufficient cash funds on hand or available through existing liquidity facilities (without restrictions on drawdown that would delay payment of the cash to consummate the Transactions) to pay (a) the cash portion of the consideration to be paid to the Company Stockholders in exchange for their Equity Interests of the Company, (b) all fees and expenses of Acquirer in connection with the Transactions and (c)  all of its other payment obligations payable hereunder and under any Transaction Document, in each case, pursuant to the terms of this Agreement upon consummation of the Transactions.
3.11.     No Prior Merger Sub Operations. Acquirer owns beneficially and of record all of the outstanding capital stock of Merger Sub I and all of the outstanding membership interests of Merger Sub II. Except for obligations incurred in connection with its incorporation or organization and the negotiation and consummation of this Agreement and the Transactions, neither of the Merger Subs has incurred, directly or indirectly, any obligation or liability, engaged in any business or activity or conducted operations of any type or kind whatsoever or entered into any agreement or arrangement with any Person. Each Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Transactions.
3.12.    Brokers and Other Advisors. Except for Goldman Sachs & Co. LLC, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, from Acquirer in connection with the Transactions.
3.13.    Reorganization. Subject to the right of Acquirer to make the Single-Merger Cash Election, none of Acquirer or the Merger Subs has knowingly taken or knowingly agreed to take any action that is not contemplated by this Agreement and that would reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, nor is Acquirer or either of the Merger Subs aware of any fact or circumstance that would reasonably be expected to prevent or impede the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Without limiting the foregoing, at all times since the formation of Merger Sub II through the time of the Second Merger, Merger Sub II will be directly and wholly owned by Acquirer and will be classified as an entity that is disregarded as separate from its owner within the meaning of Treasury Regulations Section 1.7701-2(c)(2).
3.14.    No Other Representations. Notwithstanding anything herein to the contrary, the representations and warranties of Acquirer and Merger Subs expressly set forth in this Article III are and shall constitute the sole and exclusive representations and warranties made with respect to Acquirer, Merger Subs and other subsidiaries of Acquirer in connection with this Agreement or the Transactions. Except for the representations and warranties referred to in previous sentence, none of Acquirer, Merger

Subs or any other Person has made or is making any express or implied representations or warranty, statutory or otherwise, of any nature. The Company hereby acknowledges and agrees that, except for the representations and warranties set forth in Article III, none of Acquirer, Merger Subs, or any of their respective Affiliates, stockholders or Representatives, or any other Person, has made or is making any express or implied representation or warranty with respect to Acquirer or Merger Subs or their respective business or operations.
3.15.    Form S-4 Registration Statement. Neither the Form S-4 Registration Statement nor any amendment or supplement thereto (other than any of the information supplied or to be supplied by the Company for inclusion therein) will contain, as of the date or the filing of such document, any untrue statement of a material fact, or will omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
3.16.    Reliance.
(a)    Neither Acquirer nor Merger Subs is relying, and neither Acquirer nor Merger Subs has relied, on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties expressly set forth in Article II of this Agreement. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions and each of Acquirer and Merger Subs understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company.
(b)    In connection with the due diligence investigation of the Company by Acquirer, Acquirer and its Representatives have received and may continue to receive after the date hereof from the Company and its Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Acquirer hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Acquirer will have no claim against the Company, any of its Representatives or any other Person, with respect thereto. Acquirer hereby acknowledges and agrees that, except for the representations and warranties expressly set forth in Article II of this Agreement, the Company makes no express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans.
ARTICLE IV
Conduct Prior to the Effective Time
4.1.    Conduct of the Business; Notices. Except to the extent expressly provided otherwise herein, (i) as required by Applicable Law, (ii) as required to comply with any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19 (“COVID-19 Measures”), (iii) any action taken or not taken by the Company or any of the Subsidiaries in good faith to respond to the actual or anticipated effect on the Company or any of the Subsidiaries of COVID-19 or the COVID-19 Measures, including changes in relationships with officers, employees, agents, independent contractors, suppliers, customers and other business partners, or (iv) as consented to in writing by Acquirer (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company shall, and shall cause each of the Subsidiaries to:

(a)    use commercially reasonable efforts to conduct the Business in the ordinary course of business and in compliance with Applicable Law (except to the extent expressly provided otherwise herein or as consented to in writing by Acquirer);
(b)     use its commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Closing;
(c)    assure that each of its Material Contracts (other than with Acquirer) entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any party thereto in connection with, or terminate as a result of the consummation of, the Transactions, and shall give reasonable advance notice to Acquirer prior to allowing any Material Contract or right thereunder to lapse or terminate by its terms;
(d)    use commercially reasonable efforts to maintain each of its leased premises in accordance with the terms of the applicable lease;
(e)    reasonably promptly notify Acquirer of any written notice or other formal communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;
(f)    reasonably promptly notify Acquirer of any written notice or other formal communication from any Governmental Entity (i) relating to the Transactions, (ii) indicating that a Company Authorization has been or is about to be revoked, or (iii) indicating that a new Company Authorization is required to operate the Business in any jurisdiction in which such Company Authorization has not been obtained;
(g)    use commercially reasonable efforts to notify Acquirer within a reasonable period of any notice or other communication from any Governmental Entity or any third party payor relating to a material change in reimbursement coverage for Company Products and related services under Medicare, Medicaid, other federal, state and city government healthcare programs or from such third party payor, as applicable; and
(h)    promptly notify Acquirer of, to the Knowledge of the Company, any failure to comply with or satisfy in any material respect any covenant, condition or agreement that, individually or in the aggregate with any other failure, would reasonably be expected to cause any of the applicable conditions to the Closing set forth in Article VI not to be satisfied by the End Date.
4.2.    Restrictions on Conduct of the Business. Without limiting the generality or effect of Section 4.1, except to the extent expressly provided otherwise herein, (i) as required by Applicable Law, (ii) as required to comply with any COVID-19 Measures, (iii) as consented to in writing by Acquirer (which consent shall not be unreasonably withheld, conditioned or delayed), or (iv) as expressly set forth on Schedule 4.2 of the Company Disclosure Letter, during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company shall not, and shall cause each of the Subsidiaries not to, cause or permit any of the following:
(a)    Charter Documents. Any amendments to the Certificate of Incorporation or the Bylaws or equivalent organizational or governing documents;

(b)    Merger, Reorganization. Merge or consolidate itself with any other Person or adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization;
(c)    Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or other property) in respect of any of its Equity Interests, or split, combine or reclassify any of its Equity Interests or issue or authorize the issuance of any Equity Interests or other securities in respect of, in lieu of or in substitution for its Equity Interests, or repurchase or otherwise acquire, directly or indirectly, any of its Equity Interests except from former employees, non-employee directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service;
(d)    Material Contracts. Enter into, amend, modify, terminate, assign or waive rights under any Material Contract or any Contract that would (if entered into, amended or modified prior to the Agreement Date) constitute a Material Contract (other than renewal of a Material Contract in the ordinary course of business on terms no more restrictive than in effect as of the Agreement Date);
(e)    Equity Interests. Issue, deliver, grant or sell or authorize or propose the issuance, delivery, grant or sale of, or purchase or propose the purchase of, any Company Voting Debt or any Equity Interests, or enter into or authorize or propose to enter into any Contracts of any character obligating it to issue any Equity Interests, other than: (i) the issuance of shares of Company Common Stock pursuant to the exercise of Company Options or Company Warrants that are outstanding in accordance with the terms as in effect as of the Agreement Date, (ii) the issuance of Company Common Stock upon conversion of Company Preferred Stock outstanding on the Agreement Date, and (iii) the repurchase of any shares of Company Capital Stock from former employees, non-employee directors and consultants in accordance with Contracts providing for the repurchase of shares in connection with any termination of service;
(f)    Employees; Consultants; Independent Contractors: (i) Hire or engage the services of, or offer to hire or engage the services of, any additional officers or other employees, or any consultants or independent contractors (except hiring of employees in the ordinary course of business to fill open positions listed on Schedule 4.2(f) of the Company Disclosure Letter, (ii)  terminate the employment or services, change the title, office or position, or materially reduce the responsibilities of any Key Employee, (iii) enter into, amend, modify or extend the term of any employment or consulting agreement with, or Company Option held by, any officer, employee, consultant or independent contractor, other than entering into “at will” employment agreements in the ordinary course of business that do not provide for severance, termination pay or acceleration benefits, (iv) enter into any Contract with a labor union or collective bargaining agreement (unless required by Applicable Law) or (v) add any new members to the Company Board or to the board of directors of any Subsidiary;
(g)    Loans and Investments. Make any loans or advances (other than routine expense advances to directors, officers or employees of the Company or any Subsidiary in the ordinary course of business) to, or any investments in or capital contributions to, any Person or from any Subsidiary (other than ordinary course funding to its existing Subsidiaries in order to fund operations in the ordinary course of business), or forgive or discharge in whole or in part any outstanding loans or advances, or prepay any indebtedness for borrowed money or otherwise modify in any material respect any loan previously granted;
(h)    Intellectual Property. Transfer or license from any Person any rights to any Intellectual Property Rights, or transfer or license to any Person any rights to any Company Intellectual Property or any patient data base within the ownership or control of the Company or any Subsidiary, or transfer or provide a copy of any Company Source Code to any Person (including any current or former employee or consultant of the Company or any Subsidiary or any contractor or commercial partner of the

Company or any Subsidiary) (other than providing access to Company Source Code to current employees and consultants of the Company or the Subsidiaries involved in the development of the Company Products on a need to know basis in the ordinary course of business);
(i)    Exclusive Rights and Most Favored Party Provisions. Enter into or amend any Contract pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of its products, technology, Intellectual Property Rights or business, or containing any non-competition covenants or other restrictions relating to its or Acquirer’s business activities or that grants rights of first refusal, rights of first negotiation or similar rights to any third party, or that expressly limits the rights of the Company or any Subsidiary to purchase or otherwise obtain any components, supplies, equipment, parts, Intellectual Property Rights or services (other than renewal of any Material Contract in effect as of the Agreement Date in the ordinary course of business on terms no more restrictive then as set forth in such Material Contract in effect as of the Agreement Date);
(j)    Dispositions. Sell, lease, license or otherwise dispose or permit the lapse of or encumber (other than Permitted Encumbrances) any of its tangible or intangible assets, other than sales of Company Products and non-exclusive licenses of Company Intellectual Property in the ordinary course of business, or enter into any Contract with respect to the foregoing;
(k)    Indebtedness. Incur any Company Debt or issue or sell any debt securities or guarantee any debt securities of others;
(l)    Leases. Enter into any operating lease requiring payments in excess of $100,000 per annum or any leasing transaction of the type required to be capitalized in accordance with GAAP;
(m)    Payment of Obligations. (i) Pay, discharge or satisfy (A) any Liability to any Person who is an officer or director of the Company (other than compensation due for services as an officer or director) or (B) any claim or Liability in excess of $100,000 arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Financial Statements and Company Transaction Expenses, (ii) defer payment of any debts or other obligations (including income or other material Taxes (but excluding, for the avoidance of doubt, Taxes the payment of which has been deferred under Section 2302 of the CARES Act) or accounts payable) individually or in the aggregate (except to the extent such Liabilities are being reasonably disputed by the Company in good faith) other than in the ordinary course of business, (iii) give any material discount, accommodation or other concession, other than in the ordinary course of business, in order to accelerate or induce the collection of any receivable; or (iv) make any material change to the manner in which the Company manages its cash and working capital;
(n)    Capital Expenditures. Make any capital expenditures, capital additions or capital improvements other than those contemplated in the Company’s capital expenditure budget disclosed to Acquirer and attached as Section 4.2(n) of the Company Disclosure Letter;
(o)    Insurance. Materially change the amount of coverage under, or terminate, any insurance coverage;
(p)    Employee Benefit Plans; Pay Increases. (i) Adopt or amend any employee or compensation benefit plan, including any stock issuance or stock option plan, or amend, modify or accelerate any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under ERISA, Applicable Law or as necessary to maintain the qualified status of such plan under the Code, (ii) amend any deferred compensation plan within the meaning of Section 409A of the Code and the regulations and guidance promulgated thereunder, except to the extent necessary to meet the requirements of such Section, regulations or guidance or (iii) grant or pay, or enter into any Contract providing for the granting or payment of any special bonus or special remuneration to any employee or non-employee director or consultant or (iv) increase the salaries, wage rates or fees of its employees or consultants (other than pursuant to preexisting plans, policies or Contracts that have been disclosed to Acquirer and are set forth on Schedule 4.2(p) of the Company Disclosure Letter;
(q)    Severance Arrangements. Grant or pay, or enter into any Contract providing for the granting of any severance, retention or termination pay, or the acceleration of vesting or other benefits, to any Person (other than in connection with the treatment of Company Options as expressly contemplated under this Agreement or payments or acceleration made pursuant to preexisting plans, policies or Contracts that have been disclosed to Acquirer and are set forth on Schedule 4.2(q) of the Company Disclosure Letter);
(r)    Lawsuits; Settlements. (i) Commence a lawsuit other than (A) for the routine collection of bills, (B) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business (provided that it reasonably consults with Acquirer prior to the filing of such a suit) or (C) for a breach of this Agreement or (ii) settle or agree to settle any pending or threatened lawsuit or other dispute for an amount greater than $100,000;
(s)    Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company and the Subsidiaries (taken as a whole) or the Business, or enter into any Contract with respect to a joint venture, strategic alliance or partnership;
(t)    Taxes. Make or change any material election in respect of Taxes, adopt or change any material accounting method in respect of Taxes, file any federal, state, or foreign income Tax Return or any other material Tax Return prepared on a basis inconsistent with past practice, file any amendment to a federal, state, or foreign income Tax Return or any other material Tax Return, enter into any Tax sharing or similar agreement (other than any such agreement entered into in the ordinary course of business the primary purpose of which is not Taxes) or closing agreement with a Governmental Entity, assume any Liability for the Taxes of any other Person (other than pursuant to any agreement entered into in the ordinary course of business the primary purpose of which is not Taxes), settle any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes (other than pursuant to customary extensions of the due date for filing a Tax Return obtained in the ordinary course of business of not more than seven months);
(u)    Accounting. Change financial accounting methods or practices (including any change in depreciation or amortization policies), except as required by GAAP in consultation with its independent accountants and after notice to Acquirer;
(v)    Real Property. Enter into any Contract for the purchase or sale of any real property;
(w)    Encumbrances. Place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any of its properties;
(x)    Warranties, Discounts. Materially change the manner in which it provides warranties, discounts or credits to customers, or give any discount, accommodation or other concession in order to accelerate the collection or induce the payment of any receivable or to induce or accelerate the signing of a customer Contract, in each case, other than in the ordinary course of business;
(y)    Interested Party Transactions. Enter into any Contract that, if entered prior to the Agreement Date, would be required to be listed on Schedule 2.13 of the Company Disclosure Letter;

(z)    Licenses. Acquire, apply, register or file for any new licenses or authorizations, or amend any existing license, with any Governmental Entity in any jurisdiction or correspond with any Governmental Entity on any matter (other than in connection with Antitrust Law) that would reasonably be expected to be material to Acquirer (following the Effective Time) or the Transactions, in each case, other than in the ordinary course of business;
(aa)    Subsidiaries. Take any action that would result in the Company having one or more subsidiaries (other than the Subsidiaries); and
(bb)    Other. Take or agree in writing or otherwise to take, any of the actions described in this Section 4.2, or prevent the Company from performing or cause the Company not to perform one or more covenants, agreements or obligations required hereunder to be performed by the Company (such that the conditions set forth in Section 6.3(b) would not be satisfied).
Notwithstanding the foregoing provisions of this Section 4.2, nothing contained in this Agreement shall give Acquirer, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing.
4.3.    Additional Option Grants. Unless there is an All Cash Election, notwithstanding the provisions of Section 4.2(e) above, if prior to Closing, any Acquirer Person would be, or would be reasonably likely to become, a Five Percent Holder, the Company, in consultation with Acquirer, shall promptly grant an additional number of Options, or other awards of Equity Interests, under the terms of the Company’s 2018 Equity Incentive Plan to employees of the Company (other than any Acquirer Person) so as to ensure that no Acquirer Person shall be, or become, a Five Percent Holder prior to the Closing.
ARTICLE V
Additional Agreements
5.1.    Board Recommendation, Stockholder Approval and Stockholder Notice.
(a)    Promptly following the earlier of the Form S-4 Registration Statement being declared effective by the SEC (and in no event later than three Business Days) or an All Cash Election notice being given (and in no event later than ten Business Days), the Company shall circulate an information statement (the “Information Statement”) to the Company Stockholders in connection with the solicitation of their signatures to a written consent (the “Written Consent”) in lieu of a meeting pursuant to Section 228 of Delaware Law, for purposes of (i) considering the adoption and approval of this Agreement and the Merger, (ii) acknowledging that the approval given thereby will be, upon receipt of the Company Stockholder Approval, irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of Delaware Law (including a copy of Section 262 of Delaware Law), and that such stockholder has received and read a copy of Section 262 of Delaware Law, and (iii) acknowledging that by its approval of the Merger, it is not entitled to appraisal rights with respect to its shares in connection with the Merger (collectively, the “Company Stockholder Matters”).  The Written Consent shall not include any other approval or consent other than with respect to the Company Stockholder Matters, and any ancillary or related approvals customary or required in connection therewith. Prior to its mailing, the Information Statement shall have been approved by Acquirer (which approval shall not be unreasonably withheld, conditioned or delayed), and, following its mailing, no amendment or supplement to the Information Statement shall be made by the Company without the approval of Acquirer (which approval shall not be unreasonably withheld, conditioned or delayed). Each of Acquirer and the Company agrees to provide promptly to the other such information concerning its business, financial statements and affairs as, in the reasonable judgment of such other party or its counsel, may be required or advisable to be included in the Information Statement or in any amendment or supplement thereto, and Acquirer and the Company agree to cause their respective representatives to cooperate in the preparation of the Information Statement and any amendment or supplement thereto. The Company’s obligation to obtain the Company Stockholder Approval pursuant to this Section 5.1(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal. The Company shall use its reasonable best efforts to obtain Written Consents executed by each Company Stockholder. Upon obtaining Company Stockholder Approval, the Company shall promptly deliver copies of the executed Written Consents or other documents evidencing the obtainment of Company Stockholder Approval to Acquirer.
(b)    The Company Board shall unanimously recommend that the Company Stockholders vote in favor of the adoption of this Agreement pursuant to the Written Consent, (ii) the Information Statement or other disclosure document distributed to the Company Stockholders in connection with the Merger shall include a statement to the effect that the Company Board has unanimously recommended that the Company Stockholders vote in favor of the approval of the adoption of this Agreement pursuant to the Written Consent and (iii) neither the Company Board nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify in a manner adverse to Acquirer, the unanimous recommendation of the Company Board that the Company Stockholders vote in favor of the approval of the adoption of this Agreement notwithstanding the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal.
(c)    Without limiting the generality of the foregoing, promptly (and in any case within 10 Business Days) after the Company obtains the Company Stockholder Approval, the Company shall prepare, with the cooperation of Acquirer, and mail to each Company Stockholder that has not previously executed the Company Stockholder Consent, a notice (as it may be amended or supplemented from time to time, the “Stockholder Notice”) comprising (i) the notice contemplated by Section 228(e) of Delaware Law of the taking of a corporate action without a meeting by less than a unanimous written consent, and (ii) the notice contemplated by Section 262(d)(2) of Delaware Law, together with a copy of Section 262 of Delaware Law. Prior to its mailing, the Stockholder Notice shall have been approved by Acquirer (which approval shall not be unreasonably withheld, conditioned or delayed), and, following its mailing, no amendment or supplement to the Stockholder Notice shall be made by the Company without the approval of Acquirer (which approval shall not be unreasonably withheld, conditioned or delayed).
5.2.    No Solicitation.
(a)    During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company shall not, and shall not authorize or permit any of the Subsidiaries or any of its or their Representatives to, directly or indirectly, (i) solicit, initiate, seek, knowingly encourage, facilitate, support, or induce any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to, or that would reasonably be expected to lead to, any Acquisition Proposal, or (v) submit any Acquisition Proposal to the vote of any Company Stockholders. The Company shall, and shall cause each of the Subsidiaries and its and their Representatives to, (A) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the Agreement Date with respect to any Acquisition Proposal and (B) immediately revoke or withdraw access of any Person (other than Acquirer and its Representatives) to any data room (virtual or actual) containing any non-public information with respect to the Company or any of the Subsidiaries in connection with an Acquisition Proposal and as soon as practicable request from each Person (other than Acquirer and its Representatives) the prompt return or destruction of all non-public information with respect to the Company or any of the Subsidiaries previously provided to such Person in connection with an Acquisition Proposal. If any of the Subsidiaries or any of the Company’s or the Subsidiaries’ Representatives (whether in his, her or its capacity as such or in any other capacity) takes any action that the Company is obligated pursuant to this Section 5.2 not to authorize or permit such Person to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 5.2.
(b)    The Company shall promptly (but in any event, within 24 hours) notify Acquirer orally and in writing after receipt by the Company or any of the Subsidiaries (or, to the Knowledge of the Company, by any of the Company’s or the Subsidiaries’ Representatives) of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal, or (iv) any request for non-public information relating to the Company or any of the Subsidiaries or for access to any of the properties, books or records of the Company or any of the Subsidiaries by any Person or Persons in connection with, or that would reasonably be expected to lead to an Acquisition Proposal, other than Acquirer and its Representatives. Such notice shall describe (A) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request and (B) the identity of the Person or Group making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request. The Company shall keep Acquirer promptly and reasonably informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto and shall provide to Acquirer a true, correct and complete copy of such inquiry, expression of interest, proposal or offer and any amendments, correspondence and communications related thereto, if it is in writing, or a complete written summary thereof, if it is not in writing. Notwithstanding the foregoing, the Company may inform the Company Board of the receipt of an Acquisition Proposal. The Company shall provide Acquirer with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Company Board) of any meeting of the Company Board at which the Company Board is reasonably expected to discuss any Acquisition Proposal.
5.3.    Confidentiality; Public Disclosure.
(a)    The parties hereto acknowledge that Acquirer and the Company have previously executed a non-disclosure agreement, dated as of March 2, 2020 (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms. The Stockholders’ Agent hereby agrees to be bound by the terms and conditions of the Confidentiality Agreement to the same extent as though the Stockholders’ Agent were a party thereto; provided that the Stockholders’ Agent shall be permitted to disclose Confidential Information to the Advisory Group in its capacity as such. With respect to the Stockholders’ Agent, as used in the Confidentiality Agreement, the term “Confidential Information” shall also include information relating to the Merger or this Agreement received by the Stockholders’ Agent after the Closing or relating to the period after the Closing.
(b)    The Company shall not, and the Company shall cause each Subsidiary and each of its and their respective Representative not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the Transactions or use Acquirer’s name or refer to Acquirer directly or indirectly in connection with Acquirer’s relationship with the Company in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of Acquirer, unless required by law (in which event the Company shall provide Acquirer advance notice to the extent practicable unless otherwise prohibited by Applicable Law) or except as reasonably necessary for the Company to obtain the consents and approvals of Company Stockholders and other third parties contemplated by this Agreement. Notwithstanding anything to the contrary herein or in the Confidentiality Agreement, Acquirer may issue such press releases or make such other public statements regarding this Agreement or the Transactions as Acquirer may, in its reasonable discretion, determine.
5.4.    Reasonable Best Efforts.
(a)    Each of the parties hereto agrees to use its reasonable best efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including using reasonable best efforts to (i) cause the satisfaction of the respective conditions set forth in Article VI, (ii) obtain all necessary actions or non-actions, waivers, consents, approvals, Orders and authorizations from Governmental Entities, obtain the expiration or termination of any applicable waiting periods, make all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any), and (iii) execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Merger and the other Transactions.
(b)    Without limiting the generality of this Section 5.4, as promptly as practicable after the Agreement Date, Acquirer and the Company shall execute and file or cause to be filed, a Notification and Report Form pursuant to the HSR Act with respect to the Transactions, and in any event not later than ten Business Days following the Agreement Date. Each of Acquirer and the Company shall (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that is required in order to effectuate such filings, and (iii) use their reasonable best efforts to promptly supply additional information that is required or reasonably requested by a Governmental Entity pursuant to Antitrust Law in connection with the Transactions. Acquirer shall pay all filing fees, administrative fees, costs and expenses to any Governmental Entity incurred in connection with filings made in connection with this Section 5.4(b). Acquirer and the Company shall each use their respective reasonable best efforts to obtain, and to cooperate with each other to obtain promptly, all required authorizations, approvals, consents, expirations and terminations pursuant to Antitrust Law in connection with the Transactions as promptly as possible.
(c)    Acquirer and the Company shall cooperate and consult with each other in good faith in connection with any application, notification, filing or submission, or any review, investigation or other inquiry by any Governmental Entity pursuant to Antitrust Law, relating to the Transactions. Each of Acquirer and the Company shall keep the other party reasonably apprised of the content and status of any communications with or from any Governmental Entity relating to Antitrust Law with respect to the Transactions, including promptly notifying the other party hereto of any communications with any Governmental Entity relating to the Transactions and promptly providing to the other party copies of any written communications with any Governmental Entity with respect to the Transactions; provided any disclosures or provision of copies by one party to the other pursuant to this Section 5.4(c) may be restricted to outside counsel and may be redacted (i) to remove references concerning the valuation of the Company or concerning other bidders for the Company, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address attorney-client or other privilege concerns. If any party hereto, or any Affiliate thereof, receives a request for additional information or documentary material from any Governmental Entity pursuant to Antitrust Law with respect to the Transactions, then such party shall use reasonable best efforts to provide, or cause to be provided, as soon as reasonably practicable and after consultation with the other party, any additional information that is reasonably required to be provided to such Governmental Entity in response to such request and otherwise make an appropriate response in compliance with such request. Notwithstanding anything to the contrary in this Agreement, Acquirer shall not be required to offer, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, (i) the sale, divestiture or other disposition of any assets, rights, products or businesses of Acquirer or the Company; or (ii) any other restrictions on the activities of Acquirer or the Company.
(d)    Between the Agreement Date and the Closing (or if earlier, the termination of this Agreement in accordance with its terms), Acquirer shall not, and shall cause its controlled Affiliates not to, enter into any Contracts for an acquisition (by stock purchase, merger, consolidation, amalgamation, purchase of assets, license or otherwise) of any ownership interest or assets of any Person that would be reasonably expected to prevent or materially delay the consummation of the Merger.
5.5.    Third-Party Consents; Notices.
(a)    To the extent requested by Acquirer, the Company shall use its reasonable best efforts (which shall not require the Company to grant any material concession or make any material payment to any Person other than non-material processing or consent fees) to obtain prior the Closing, and deliver to Acquirer at or prior to the Closing, all consents, waivers and approvals under each Contract required to be listed or described on Schedule 2.3(c)(ii)(B) of the Company Disclosure Letter (and any Contract entered into after the Agreement Date that would have been required to be listed or described on Schedule 2.3(c)(ii)(B) of the Company Disclosure Letter if entered into prior to the Agreement Date).
(b)    The Company shall give all notices and other information required to be given to the employees of the Company or any Subsidiary, any collective bargaining unit representing any group of employees of the Company or any Subsidiary, and any applicable government authority under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA and other Applicable Law in connection with the Transactions.
5.6.    Litigation. The Company shall (i) notify Acquirer in writing promptly after learning of any Legal Proceeding initiated by or against it or any Subsidiary, or, to the Knowledge of the Company, threatened against the Company, any Subsidiary or any of their respective directors, officers, employees or stockholders in their capacity as such (a “New Litigation Claim”), (ii) notify Acquirer of ongoing material developments in any New Litigation Claim or any litigation claim pending against the Company as of the Agreement Date and (iii) consult in good faith with Acquirer regarding the conduct of the defense of any New Litigation Claim or any litigation claim pending against the Company as of the Agreement Date. Nothing in this Section 5.6 shall require the Company to provide any documents or information to the extent doing so would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information (it being agreed that the Company shall use its reasonable best efforts to provide such documents or communicate such information in a manner that would not waive such privilege, including the execution of a joint defense agreement between the Company and Acquirer with respect to such New Litigation Claim).
5.7.    Access to Information.
(a)    During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, and subject to Applicable Law (a) the Company shall afford Acquirer and its Representatives reasonable access during business hours to (i) the Company’s and each of the Subsidiaries’ properties, personnel, books, Contracts and records and (ii) all other information concerning the business, properties and personnel of the Company and each of the Subsidiaries as Acquirer may reasonably request and (b) the Company shall provide to Acquirer and its Representatives true, correct and complete copies of (i) the Company’s and each of the Subsidiaries’ internal financial statements, and (ii) the Company’s and each of the Subsidiaries’ Tax Returns, Tax elections and any other reasonably requested records and workpapers relating to Taxes, provided, however, that any such access shall be conducted at Acquirer’s expense, under the supervision of the Company and in such a manner as not to unduly and materially interfere with the normal operation of the business of the Company and the Subsidiaries. Nothing herein shall require the Company to disclose any information to Acquirer if such disclosure would, in the Company’s reasonable judgment (based on the reasonable advice of outside counsel) (a) waive any attorney-client or other legal privilege (so long as the Company has reasonably cooperated with Acquirer to permit such inspection of or to disclose such information on a basis that does not result in the loss of such privilege, including disclosing information subject to execution of a joint defense agreement in customary form or limiting disclosure to external counsel for Acquirer) or (b) contravene any applicable Law, so long as the Company has used commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such Law). No information or knowledge obtained by Acquirer during the pendency of the Transactions in any investigation pursuant to this Section 5.7 shall affect or be deemed to modify any representation, warranty, covenant, agreement, obligation or condition set forth herein.
(b)    Subject to compliance with Applicable Law, during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company shall confer from time to time as requested by Acquirer with one or more representatives of Acquirer to discuss any material changes or developments in the operational matters of the Company and each Subsidiary and the general status of the ongoing operations of the Company and each Subsidiary.
5.8.    Spreadsheet. The Company shall prepare and deliver to Acquirer, in accordance with Section 5.12, a spreadsheet (the “Spreadsheet”) in form and substance reasonably satisfactory to Acquirer, which spreadsheet shall be dated as of the Closing Date and shall set forth all of the following information (in addition to the other required data and information specified therein), as of immediately prior to the Closing:
(a)    the names of all of Company Securityholders and their respective addresses and e-mail addresses;
(b)    the number and type of shares of Company Capital Stock held by, or subject to the Company Options or Company Warrants held by, such Company Securityholders and, in the case of outstanding shares, the respective certificate or book-entry numbers;
(c)    the number of shares of Company Capital Stock subject to and the exercise price per share in effect for each Company Option and Company Warrant;
(d)    the number of shares of Company Capital Stock subject to In-the-Money Options and In-the-Money Warrants;
(e)    the calculation of Fully Diluted Company Common Stock, the Per Share Consideration, the Per Share Total Value, the Per Share Cash Percentage, the Per Share Stock Percentage, for each Company Option, the Option Consideration for such Company Option, and for each Company Warrant, the Warrant Consideration for such Company Warrant;
(f)    the calculation of the aggregate amount of cash and Acquirer Common Stock (before withholding Taxes, if any) payable or issuable to each such Company Securityholder pursuant to Section 1.3(a) and, with respect to any payments that would constitute compensation, whether any payroll or employment Taxes are required to be withheld from such payment;
(g)    each Company Stockholder’s Pro Rata Share (expressed as a percentage);

(h)    the following information with respect to each of the shares of Company Capital Stock described in clause (b) of this Section 5.8 that is a “covered security” within the meaning of Treasury Regulation Section 1.6045-1(a)(15), for federal tax purposes and to the knowledge of the Company, (i) the date such shares of Company Capital Stock were originally purchased (or the holding period otherwise started) and (ii) the Company Stockholder’s adjusted tax basis in such shares of Company Capital Stock;
(i)    if a Company Securityholder is a borrower under a promissory note with the Company or any Subsidiary or is otherwise indebted to the Company for any monetary amount, the amount owed by such Company Securityholder (including all accrued interest thereon) as of the Effective Time which shall be deducted from the amount of cash payable in connection with the Closing to such Company Securityholder; and
(j)    a funds flow memorandum setting forth applicable wire transfer instructions for each holder of Company Debt and each Person to whom Company Transaction Expenses are payable as of the Closing as set forth in the Statement of Expenses.
5.9.    Expenses.
(a)    Whether or not the Merger is consummated, except as otherwise set forth herein, all costs and expenses incurred in connection with this Agreement and the Transactions (including Company Transaction Expenses) shall be paid by the party incurring such expense; provided that (i) at or following the Closing, Acquirer shall pay or cause to be paid all Company Transaction Expenses that have been incurred or are payable by the Company and that are unpaid as of the Closing, and (ii) the fees and expenses of the Reviewing Accountant, if any, shall be allocated as provided in Section 1.6(g).
(b)    At least two Business Days prior to the Closing, the Company shall provide Acquirer with a statement, in a form reasonably satisfactory to Acquirer, setting forth all Company Transaction Expenses that have been incurred or are payable by the Company or any Subsidiary and that are and will be unpaid as of the Closing, or anticipated to be incurred or payable by or on behalf of the Company or any Subsidiary after the Closing (the “Statement of Expenses”). The Company shall deliver, from each outside legal counsel, accounting firm, professional advisor, financial advisor, banker, underwriter (including any members of the underwriter syndicate for the Initial Public Offering to the extent Company Transaction Expenses are payable by the Company to such members), consultant, vendor or other payee on the Statement of Expenses, a final invoice, statement or other binding written acknowledgement setting forth: (i) the amounts required to pay off in full and final settlement, on the Closing Date, of all Company Transaction Expenses owing or that may become owing to such Person and the wire transfer information for such payment, and (ii) a written acknowledgement pursuant to which any such Person who performed services for the Company or any of the Subsidiaries, or are otherwise owed any Company Transaction Expenses, acknowledges that upon receipt of the amount referred to in clause (i), such Person will have been paid in full and is not (and will not be) owed any other amount by the Company or any of the Subsidiaries with respect to this Agreement, the other Transaction Documents, the Transactions or the Initial Public Offering. The Company shall make commercially reasonable efforts to take all necessary action to ensure that Company Transaction Expenses shall not be incurred by the Company after the Closing Date without the express prior written consent of Acquirer.
5.10.    Employees.
(a)    For a period of twelve (12) months following the Closing Date (or, if earlier, the date of termination of employment of the relevant Continuing Employee), Acquirer shall (or Acquirer shall cause the Surviving Entity or one of Acquirer’s subsidiaries to) provide to each Continuing Employee the same base salary or wage rate and target cash incentive opportunity that, in each case, were provided to such Employee by the Company or such Subsidiary, as applicable, as of immediately prior to the Effective Time, and, until December 31, 2021 (or, if earlier, the date of termination of employment of the relevant Continuing Employee), employee benefits (other than equity based benefits) that are no less favorable than those provided to such Continuing Employee immediately prior to the Effective Time. For purposes of determining eligibility to participate and entitlement to benefits where length of service is relevant under any Acquirer employee benefit generally applicable to employees of Acquirer and its subsidiaries (a “Acquirer Plan”) and to the extent permitted by applicable Law, Acquirer shall provide that the Continuing Employees shall receive service credit under each Acquirer Plan for their period of service with the Company and the Subsidiaries (and their respective predecessors, if any) prior to the Closing, except that the foregoing shall not apply to accrual or level of benefits (except under a vacation, paid time off or severance plan), to any equity incentive compensation plan or to the extent such credit would result in a duplication of benefits for the same period of service. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time shall be credited to such Continuing Employee following the Effective Time. In addition, and without limiting the generality of the foregoing, to the extent permitted by an Acquirer plan: (i) Acquirer shall make commercially reasonable efforts such that each Continuing Employee shall be eligible to participate, without any waiting time, in any and all Acquirer Plans to the extent that coverage under such Acquirer Plans replaces coverage under comparable Plans in which such Continuing Employee participated immediately prior to the Closing; (ii) for purposes of each Acquirer Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, Acquirer shall use commercially reasonable efforts to cause all pre-existing condition exclusions of such Acquirer Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent such conditions or requirements have been satisfied by the Continuing Employee under the equivalent Company plan prior to the Closing.
(b)    Notwithstanding anything to the contrary set forth in this Agreement, this Section 5.10 will not be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Acquirer, the Surviving Entity or any of their subsidiaries to terminate any Continuing Employee for any reason, (ii) require Acquirer, the Surviving Entity or any of their subsidiaries to continue any Company Employee Plan or prevent the amendment, modification or termination thereof after the Closing Date, (iii) create any third party beneficiary rights in any Person, or (iv) establish, amend or modify any benefit plan, program, agreement or arrangement. No provision of this Section 5.10 shall be construed to create any right to any compensation or benefits on the part of any Continuing Employee or other future, present or former employee of Acquirer, the Surviving Entity or their respective subsidiaries.
5.11.    Termination of Benefit Plans.
(a)    Effective as of the day immediately preceding the Closing Date, the Company shall terminate the Company 401(k) Plan and no later than the Closing Date shall terminate the Company Option Plan (unless Acquirer provides written notice to the Company no later than 5 Business Days prior to the Closing Date that such 401(k) plans shall not be terminated). The Company shall provide Acquirer with evidence that such Company Employee Plan(s) have been terminated pursuant to resolutions of the Company Board or any applicable committee thereof. The form and substance of such resolutions shall be subject to review and reasonable approval by Acquirer. The Company also shall take such other actions in furtherance of terminating such Company Employee Plan(s) as Acquirer may reasonably require. In the event that termination of the Company’s 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Acquirer no later than 10 Business Days prior to the Closing Date. If the Company 401(k) plan is terminated pursuant to this Section 5.11, then as soon as practicable following the 401(k) Closing,

Acquirer shall permit all Continuing Employees who were eligible to participate in the Company 401(k) plan immediately prior to the 401(k) termination to participate in Acquirer’s 401(k) plan and shall permit each such Continuing Employee to elect to transfer his or her account balance when distributed from the terminated Company 401(k) plan, including any outstanding participant loans, to Acquirer’s 401(k) plan.
(b)    The Company shall use commercially reasonable efforts to obtain a release agreement, in substantially the form attached hereto as Exhibit I, from each Promised Option Grantee listed on Schedule 2.2(e) agreeing to a waiver and release of any rights of such Person to receive any Company Options or other Equity Interests of the Company or any Subsidiary in exchange for the consideration set forth therein (the “Promised Option Release”). In the event the Company does not secure a Promised Option Release from any Promised Option Grantee on or prior to Closing, then following the Closing Acquirer may seek to obtain such waiver and release of claims, including by making a reasonable payment to such Promised Option Grantee following good-faith consultation with the Stockholders Agent, which payment shall be a Company Transaction Expense to be funded from the Escrow Fund. In the event a Promised Option Grantee brings a Legal Proceeding against the Surviving Corporation, the Company or the Acquirer, then Stockholders’ Agent may elect to defend such claim and have the power to control and settle such claim, which defense costs and settlement amounts shall be funded from the Escrow Fund. If the Stockholders’ Agent elects not to defend such Legal Proceeding, Acquirer shall assume the defense of such claim and may settle such Legal Proceeding with the consent of the Stockholders’ Agent (such consent not to be unreasonably withheld, conditioned or delayed), and such settlement costs and Acquirer’s reasonable documented out-of-pocket defense costs shall be funded from the Escrow Fund.
5.12.    Certain Closing Certificates and Documents. The Company shall prepare and deliver to Acquirer a draft of each of the Company Closing Financial Certificate and the Spreadsheet not later than five Business Days prior to the Closing Date and a final version of the Company Closing Financial Certificate and the Spreadsheet to Acquirer not later than two Business Days prior to the Closing Date. In the event that Acquirer notifies the Company in good faith that there are reasonably apparent errors in the drafts of the Company Closing Financial Certificate or the Spreadsheet, Acquirer and the Company shall discuss such errors in good faith and the Company shall correct such errors prior to delivering the final versions of the same in accordance with this Section 5.12. Without limiting the foregoing or Section 5.7, the Company shall provide to Acquirer, together with the Company Closing Financial Certificate and the Spreadsheet, such supporting documentation, information and calculations as are reasonably necessary for Acquirer to verify and determine the calculations, amounts and other matters set forth in the Company Closing Financial Certificate and the Spreadsheet. The Company shall use commercially reasonable efforts to deliver to Acquirer a certificate from the Secretaries of State of the States of Delaware and California, dated within three Business Days prior to the Closing Date, certifying that the Company is in good standing and that all applicable Taxes and fees of the Company through and including the Closing Date have been paid.
5.13.     Tax Matters.
(a)    Each of Acquirer, the Stockholders’ Agent and the Company shall cooperate fully, as and to the extent reasonably requested by any of the others, in connection with the filing of Tax Returns and any Legal Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon request therefor) the provision of records and information in such party’s possession or that is reasonably available to such party, and reasonably relevant to any such Legal Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Notwithstanding anything to the contrary in this Agreement, the Stockholders’ Agent shall have no obligation to prepare or file any Tax Returns.

(b)    Unless Acquirer makes the Single-Merger Cash Election that disqualifies the Mergers from being treated as a reorganization pursuant to Section 368(a) of the Code:
(i)    each of Acquirer and the Company shall report the Mergers as a reorganization within the meaning of Section 368(a) of the Code on its U.S. federal income Tax Returns for the taxable year including the Closing Date, shall file all applicable U.S. state and local income Tax Returns in a manner consistent with the Mergers constituting a reorganization, and shall not take any position inconsistent with the Mergers constituting a reorganization in the course of any audit, litigation, or Legal Proceeding, in each case unless otherwise required by Applicable Law; and
(ii)    the parties hereto shall use their respective reasonable best efforts to cause the Mergers to qualify, and refrain from taking any action that could reasonably be expected to prevent or impede the Mergers from qualifying, as a reorganization within the meaning of Section 368(a) of the Code. For the avoidance of doubt, this Section 5.13(b) shall not be deemed to require Acquirer to modify a Cash Increase Notice or otherwise increase the number of shares of Acquirer Common Stock to be issued in the Merger.
5.14.    280G Stockholder Approval. Prior to the Closing Date, the Company shall submit to the Company Stockholders for approval (in a manner reasonably satisfactory to Acquirer), by such number of holders of Company Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”) (which determination shall be made by the Company and shall be subject to review and approval by Acquirer, and submitted to Acquirer for review at least five Business Days prior to Closing, such approval not to be unreasonably withheld, conditioned or delayed), such that such payments and benefits shall not be deemed to be Section 280G Payments, and prior to the Closing, the Company shall deliver to Acquirer notification and documentation reasonably satisfactory to Acquirer that (i) a vote of the holders of Company Capital Stock was solicited in conformance with Section 280G of the Code and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any payments and/or benefits that were subject to the stockholder vote (the “280G Stockholder Approval”) or (ii) that the 280G Stockholder Approval was solicited and not obtained and as a consequence, that such payments and/or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the Parachute Payment Waivers that were executed by the affected individuals prior to the solicitation of the vote of the holders of Company Capital Stock pursuant to this Section 5.14.
5.15.    S-4 Registration Statement.
(a)    Subject to (i) compliance by the Company with its obligations under Section 5.15(c) and (d), and (ii) Acquirer not having delivered to the Company an All Cash Election notice, Acquirer, in cooperation with the Company, shall finalize and cause to be filed with the SEC a registration statement on Form S-4, which shall include a prospectus (the “Form S-4 Registration Statement”) by March 1, 2021 (subject to any extension of such date as may be determined in the Company’s reasonable sole discretion), in connection with the registration under the Securities Act of the shares of Acquirer Common Stock to be issued by virtue of the Merger. Each of Acquirer and the Company shall use reasonable best efforts to cause the Form S-4 Registration Statement to comply with the applicable rules and regulations promulgated by the SEC and Nasdaq, to promptly notify the other, cooperate with respect to, and respond promptly to, any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Each of Acquirer and the Company shall promptly furnish all information concerning the respective party and their respective subsidiaries and stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.15. If, at any time prior to the Effective Time, any information relating to Acquirer or the Company, or any of their respective Affiliates, directors or officers, should be discovered by Acquirer or the Company which should be set forth in an amendment or supplement to either the Form S-4 Registration Statement or the Information Statement such that either such document would not include any misstatement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, an appropriate amendment or supplement describing such information shall be prepared and, following a reasonable opportunity for the other party (and its counsel) to review and comment on such amendment or supplement, promptly filed with the SEC in the case of an amendment or supplement to the Form S-4 Registration Statement or disseminated to the Company Stockholders in the case of an amendment or supplement to the Information Statement. No filing of any amendment or supplement to the Form S-4 Registration Statement will be made by Acquirer, without the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed.
(b)    Acquirer covenants and agrees that the Form S-4 Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company covenants and agrees that the information supplied by or on behalf of the Company or any of the Subsidiaries to Acquirer for inclusion in the Form S-4 Registration Statement (including the Financial Statements) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Acquirer makes no covenant, representation or warranty with respect to statements made in the Form S-4 Registration Statement based on information provided by the Company or any of the Subsidiaries or any of their Representatives for inclusion therein. The Company and its legal counsel shall be given reasonable opportunity to review and comment on the Form S-4 Registration Statement, including all amendments and supplements thereto, prior to the filing thereof with the SEC, and on the response to any comments on the SEC prior to the filing thereof with the SEC. If Acquirer or the Company become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Form S-4 Registration Statement, then such party, as the case may be, shall promptly inform the other party and shall cooperate with such other party in filing such amendment or supplement with the SEC.
(c)    The parties shall reasonably cooperate with each other and provide, and cause their respective Representatives to provide, the other party and its Representatives, with all true, correct and complete information, regarding such party or any of its subsidiaries that is required by Law to be included in the Form S-4 Registration Statement or reasonably requested by Acquirer to be included in the Form S-4 Registration Statement. The Company will deliver to Acquirer, as promptly as practicable following the Agreement Date, the Company’s audited, consolidated financial statements as of and for the year period ending December 31, 2020 (including balance sheet, statement of operations, statement of stockholders’ equity (deficit), statement of cash flows and footnotes).
(d)    Each of Acquirer and the Company agree that upon any delivery by Acquirer of a Cash Increase Notice to the Company that results in there being no shares of Acquirer Common Stock that would become issuable as part of the Merger Consideration hereunder, the agreements and obligations of the parties set forth in this Section 5.15 shall become null and void and have no further effect.
5.16.    Listing. Subject to there being shares of Acquirer Common Stock included as part of the Merger Consideration payable hereunder, at or prior to the Effective Time, Acquirer shall use its commercially reasonable efforts to cause such shares of Acquirer Common Stock being issued in the Merger to be approved for listing (subject to notice of issuance) on the Nasdaq market at or prior to the

Effective Time. The parties will use commercially reasonable efforts to coordinate with respect to compliance with Nasdaq rules and regulations. The Company will cooperate with Acquirer as reasonably requested by Acquirer with respect to the listing application for the Acquirer Common Stock and promptly furnish to Acquirer all information concerning the Company and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.16.
5.17.    Section 16 Matters. Subject to there being shares of Acquirer Common Stock included as part of the Merger Consideration payable hereunder, prior to the Effective Time, Acquirer shall take all such steps as may be required to cause any acquisitions of such Acquirer Common Stock in connection with the Transactions, by each individual who is, or is reasonably expected to become, subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Acquirer, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
5.18.    Termination of Financing Statements. For Company Debt related to borrowed money, the Company shall use commercially reasonable efforts to deliver Payoff Letters to Acquirer that shall provide for the termination and release of all Encumbrances relating to such Company Debt following satisfaction of the terms set forth in such Payoff Letters (including the payment of premiums, deferred interest, back-end fees or other amounts payable above the principal amount of such Company Debt in connection with the full and final discharge thereof) and authorization for the Company to file or record, on behalf of the holder of such Company Debt, a UCC-3 termination statement or other instruments of release or discharge satisfactory to Acquirer that all Encumbrances on the assets of the Company and the Subsidiaries shall be released prior to, or simultaneously with, the Closing. For all other items of Company Debt that are secured by Encumbrances on assets of the Company and the Subsidiaries, the Company and the Subsidiaries shall take all actions necessary such that (i) UCC-3 termination statements, as applicable, have been filed prior to the Closing Date or may be filed by Acquirer on or after the Closing Date with respect to each of the UCC-1 financing statements filed with respect to security interests in assets of the Company and the Subsidiaries that have not yet expired, and (ii) all Encumbrances (other than Permitted Encumbrances) on assets of the Company and the Subsidiaries shall be released prior to or simultaneously with the Closing.
5.19.    Director and Officer Indemnification.
(a)    If the Merger is consummated, then until the sixth anniversary of the Closing Date, Acquirer will cause the Surviving Entity to fulfill and honor in all respects the obligations of the Company and each of the Subsidiaries to its present and former directors and officers determined as of immediately prior to the Effective Time (the “Company Indemnified Parties”) pursuant to indemnification agreements with the Company or the Subsidiaries in effect on the Agreement Date and pursuant to the Certificate of Incorporation or the Bylaws (or equivalent organizational documents), in each case, in effect on the Agreement Date (the “Company Indemnification Provisions”), with respect to claims arising out of acts or omissions occurring at or prior to the Effective Time that are asserted after the Effective Time. The certificate of incorporation and bylaws of the Surviving Entity will contain provisions with respect to advancement, exculpation and indemnification that are at least as favorable in the aggregate to the Company Indemnified Parties as those contained in the certificate of incorporation and bylaws of the Company (or equivalent organizational documents) as in effect on the Agreement Date, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that adversely affects the rights thereunder of the Company Indemnified Parties, unless such modification is required by Applicable Law. Notwithstanding anything to the contrary contained in the Company Indemnification Provisions, no Company Indemnified Party shall be entitled to coverage under any Acquirer director and officer insurance policy or errors and omission policy unless such Company Indemnified Party is separately eligible for coverage under such policy pursuant to Acquirer’s policies and procedures and the terms of such insurance policy.

(b)    Prior to the Effective Time, the Company shall purchase (and provide evidence of same to Acquirer) tail insurance coverage (the “Tail Insurance Coverage”) for the Company Indemnified Parties in a form reasonably satisfactory to the Company and Acquirer, which shall provide the Company Indemnified Parties with coverage for six years following the Closing Date in an amount not less than the existing coverage in scope and amount and that shall have other terms not materially less favorable to the insured persons than the directors’ and officers’ liability insurance coverage maintained by the Company as of the Agreement Date. Acquirer shall cause the Surviving Entity to maintain the Tail Insurance Coverage in full force and effect and continue to honor the obligations thereunder until the sixth anniversary of the Closing Date.
(c)    This Section 5.19 (i) shall survive the consummation of the Merger, (ii) is intended to benefit each Company Indemnified Party and their respective heirs, (iii) is in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have against Acquirer or the Surviving Entity first arising after the earlier of the Closing Date and the termination of this Agreement by contract or otherwise, and (iv) shall not be terminated or modified in such a manner as to adversely affect the rights of any Company Indemnified Party under this Section 5.19 without the written consent of such affected Company Indemnified Party; provided that recourse shall first be against the Tail Insurance Coverage until it is exhausted before recovery against Acquirer shall take place.
(d)    In the event that Acquirer, the Company or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Acquirer shall ensure that the successors and assigns of Acquirer, the Company or the Surviving Entity, as the case may be, shall assume the obligations set forth in this Section 5.19.
5.20.    Cash Increase Notice. The Acquirer shall only be allowed to deliver a Cash Increase Notice (including an All Cash Election) and make a Single-Merger Cash Election until the earlier to occur of (a) March 15, 2021 and (b) the fourth Business Day following the closing of an Equity Financing and shall not be entitled to revoke any such Cash Increase Notice or Single-Merger Cash Election after made.
ARTICLE VI
Conditions to the Merger
6.1.    Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party hereto to consummate the Transactions shall be subject to the satisfaction or waiver in writing at or prior to the Closing of each of the following conditions:
(a)    Company Stockholder Approval. The Company Stockholder Approval shall have been duly and validly obtained.
(b)    Effectiveness of Form S-4 Registration Statement. To the extent shares of Acquirer Common Stock are included as part of the Merger Consideration hereunder, the Form S-4 Registration Statement shall have been declared effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement that has not been withdrawn.
(c)    Listing. To the extent shares of Acquirer Common Stock are included as part of the Merger Consideration hereunder, the shares of Acquirer Common Stock to be issued in the Merger pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on Nasdaq.

(d)    Illegality. No Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger on the terms contemplated herein shall be in effect, and no lawsuit shall have been filed by any Governmental Entity in a court of competent jurisdiction seeking any of the foregoing, and no Applicable Law or Order shall have been enacted, entered, enforced or deemed applicable to the Merger that makes the consummation of the Merger illegal.
(e)    Governmental Approvals. The applicable waiting period under the HSR Act shall have expired or early termination of such waiting period shall have been granted by the applicable Governmental Entity.
6.2.    Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Transactions shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions (it being understood and agreed that each such condition is solely for the benefit of the Company and may be waived by the Company in writing in its sole discretion without notice or Liability to any Person):
(a)    Representations and Warranties. The representations and warranties made by Acquirer and Merger Subs in Section 3.1 (Organization and Standing) and Section 3.2(a)(Authority) shall be true and correct in all respects on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be so true and correct with respect to such specified date or dates), and the other representations and warranties made by Acquirer and Merger Subs herein shall be true and correct in all respects (without giving effect to any limitation as to “materiality,” “material,” “in all material respects,” or “Material Adverse Effect,” or other similar terms set forth therein) on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such dates (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct with respect to such specified date or dates), other than where the circumstances causing such failures to be so true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Acquirer.
(b)    Covenants. Acquirer shall have performed and complied in all material respects with all covenants, agreements and obligations herein required to be performed and complied with by Acquirer at or prior to the Closing.
(c)    No Material Adverse Effect. Since the Agreement Date, there shall not have occurred a Material Adverse Effect that is continuing with respect to Acquirer.
(d)    Receipt of Closing Deliveries. The Company shall have received each of the agreements, instruments, certificates and other documents set forth in Section 1.2.
6.3.    Additional Conditions to the Obligations of Acquirer. The obligations of Acquirer and Merger Subs to consummate the Transactions shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions (it being understood and agreed that each such condition is solely for the benefit of Acquirer and Merger Subs and may be waived by Acquirer (on behalf of itself and/or Merger Subs) in writing in its sole discretion without notice or Liability to any Person):
(a)    Representations and Warranties.

(i)    The Fundamental Representations shall be true and correct in all respects on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such dates (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be so true and correct with respect to such specified date or dates).
(ii)    The representations and warranties of the Company set forth in Section 2.2(a), the second sentence of Section 2.2(b), the first sentence of Section 2.2(c), the first sentence of Section 2.2(d) and the first sentence of Section 2.2(e) shall be true and correct in all respects as of the Agreement Date and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct in all respects, subject to the qualifications as set forth in the preceding clause (x), as of such particular date).
(iii)    All other representations and warranties of the Company herein shall be true and correct in all respects (without giving effect to any limitation as to “materiality,” “material,” “in all material respects,” or “Material Adverse Effect,” or other similar terms set forth therein) on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be so true and correct with respect to such specified date or dates), other than where the circumstances causing such failures to be so true and correct have not had and would not reasonably be expected to have, a Material Adverse Effect with respect to the Company and the Subsidiaries, taken as a whole.
(b)    Covenants. The Company shall have performed and complied in all material respects with all covenants, agreements and obligations herein required to be performed and complied with by the Company at or prior to the Closing.
(c)    No Material Adverse Effect. Since the Agreement Date, there shall not have occurred a Material Adverse Effect that is continuing with respect to the Company.
(d)    Employees. Unless their employment is earlier terminated as a result of their death or disability, either (i) Tina Nova, and at least two of the other Key Employees or (ii) in the event that Tina Nova’s employment has been terminated as a result of her death or disability, at least three of the other Key Employees, shall have remained continuously employed from the Agreement Date through the Closing and shall have signed an Offer Letter, each of which shall continue to be in full force and effect, and no action shall have been taken by such individual to rescind any such agreements.
(e)    Receipt of Closing Deliveries. Acquirer shall have received each of the agreements, instruments, certificates and other documents set forth in Section 1.2(b).
ARTICLE VII
Termination
7.1.    Termination. At any time prior to the Closing, this Agreement may be terminated, and the Merger abandoned by authorized action taken by the terminating party, whether before or after the Company Stockholder Approval is obtained:

(a)    by mutual written consent of Acquirer and the Company;
(b)    by either Acquirer or the Company, by written notice to the other, if the Closing shall not have occurred on or before August 2, , 2021(the “Termination Date”) or such other date that Acquirer and the Company may agree upon in writing; provided that if, as of August 2, 2021, (i) the conditions set forth in Section 6.1(d) or Section 6.1(e) have not been satisfied and (ii) all other conditions set forth in Section 6.1 and Section 6.3 have been satisfied or waived (other than any such conditions that by their nature are to be satisfied by actions to be taken at the Closing), then the Termination Date shall be automatically extended by ninety (90) days; provided further that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose breach of any covenant, agreement or obligation hereunder is the principal cause of, or directly resulted in, the failure of the Closing to occur on or before such date.
(c)    by either Acquirer or the Company, by written notice to the other, if any Order of a Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and non-appealable, provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(c) whose failure to fulfill any obligation under this Agreement shall have been a material cause of, or resulted in, the occurrence of such Order;
(d)    by Acquirer, by written notice to the Company, if (i) upon a breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become inaccurate, in either case such that the condition set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that if such breach or inaccuracy is curable within 20 days (but not later than the Termination Date) by the Company, then Acquirer may not terminate this Agreement pursuant to this Section 7.1(d) for 20 days (or until the Termination Date) after delivery of written notice from Acquirer to the Company of such breach or inaccuracy (it being understood that Acquirer may not terminate this Agreement pursuant to this Section 7.1(d) if such breach or inaccuracy is cured during such period, provided further that no such cure period shall be available or applicable to any such breach that by its nature cannot be cured; and provided further that Acquirer shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Acquirer is then in material breach of this Agreement, or (ii) the Company shall have materially breached Section 5.1 or Section 5.2; or
(e)    by the Company, by written notice to Acquirer, upon a breach of any covenant or agreement on the part of Acquirer set forth in this Agreement, or if any representation or warranty of Acquirer shall have become inaccurate, in either case such that the condition set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that if such breach or inaccuracy is curable within 20 days (but not later than the Termination Date) by Acquirer, then the Company may not terminate this Agreement pursuant to this Section 7.1(e) for 20 days (or until the Termination Date) after delivery of written notice from the Company to Acquirer of such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(e) if such breach or inaccuracy is cured during such period), provided however that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if the Company is then in material breach of this Agreement.
7.2.    Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no Liability on the part of Acquirer, Merger Sub, the Company, the Stockholders’ Agent or their respective officers, directors, stockholders or Affiliates; provided that (i) Section 5.3 (Confidentiality; Public Disclosure), Section 5.9

(Expenses), this Section 7.2 (Effect of Termination), Article VIII (General Provisions) and any related definition provisions in or referenced in Exhibit A and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve any party hereto from Liability in connection with any Fraud by or on behalf of, or a willful breach of any covenant, agreement or obligation of, such party herein.
ARTICLE VIII
General Provisions
8.1.    Stockholders’ Agent.
(a)    At the Closing, by virtue of the approval of the Merger and this Agreement by the Company Securityholders and without any further action of any of the Company Securityholders or the Company, Fortis Advisors LLC shall be constituted and appointed as the Stockholders’ Agent. The Stockholders’ Agent shall be the exclusive agent and attorney-in-fact for and on behalf of the Company Securityholders to: (i) execute, as the Stockholders’ Agent, this Agreement and any agreement or instrument entered into or delivered in connection with the Transactions, (ii) give and receive notices, instructions and communications permitted or required under this Agreement, or any other agreement, document or instrument entered into or executed in connection herewith, for and on behalf of any Company Securityholder, to or from Acquirer relating to this Agreement or any of the Transactions and any other matters contemplated by this Agreement or by such other agreement, document or instrument (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by each Company Securityholder individually), (iii) pursuant to Section 1.6, review, negotiate, object to, accept or agree to Acquirer’s calculation of the Adjusted Cash Consideration, (iv) review, negotiate and agree to and authorize Acquirer to reclaim an amount of cash from the Escrow Account pursuant to the terms of Section 1.6 hereof (including by not objecting to such claims), (iv) object to such claims pursuant to Section 1.6, (v) consent or agree to, negotiate, enter into, or, if applicable, contest, prosecute or defend, settlements and compromises of, and demand arbitration and comply with Orders of courts and awards of arbitrators with respect to, such claims, resolve any such claims, take any actions in connection with the resolution of any dispute relating hereto or to the Transactions by arbitration, settlement or otherwise, and take or forego any or all actions permitted or required of any Company Securityholder or necessary in the judgment of the Stockholders’ Agent for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement, (vi) consult with legal counsel, independent public accountants and other experts selected by it, solely at the cost and expense of the Company Securityholders, (vii) consent or agree to any amendment to this Agreement or to waive any terms and conditions of this Agreement providing rights or benefits to the Company Securityholders (other than with respect to the issuance of the Merger Consideration less the Escrow Amount) in accordance with the terms hereof and in the manner provided herein, and (ix) take all actions necessary or appropriate in the judgment of the Stockholders’ Agent for the accomplishment of the foregoing under this Agreement, the Escrow Agreement or the Stockholders’ Agent Engagement Agreement, in each case without having to seek or obtain the consent of any Person under any circumstance. Notwithstanding the foregoing, the Stockholders’ Agent shall have no obligation to act on behalf of the Company Securityholders, except as expressly provided herein, in the Escrow Agreement and in the Stockholders’ Agent Engagement Agreement, and for purposes of clarity, there are no obligations of the Stockholders’ Agent in any ancillary agreement, schedule, exhibit or the Company Disclosure Letter. Acquirer, Merger Subs and their respective Affiliates (including after the Effective Time, the Surviving Entity) shall be entitled to rely on the appointment of Fortis Advisors LLC as the Stockholders’ Agent and treat such Stockholders’ Agent as the duly appointed attorney-in-fact of each Company Securityholder and has having the duties, power and authority provided for in this Section 8.1. The powers, immunities and rights to indemnification granted to the Stockholders’ Agent Group hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Company Securityholder and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Company Securityholder of the whole or any fraction of his, her or its interest in the Escrow Fund. The Company Securityholders and their successors shall be bound by all authorized actions taken and documents executed by the Stockholders’ Agent under this Agreement, the Escrow Agreement or the Stockholders’ Agent Engagement Agreement as if expressly confirmed and ratified in writing by the Company Securityholders, and all defenses which may be available to any Company Securityholder to contest, negate or disaffirm the action of the Stockholders’ Agent taken in good faith under this Agreement, the Escrow Agreement or the Stockholders’ Agent Engagement Agreement are waived. Acquirer and Merger Subs shall be entitled to rely exclusively on any action or decision of the Stockholders’ Agent. The Stockholders’ Agent shall be entitled to: (i) rely upon the Spreadsheet, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Company Securityholder or other party. The Person serving as the Stockholders’ Agent may be removed or replaced from time to time, or if such Person resigns from his, her or its position as the Stockholders’ Agent, then a successor may be appointed, by the holders of a majority in interest of the aggregate amount of cash then held in the Escrow Account (or, in the event that there is no cash then held in the Escrow Account by the Company Securityholders collectively having a Pro Rata Share greater than 50%) upon not less than 30 days’ prior written notice to Acquirer. The immunities and rights to indemnification shall survive the resignation or removal of the Stockholders’ Agent or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the Escrow Agreement. No bond shall be required of the Stockholders’ Agent.
(b)    Certain Company Securityholders have entered into an engagement agreement (the “Stockholders’ Agent Engagement Agreement”) with the Stockholders’ Agent to provide direction to the Stockholders’ Agent in connection with its services under this Agreement, the Escrow Agreement and the Stockholders’ Agent Engagement Agreement (such Company Securityholders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Stockholders’ Agent nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Stockholders’ Agent Group”), shall be liable to any Company Securityholder for any act done or omitted hereunder, under the Escrow Agreement or under the Stockholders’ Agent Engagement Agreement as the Stockholders’ Agent while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and without gross negligence or willful misconduct. The Company Securityholders shall severally but not jointly indemnify and defend the Stockholders’ Agent Group and hold it harmless against any loss, Liability, claim, damage, fee, cost, judgment, fine, amount paid in settlement or expense incurred without gross negligence, willful misconduct or bad faith on the part of the Stockholders’ Agent and arising out of, resulting from or in connection with the acceptance or administration of its duties hereunder, under the Escrow Agreement or under the Stockholders’ Agent Engagement Agreement, including all reasonable out-of-pocket costs and expenses and legal fees and other legal costs, fees and costs of other skilled professionals and costs in connection with seeking recovery from insurers reasonably incurred by the Stockholders’ Agent (collectively, the “Stockholders’ Agent Expenses”). If not paid directly to the Stockholders’ Agent by the Company Securityholders, such Stockholders’ Agent Expenses may be recovered by the Stockholders’ Agent first, from the Expense Fund, and second, from the portion of the Escrow Fund otherwise distributable to the Company Securityholders pursuant to the terms hereof, at the time of distribution, and such recovery will be made from the Company Securityholders according to their respective Pro Rata Shares of such Stockholders’ Agent Expenses. The Company Securityholders acknowledge that the Stockholders’ Agent shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement, the Stockholders’ Agent Engagement Agreement or the transactions contemplated hereby or thereby. Furthermore, the Stockholders’ Agent shall not be required to take any action unless the Stockholders’

Agent has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Stockholders’ Agent against the costs, expenses and liabilities which may be incurred by the Stockholders’ Agent in performing such actions.
(c)    After the Closing, any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Stockholders’ Agent that is within the scope of the Stockholders’ Agent’s authority under Section 8.1(a) shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Company Securityholders and shall be final, binding and conclusive upon each such Company Securityholder; and Acquirer shall be entitled to rely exclusively upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Company Securityholder. Acquirer, Merger Subs and the Surviving Entity are hereby relieved from any Liability to any Person for any acts done by them in accordance with such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Stockholders’ Agent.
(d)    Upon the Closing, Acquirer shall wire to the Stockholders’ Agent $50,000 (the “Expense Fund Amount”). The Expense Fund Amount shall be held by the Stockholders’ Agent in a segregated client account and shall be used (i) for the purposes of paying directly or reimbursing the Stockholders’ Agent for any Stockholders’ Agent Expenses incurred pursuant to this Agreement, the Escrow Agreement or any Stockholders’ Agent Engagement Agreement, or (ii) as otherwise determined by the Advisory Group (the “Expense Fund”). The Stockholders’ Agent is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Stockholders’ Agent is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund and has no tax reporting or income distribution obligations. The Company Securityholders will not receive any interest on the Expense Fund and assign to the Stockholders’ Agent any such interest. Subject to Advisory Group approval, the Stockholders’ Agent may contribute funds to the Expense Fund from any consideration otherwise distributable to the Company Securityholders. As soon as reasonably determined by the Stockholders’ Agent that the Expense Fund is no longer required to be withheld, the Stockholders’ Agent shall distribute the remaining Expense Fund (if any) to the Paying Agent for further distribution to the Company Securityholders.
8.2.    Non-Survival of Representations and Warranties; Covenants. If the Merger is consummated, the representations and warranties of the Company, Acquirer and Merger Subs contained in this Agreement, and in the other certificates contemplated by this Agreement, shall expire and be of no further force or effect as of the Closing. If the Merger is consummated, all covenants of the parties hereto shall expire and be of no further force or effect as of the Closing, except to the extent such covenants provide that they are to be performed after the Closing.
8.3.    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via email to the email address set out below (provided that the sender of such email does not receive a written notification of delivery failure) or (c) when delivered by a reputable national overnight air courier service. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing by such party, provided that with respect to notices deliverable to the Stockholders’ Agent, such notices shall be delivered solely via email:

(i)    if to Acquirer or Merger Sub, to:
Veracyte, Inc.
6000 Shoreline Court, Suite 300
South San Francisco, CA 94080
Attention: Chief Executive Officer
Email: bonnie@veracyte.com
with a copy (which shall not constitute notice) to:
Fenwick & West LLP
555 California Street, 12th Floor
San Francisco, California 94104
Attention:     Douglas N. Cogen
        Lynda Twomey
Email:        dcogen@fenwick.com
        ltwomey@fenwick.com
(ii)    if to the Company, to:
Decipher Biosciences, Inc.
6925 Lusk Boulevard, Suite 200
San Diego, CA 92121
Attention: Chief Executive Officer and Chief Financial Officer
Email: tina.nova@decipherbio.com
    brent.vetter@decipherbio.com
with a copy (which shall not constitute notice) to:
Cooley LLP
4401 Eastgate Mall
San Diego, CA 92121
Attention:    Barbara Borden
        Charles Bair
Email:        bordenbl@cooley.com
        cbair@cooley.com
(iii)    if to the Stockholders’ Agent, to:
Fortis Advisors LLC
Attention: Notices Department (Project Delight)
Email: notices@fortisrep.com
8.4.    Interpretation. When a reference is made herein to Articles, Sections, subsections, Schedules or Exhibits, such reference shall be to an Article, Section or subsection of, or a Schedule or an Exhibit to this Agreement unless otherwise indicated. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Where a reference is made to a Contract, instrument or Applicable Law, such reference is to such Contract, instrument or Applicable Law as amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Applicable

Law) by succession of comparable successor Applicable Law and references to all attachments thereto and instruments incorporated therein. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender and neutral forms of such words, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement, (iv) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection, (v) references to any Person include the successors and permitted assigns of that Person, (vi) references from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively, (vii) the phrases “provide to” and “deliver to” and phrases of similar import mean that a true, correct and complete paper or electronic copy of the information or material referred to has been delivered to the party to whom such information or material is to be provided, (viii) the phrase “made available to” and phrases of similar import means, with respect to any information, document or other material of Acquirer or the Company, that such information, document or material was made available for review and properly indexed by the Company or Acquirer, respectively, and its Representatives in the virtual data room established by Acquirer or the Company, respectively, in connection with this Agreement at least 48 hours prior to the execution of this Agreement or actually delivered (whether by physical or electronic delivery) to the Company or Acquirer, respectively, or its Representatives at least 48 hours prior to the execution of this Agreement, unless such information, document or other material is requested by the other party less than 48 hours prior to the execution of this Merger Agreement, and (ix) the phrase “willful breach” shall mean a deliberate act or a deliberate failure to act on the part of any party to this Agreement, which act or failure to act constitutes in and of itself a material breach of any covenant of such party contained in this Agreement, regardless of whether breaching was the conscious object of the act or failure to act. The symbol “$” refers to United States Dollars. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be rounded to the tenth decimal place, except in respect of payments, which shall be rounded to the nearest whole United States cent.
8.5.    Amendment. Subject to Applicable Law, the parties hereto may amend this Agreement by authorized action at any time pursuant to an instrument in writing signed on behalf of each of the parties hereto; provided that after the Company Stockholder Approval is obtained, no amendment shall be made to this Agreement that by Applicable Law requires further approval by the Company Stockholders without such further approval. To the extent permitted by Applicable Law, Acquirer and the Stockholders’ Agent may cause this Agreement to be amended at any time after the Closing by execution of an instrument in writing signed on behalf of Acquirer and the Stockholders’ Agent.
8.6.    Extension; Waiver. At any time at or prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto owed to such party, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive any breaches of any of the covenants, agreements, obligations or conditions for the benefit of such party contained herein. At any time after the Closing, Acquirer and the Stockholders’ Agent may, to the extent legally allowed, (A) extend the time for the performance of any of the obligations of the other owed to such party, (B) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto or (C) waive any breaches of any of the covenants, agreements, obligations or conditions for the benefit of such party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing that is (I) prior to the Closing with respect to the Company and/or the Company Securityholders, signed by the Company, (II) after the Closing with respect to the Company Securityholders and/or the Stockholders’ Agent, signed by the Stockholders’ Agent and (III) with respect to Acquirer and/or Merger Sub, signed by Acquirer. Without limiting the generality or effect of the preceding sentence, no failure to exercise or delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision herein.
8.7.    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood and agreed that all parties hereto need not sign the same counterpart. The delivery by facsimile or by electronic delivery in PDF format of this Agreement with all executed signature pages (in counterparts or otherwise) shall be sufficient to bind the parties hereto to the terms and conditions set forth herein. All of the counterparts will together constitute one and the same instrument and each counterpart will constitute an original of this Agreement.
8.8.    Entire Agreement; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, the Schedules, including the Company Disclosure Letter, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms and (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that Section 5.19 is intended to benefit the Company Indemnified Parties).
8.9.    Assignment. Neither this Agreement nor any of the rights and obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Acquirer and/or Merger Sub may assign its rights and delegate its obligations under this Agreement to any direct or indirect wholly owned subsidiary of Acquirer without the prior consent of any other party hereto; provided that notwithstanding any such assignment, Acquirer and/or Merger Sub, as applicable, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.
8.10.    Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably necessary to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.
8.11.    Remedies Cumulative; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing herein shall be deemed a waiver by any party hereto of any right to specific performance or injunctive relief. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereto hereby waive the requirement of any posting of a bond in connection with the remedies described herein. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.
8.12.    Governing Law. This Agreement, the Transactions, all acts pursuant hereto and all obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law that would refer a matter to different jurisdiction. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located within the State of Delaware in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions and such documents, and hereby waive, and agree not to assert, as a defense in any Legal Proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such Legal Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such Legal Proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Legal Proceeding in the manner provided in Section 8.3 or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof.
8.13.    Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.
8.14.    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES TO IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY LITIGATION.
8.15.    Third Party Beneficiaries; No Recourse. Except as provided in Sections 5.19, and 8.16, the parties to this Agreement agree on their own behalf and on behalf of their respective subsidiaries and Affiliates that this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the parties to this Agreement, and no party’s former, current and future equity holders, controlling persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equity holder, controlling person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing of a party to this Agreement shall have any liability relating to this Agreement or any of the Transactions).
8.16.    Conflict of Interest. If the Stockholders’ Agent so desires, acting on behalf of the Company Stockholders and without the need for any consent or waiver by the Company or Acquirer,

Cooley LLP (“Cooley”) shall be permitted to represent the Company Stockholders after the Closing in connection with any matter, including without limitation, anything related to the Transactions, any other agreements referenced herein or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Cooley shall be permitted to represent the Company Stockholders, any of their agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (including any litigation, arbitration or other adversary proceeding) with Acquirer, the Company or any of their agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement, including with respect to any indemnification claims. Upon and after the Closing, the Company shall cease to have any attorney-client relationship with Cooley, unless and to the extent Cooley is specifically engaged in writing by the Company to represent the Company after the Closing and either such engagement involves no conflict of interest with respect to the Company Stockholders or the Stockholders’ Agent consents in writing at the time to such engagement. Any such representation of the Company by Cooley after the Closing shall not affect the foregoing provisions hereof.
8.17.    Company Disclosure Letter and Acquirer Disclosure Letter. The Company Disclosure Letter and Acquirer Disclosure Letter have been arranged, for purposes of convenience only, as separate Schedules corresponding to the subsections of Article II and Article III, respectively, of this Agreement. The representations and warranties contained in Article II and Article III, of this Agreement are subject to (a) the exceptions and disclosures set forth in the part of the Company Disclosure Letter and Acquirer Disclosure Letter, as applicable, corresponding to the particular subsection of Article II and Article III in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part of the Company Disclosure Letter and Acquirer Disclosure Letter, as applicable, by reference to another part of the Company Disclosure Letter and Acquirer Disclosure Letter, as applicable; and (c) any exception or disclosure set forth in any other part of the Company Disclosure Letter and Acquirer Disclosure Letter, as applicable, to the extent it is reasonably apparent on the face of such disclosure that such exception or disclosure is intended to qualify such representation and warranty. No reference to or disclosure of any item or other matter in the Company Disclosure Letter or Acquirer Disclosure Letter, as applicable, shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Company Disclosure Letter or Acquirer Disclosure Letter, as applicable. The information set forth in the Company Disclosure Letter and Acquirer Disclosure Letter, as applicable, is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of Applicable Law or breach of any agreement. The Company Disclosure Letter and Acquirer Disclosure Letter, as applicable, and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of the Company contained in this Agreement. Nothing in the Company Disclosure Letter or Acquirer Disclosure Letter is intended to broaden the scope of any representation or warranty contained in this Agreement or create any covenant. Matters reflected in the Company Disclosure Letter and Acquirer Disclosure Letter, as applicable, are not necessarily limited to matters required by this Agreement to be reflected in the Company Disclosure Letter and Acquirer Disclosure Letter, as applicable.

[Signature Page Next]

IN WITNESS WHEREOF, Acquirer, Merger Sub, the Company and the Stockholders’ Agent have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

Veracyte, Inc.

By: /s/ Bonnie H. Anderson
Name: Bonnie H. Anderson
Title: Chief Executive Officer

Delight Merger Sub I, Inc.

By: /s/ Bonnie H. Anderson
Name: Bonnie H. Anderson
Title: Chief Executive Officer

Delight Merger Sub II, LLC

By: /s/ Bonnie H. Anderson
Name: Bonnie H. Anderson
Title: Chief Executive Officer

IN WITNESS WHEREOF, Acquirer, Merger Sub, the Company and the Stockholders’ Agent have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.
Decipher Biosciences, Inc.

By: /s/ Tina S. Nova
Name: Tina S. Nova
Title: Chief Executive Officer

IN WITNESS WHEREOF, Acquirer, Merger Sub, the Company and the Stockholders’ Agent have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

Fortis Advisors LLC

By: /s/ Ryan Simkin
Name: Ryan Simkin
Title: Managing Director

EXHIBIT A

Definitions
As used herein, the following terms shall have the meanings indicated below:
“Acquirer Common Stock” means Common Stock, par value $0.001 per share, of Acquirer.
“Acquirer Closing Stock Price” means the dollar volume-weighted average price, rounded to four decimal points, of shares of Acquirer Common Stock on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) for the period of the 10 consecutive trading days prior to the date that is two Business Days prior to the Closing Date.
“Acquirer Stock Price” means $54.30 per share of Acquirer Common Stock.
“Acquisition Proposal” means, with respect to the Company or any Subsidiary, any agreement, offer, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Acquirer), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving: (i) any acquisition or purchase from the Company, by any Person or Group of voting securities of the Company or the Company Subsidiary, or any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning outstanding voting securities of the Company or the Company Subsidiary, or any merger, consolidation, business combination or similar transaction involving the Company or the Company Subsidiary, (ii) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of any material portion of the assets of the Company or the Company Subsidiary in any single transaction or series of related transactions, (iii) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company or the Company Subsidiary, or any extraordinary dividend, whether of cash or other property or (iv) any other transaction outside of the ordinary course of business the consummation of which would impede, interfere with, prevent or delay, or would reasonably be expected to impede, interfere with, prevent or delay, the consummation of the Merger or the other Transactions.
“Adjusted Cash Consideration” means (i) $250,000,000 (the “Initial Cash Amount”) plus (ii) the aggregate amount of the Company Cash as of immediately prior to the Effective Time plus (ii) the Aggregate Exercise Price minus (ii) the aggregate amount of outstanding Company Debt as of immediately prior to the Effective Time minus (iv) the aggregate amount of Company Transaction Expenses minus (v) the Expense Fund; provided, however subject to the cutoff set forth in Section 5.20, Acquirer (in its sole discretion) may elect to increase the cash portion of the Merger Consideration by any amount together with a corresponding decrease in the amount set forth in subclause (i) of the definition of Stock Consideration Value by delivery of written notice to the Company (a “Cash Increase Notice”), whereupon the Initial Cash Amount shall be automatically increased to the amount of the aggregate cash consideration set forth in the Cash Increase Notice (the “Increased Cash Amount”) and $350,000,000 in subclause (i) of the definition of Stock Consideration Value shall be automatically reduced by an amount equal to (A) the Increased Cash Amount minus (B) the Initial Cash Amount. If an All Cash Election is
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made, the Initial Cash Amount shall be deemed to be $600,000,000 and the Stock Consideration Value shall be reduced to zero.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person, including any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person, in each case as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by Contract or otherwise.
“Aggregate Exercise Price” means the sum of the exercise prices of all In-the-Money Company Options that are included in the Fully-Diluted Company Common Stock.
“All Cash Election” means a Cash Increase Notice that increases the Initial Cash Amount to $600,000,000.
“AML Laws” mean all applicable laws, judgments, orders, executive orders, decrees, ordinances, directives, rules, regulations, statutes, case law or treaties concerning or related to terrorism financing or money laundering, including the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq., as amended by the USA PATRIOT Act, and its implementing regulations, the Money Laundering Control Act, 18 U.S.C. §§ 1956 and 1957, and any related or similar rules, regulations or guidelines, which in each case are issued, administered or enforced by any relevant Governmental Entity.
“Anti-Corruption Law” means any Applicable Law relating to anti-bribery or anti-corruption (governmental or commercial), including the Foreign Corrupt Practices Act of 1977, as amended, and any other Applicable Law that prohibits the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Person, including any Government Official.
“Antitrust Law” means any applicable federal, state, local, foreign or multinational antitrust, competition, premerger notification or trade regulation law, statute, code, rule, regulation or Order that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act, the Sherman Act, the Clayton Act and the Federal Trade Commission Act, in each case, as amended, and antitrust, competition or trade regulation laws of any jurisdiction other than the United States.
“Applicable Law” means, with respect to any Person, any federal, state, foreign, local, municipal or other law, statute, constitution, legislation, principle of common law, resolution, ordinance, code, edict, decree, rule, directive, license, permit, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any Orders applicable to such Person or such Person’s Affiliates or to any of their respective assets, properties or businesses, including AML Laws, Health Laws, OFAC Laws, Unclaimed Property Laws, data privacy laws and data security laws.
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“Business” means the business of the Company and the Subsidiaries as currently conducted.
“Business Day” means a day (i) other than Saturday or Sunday and (ii) on which commercial banks are open for business in San Francisco, CA.
“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act.
“CLIA” means the Clinical Laboratory Improvements Act of 1967 and Amendments of and Amendments of 1988, and the regulations, rules and guidance promulgated thereunder.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Capital Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.
“Company Cash” means the aggregate amount of all unrestricted cash and cash equivalents (excluding security or similar deposits or cash collateral and marketable securities of the Company) determined in accordance with GAAP, in each case, including any cash resulting from “inbound” checks, wires, or drafts deposited by the Company or initiated for the benefit of an account of the Company, as applicable, prior to 11:59 P.M., Pacific Time, on the date immediately prior to the Closing Date that clear thereafter, but reduced by any cash on account of “outbound” checks, wires, or drafts issued by the Company or initiated by the Company for the benefit of an account of any other Person that is not the Company, as applicable, prior to 11:59 P.M., Pacific Time, on the date immediately prior to the Closing Date that clear thereafter.
“Company Closing Financial Certificate” means a certificate executed by the Chief Financial Officer of the Company dated as of the Closing Date, certifying: (i) the calculation of the aggregate amount of Company Cash as of immediately prior to the Effective Time, (ii) the aggregate amount of outstanding Company Debt as of immediately prior to the Effective Time, including an itemized list of each such item of Company Debt and the Person to whom such Company Debt is owed, (iii) an itemized list of any Company Transaction Expenses and the Person to whom such Unpaid Company Transaction Expenses are owed, (iv) the total cash amount payable, and the total number of shares of Acquirer Common Stock issuable, for payment of the awards granted under the Management Incentive Plan, and (v) the calculation of the Adjusted Cash Consideration.
“Company Common Stock” means, collectively, the Common Stock, par value $0.0001 per share, of the Company.
“Company Debt” means, without duplication: (i) all indebtedness of the Company and the Subsidiaries for borrowed money (including pursuant to the CRG Loan), (ii) all indebtedness of the Company and the Subsidiaries evidenced by bonds, debentures, notes, mortgages or similar instruments or debt securities, (iii) all deferred indebtedness of the Company and the Subsidiaries for the payment of the purchase price of property or assets purchased (other than accounts payable incurred in the ordinary course of business), (iv) all obligations of the Company and the Subsidiaries to pay rent or other payment amounts under a lease which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with GAAP, (v) all outstanding reimbursement obligations of the Company and the Subsidiaries with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the Company to the extent such facilities are drawn upon, (vi) all obligations of the Company and the Subsidiaries under any interest rate swap agreement, forward rate agreement,
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interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (vii) all obligations secured by any Encumbrance existing on property owned by the Company or the Subsidiaries, whether or not indebtedness secured thereby will have been assumed, (viii) any Taxes the payment of which has been deferred by the Company or any Subsidiary under Section 2302 of the CARES Act, or pursuant to the Presidential Executive Order, “Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster,” dated August 8, 2020, that are payable following the Closing as permitted by Section 2302 of the CARES Act, IRS Notice 2020-65 or such Presidential Executive Order, to the extent such deferred Taxes relate to any taxable period (or a portion thereof) ending on or prior to the Closing Date, (ix) to the extent required to be repaid, the aggregate amount of all automatic government grants or stimulus funds received by the Company under the CARES Act and delivered by the Public Health and Social Services Emergency Fund (the “Stimulus Funds”), (x) all premiums, penalties, termination payments, balloon payments, accrued interest, deferred interest, fees, expenses, breakage costs and change of control payments required to be paid or offered in respect of any of the foregoing on prepayment or repayment, as a result of the consummation of the Transactions or in connection with any lender consent or termination of Encumbrance, and (xi) all guaranties, endorsements, assumptions and other contingent obligations of the Company and the Subsidiaries in respect of, or to purchase or to otherwise acquire, any of the obligations and other matters of the kind described in any of the clauses (i) through (ix) appertaining to third parties. For the avoidance of doubt, Company Debt shall not include any (A) indebtedness between or among the Company and any of the Subsidiaries, (B) indebtedness of any kind that is incurred at, or in connection with, the Closing at the direction of Acquirer, (C) Transaction Expenses, (D) the obligations of the Company or any of the Subsidiaries under its real estate operating leases on the face of the balance sheet or (E) any Taxes (except as provided in subsection (viii) and subsection (ix) above); provided, however, that if the Stimulus Funds become subject to repayment, then Acquirer may deduct the amount thereof that becomes repayable from the Escrow).
“Company Employee” or “Employee” means any and all employees of the Company, whether an employment agreement was signed with them or not and any Person with whom an employee-employer relationship may exist between such Person and the Company or any of the Subsidiaries.
“Company Option Plans” means, collectively, the Company’s 2011 Amended Stock Option Plan and 2018 Equity Incentive Plan.
“Company Optionholders” means (i) with respect to any time before the Effective Time, collectively, the holders of record of Company Options outstanding as of such time and (ii) with respect to any time at or after the Effective Time, collectively, the holders of record of Company Options outstanding as of immediately prior to the Effective Time.
“Company Options” means options to purchase shares of Company Capital Stock.
“Company Preferred Stock” means, collectively, the Company Series 1 Preferred Stock, the Company Series 2 Preferred Stock, the Company Series 3 Preferred Stock and the Company Series 4 Preferred Stock.
“Company Securityholders” means, collectively, the Company Stockholders, the Company Optionholders and the Company Warrantholders.
“Company Series 1 Preferred Stock” means the Series 1 Preferred Stock, par value $0.0001 per share, of the Company.
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“Company Series 2 Preferred Stock” means the Series 2 Preferred Stock, par value $0.0001 per share, of the Company.
“Company Series 3 Preferred Stock” means the Series 3 Preferred Stock, par value $0.0001 per share, of the Company.
“Company Series 4 Preferred Stock” means the Series 4 Preferred Stock, par value $0.0001 per share, of the Company.
“Company Stockholders” means (i) with respect to any time before the Effective Time, collectively, the holders of record of shares of Company Capital Stock outstanding as of such time and (ii) with respect to any time at or after the Effective Time, collectively, the holders of record of shares of Company Capital Stock outstanding as of immediately prior to the Effective Time.
“Company Transaction Expenses” means, without duplication, the following fees, expenses, costs and payments incurred in connection with or related to the Merger, this Agreement, the other Transactions or the Initial Public Offering and that are payable by the Company or any Subsidiary and that have not been paid as of 11:59 P.M., Pacific Time, on the day immediately prior to the Closing Date, including any such fees, expenses, costs and payments incurred by Company Employees and/or Company Securityholders that are to be paid for by the Company based on arrangements made by the Company, any Subsidiary or any stockholder or employee of the Company prior to the Closing, whether or not billed or accrued prior to, at or after the Closing: (i) any fees, expenses and costs of legal counsel and accountants; (ii) the fees, expenses, costs and payments payable by the Company or any Subsidiary to any underwriters (including, for the avoidance of doubt, members of the underwriter syndicate for the Initial Public Offering, including any fees and expenses payable to legal counsel or other service providers to such underwriters), financial advisors, investment bankers, brokers, finders, consultants, other third party service providers and other advisors of the Company and the Subsidiaries, notwithstanding any escrows or other contingencies; (iii) any change of control, bonus, severance, termination payments or retention payments or obligations or similar amounts that are payable at the Closing, or any payments under the Management Incentive Plan that are payable in cash (for the sake of clarity, it being understood that (i) stock payments under the Management Incentive Plan and (ii) any severance paid in connection with a double trigger termination will not be deemed Company Transaction Expenses; provided, however, that severance pursuant to a “constructive termination” element of a “Good Reason” definition that is claimed by an employee in connection with the Closing itself (and not subsequent employment modification by Acquirer) shall be deemed a Company Transaction Expense), in each case, that become due and payable by the Company or any of the Subsidiaries in connection with the entry into this Agreement and/or the consummation of the Merger, and amounts paid to employees in respect of any promised but not granted Company Options, including all employer Taxes payable by the Company or any of the Subsidiaries in connection with any of the foregoing payments, and any employer Taxes payable by the Company or any Subsidiaries in connection with the payment of the Option Consideration (other than, in each instance, such employer Taxes on amounts that are placed in the Escrow pursuant to Section 1.4(d) and released from the Escrow pursuant to Section 1.6(f)), (iv) the amount of the premium payable with respect to the Company D&O Tail Policy, and (v) any amounts payable to any Person pursuant to, or in connection with, the Promised Option Releases. Notwithstanding anything to the contrary in the foregoing, and for the avoidance of doubt, Company Transaction Expenses shall not include any costs, fees, expenses or other amounts incurred or payable by Acquirer, including (A) any expenses related to post-Closing compensation of the Company Employees or other service providers, and (B) those payable to any of Acquirer’s accountants, consultants, lawyers and financial advisors in relation to services performed in connection with the Transactions or otherwise.
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“Company Warrantholders” means (i) with respect to any time before the Effective Time, collectively, the holders of record of Company Warrants outstanding as of such time and (ii) with respect to any time at or after the Effective Time, collectively, the holders of record of Company Warrants outstanding as of immediately prior to the Effective Time.
“Company Warrants” means warrants to purchase shares of Company Capital Stock.
“Continuing Employees” means the employees of the Company or any Subsidiary who remain employees of the Surviving Entity or such Subsidiary, as applicable, or become employees of Acquirer or one of its subsidiaries, as of immediately after the Effective Time.
“Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, subleases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders) as of the Agreement Date or as may hereafter be in effect, including all amendments, supplements, exhibits and schedules thereto.
“COVID-19” means the novel coronavirus disease 2019, known as COVID-19.
“CRG Loan” means the Term Loan Agreement, dated as of September 23, 2015, between Genomedx Biosciences Inc., as Borrower, the Subsidiary Guarantors from time to time party hereto, CRG Partners III L.P., CRG Partners III – Parallel Fund “A” L.P. and CRG Partners III (Cayman) L.P., as Lenders and CRG Partners III. L.P., as Agent on behalf of the Lenders.
“Delaware Law” means the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act.
“Dissenting Shares” means any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights shall have been perfected, and not waived, withdrawn or lost, in accordance with the Delaware Law in connection with the Merger.
“Election Date Cash Percentage” shall mean the quotient of (x) the aggregate value of the cash payable to Company Stockholders pursuant to Section 1.3(a)(i) and 1.3(g), divided by (y) the aggregate value of all consideration payable to Company Stockholders in respect of shares of Company Capital Stock pursuant to Sections 1.3(a)(i) and 1.3(g), giving effect to the Cash Increase Notice, in each case treating: (i) each share of Acquirer Common Stock as being equal to the closing sale price of Acquirer Common Stock as reported on Nasdaq for the last trading day preceding delivery of the Cash Increase Notice, (ii) the Company Stockholders’ Pro Rata Shares of the Escrow Amount as paid to them on the Closing Date, (iii) the Company Cash, Company Debt, and Company Transaction Expenses as being equal to reasonable estimates of such amounts as agreed by the Acquirer and the Company, and (iv) the consideration payable in respect of Dissenting Shares as being equal to reasonable estimates of such amounts as agreed by the Acquirer and the Company.
“Employee Option” means each Company Option that was granted to the holder in the holder’s capacity as, or that has had vesting tied to the holder’s performance of services as, an employee of the Company or any Subsidiary for applicable employment Tax purposes.
“Encumbrance” means, with respect to any asset, any mortgage, easement, encroachment, equitable interest, right of way, deed of trust, lien (statutory or other), pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral
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assignment, claim, community property interest, adverse claim of title, ownership or right to use, right of first refusal, license, options, covenant not to sue, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, (iii) the use of any asset and (iv) the possession, exercise or transfer of any other attribute of ownership of any asset).
“Environmental Laws” shall mean all Applicable Laws, directives, guidance, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Entity relating to pollution, protection of the environment, protection of human health and safety, or which prohibit, regulate or control any Hazardous Substance or Hazardous Substance Activity.
“Equity Financing” means any public offering and sale by Acquirer of Acquirer Common Stock solely for cash conducted after the Agreement Date in accordance with Applicable Laws, other than in connection with registration and sale of Acquirer Common Stock pursuant to a Registration Statement on Form S-8.
“Equity Interests” means, with respect to any Person, any capital stock of, or other ownership, membership, partnership, joint venture or equity interest in, such Person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right or entitlement to acquire any such capital stock or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested.
“Escrow Amount” means $6,000,000.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“FDA” means the U.S. Food and Drug Administration.
“Fraud” means fraud under Delaware law with an element of scienter.
“Fully Diluted Company Common Stock” means the sum, without duplication, of (i) the aggregate number of shares of Company Capital Stock on an as-converted-to-Company Common Stock basis that are issued and outstanding immediately prior to the Effective Time, (ii) the aggregate number of shares of Company Common Stock that are issuable upon the exercise of Company Options (whether vested or unvested), (iii) the aggregate number of shares of Company Common Stock that are issuable upon the exercise of Company Warrants (whether vested or unvested) after giving effect to any deemed or elected net exercise of any such warrants immediately prior to the Effective Time, (iv) the aggregate number of shares of Company Capital Stock on an as-converted-to-Company Common Stock basis that would be issuable upon the conversion of any convertible securities of the Company (other than the Company Preferred Stock) outstanding immediately prior to the Effective Time and (v) the aggregate number of shares of Company Capital Stock on an as-converted-to-Company Common Stock basis purchasable under or otherwise subject to any direct or indirect, vested or unvested, rights (other than Company Options or Company Warrants) to acquire shares of Company Capital Stock on an as-converted-to-Company Common Stock basis (whether or not immediately exercisable) outstanding immediately prior to the Effective Time.
“Fundamental Representations” means, collectively, the representations and warranties set forth in Section 2.1(a) and Section 2.1(b) (Organization, Standing, Power, and Subsidiaries), Section 2.3(a), Section 2.3(b) and Section 2.3(e) (Authority), and Section 2.18 (Brokers).
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“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances of the date of determination, consistently applied.
“Government Official” means (i) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, (ii) any political party official or candidate for political office, (iii) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, a company, business, enterprise or other entity owned, in whole or in part, or controlled by any Governmental Entity or (iv) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, a public international organization.
“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other Government Official, authority or instrumentality, in each case, whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any executive, legislative, judicial, regulatory, Tax Authority or other functions of, or pertaining to, government authority (including any governmental or political division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).
“Group” has the meaning ascribed to such term under Section 13(d) of the Exchange Act, the rules and regulations thereunder and related case law.
“Hazardous Substance” shall mean any material, waste, emission, or substance that has been designated by applicable Law (including federal, state, foreign and local Law), or by any Governmental Entity pursuant to authority provided by applicable federal, state or local Law to be radioactive, toxic, a pollutant, a contaminant, hazardous, or otherwise regulated by Environmental Law.
“Hazardous Substance Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, labeling, exposure of others to, sale, or distribution of any Hazardous Substance or any product or waste containing a Hazardous Substance, including any required payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements (including RoHS, WEEE, and China RoHS) mandated by applicable Law.
“Health Laws” means all applicable laws pertaining to health care regulatory matters to the extent applicable to the Company’s business as currently conducted, including, but not limited to: (i) the Medicare statute (Title XVIII of the Social Security Act, 42 U.S.C. § 1395 et seq.), the Medicaid statute (Title XIX of the Social Security Act, 42 U.S.C. § 1396 et seq.), including the Medicare Part D program and the Medicare Advantage program and any other federal, state or local governmental health care programs, including applicable program requirements; (ii) any criminal Laws relating to health care, including all criminal false claims statutes (e.g., 18 U.S.C. Sections 287 and 1001) and the Eliminating Kickbacks in Recovery Act (18 U.S.C. § 220); (iii) the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; (iv) all applicable laws concerning the privacy and/or security of sensitive health data, including the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. §§ 1320d-1329d-8 and state health information breach notification Laws; (v) all applicable laws relating to health care fraud and abuse, including but not limited to the civil False Claims Act of 1863 (31 U.S.C. Section § 3729 et seq.), the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b) et seq.), and the Stark
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Act (42 U.S.C. § 1395nn); (vi) all federal and state self-referral prohibitions, state anti-kickback, illegal remuneration and provider conflict of interest Laws; (vii) the Physician Payments Sunshine Law (42 U.S. § 1320-a7h); (viii) CLIA Improvements Act of 1967 and Amendments of 1988 and the regulations, rules and guidance promulgated thereunder (“CLIA”); (ix) all applicable state Laws governing laboratory licensure; (x) the Federal Food, Drug, and Cosmetic Act, including the rules, regulations, and guidance promulgated thereunder (“FDCA”); (xi) the Public Health Service Act, and the rules, regulations, and guidance promulgated thereunder (“PHSA”); and (xii) all other applicable quality, safety certification and accreditation standards and requirements, including any law the purpose of which is to ensure the safety, efficacy and quality of medical, biotechnology, diagnostic and similar products by regulating the research, development, manufacturing and distribution of these products, including Applicable Laws relating to good laboratory practices, good clinical practices, investigational use, product marketing authorization, manufacturing facilities compliance and approval, good manufacturing practices, labeling, advertising, promotional practices, safety surveillance, record keeping and filing of required reports.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Initial Public Offering” means the proposed initial public offering of Company Capital Stock, in connection with which the Company has filed a Registration Statement on Form S-1 with the SEC (as amended, the “Company Registration Statement”).
“IRS” means the United States Internal Revenue Service.
“Knowledge” (i) of the Company means, with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter of each of Tina Nova, Elai Davicioni, John Aballi and Brent Vetter, after due and reasonable inquiry, provided that with respect to Company Intellectual Property, “Knowledge” does not require the Company or any individual to conduct, have conducted, obtain, or have obtained any freedom-to-operate opinions or similar opinions of counsel or any Company Intellectual Property clearance searches, and no knowledge of any third-party Intellectual Property that would have been revealed by such inquiries, opinions, or searches will be imputed to the Company, and (ii) of Acquirer means, with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter of each of Bonnie Anderson, Keith Kennedy or Jim Erlinger, after due and reasonable inquiry.
“Legal Proceeding” means any private or governmental action, inquiry, claim, counterclaim, proceeding, suit, hearing, litigation, audit or investigation, in each case whether civil, criminal, administrative, judicial or investigative, or any appeal therefrom.
“Liabilities” (and, with correlative meaning, “Liability”) means all debts, liabilities, commitments and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, liquidated or unliquidated, asserted or unasserted, known or unknown, whenever or however arising, including those arising under Applicable Law or any Legal Proceeding or Order of a Governmental Entity and those arising under any Contract, regardless of whether such debt, liability, commitment or obligation would be required to be reflected on a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto.
“Management Incentive Plan” means the Company’s Management Incentive Plan approved by the Company Board on March 28, 2019, as amended by the Company Board on November 8, 2019, pursuant to which a transaction bonus pool equal to 3% of the total consideration payable in
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respect of equity securities of the Company upon the closing of the Merger (as determined in accordance with the plan) shall be payable to participants under such plan as a transaction bonus.
“Material Adverse Effect” with respect to any Person, means any change, event, state of facts, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, (i) has had or would reasonably be expected to have a material adverse effect on the business, financial condition, assets (including intangible assets), results of operations or obligations of such Person and its subsidiaries, taken as a whole, except to the extent (and only to the extent) that any such Effect results from: (A) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally, (B) conditions in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (1) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (2) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, (C) changes in the industry generally in which such Person operates or competes, (D) changes or proposed changes in Applicable Law or other legal requirements or (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof), (E) the effect of any change arising in connection with earthquakes, fires, hurricanes, tsunamis, tornadoes, floods, mudslides and other similar destructive natural events, or any epidemics or pandemics (including COVID-19), (F) political conditions in the United States or any other country or region in the world or the effect of any change arising in connection with acts of war, sabotage or terrorism or military actions, sabotage, curfews, riots, demonstrations or public disorders or any worsening or escalation of the foregoing, (G) the announcement of this Agreement or the pendency or consummation of the Transactions, including any disruption in (or loss of) a supplier, service provider, partner or similar relationship or any loss of employees other than the Key Employees, (H) any failure by such Person to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition), or (L) in the case of the Company or any Subsidiary, (i) any action taken by the Company or any Subsidiary at Acquirer’s direction, or (ii) any action referred to in Section 4.2 taken by the Company or any Subsidiary with Acquirer’s express consent; except, in the case of clauses (A) through (F), to the extent that any of such Effects affect such Person disproportionately as compared to other participants in such Person’s industry or in the same geographies in which such Person and its subsidiaries operates; or (ii) materially and adversely affects such Person’s ability to consummate the Transactions in accordance with this Agreement and Applicable Law.
“Merger Consideration” means, collectively, the cash and Acquirer Common Stock to which holders of Company Capital Stock, In-the-Money Company Options and In-the-Money Company Warrants shall become entitled pursuant to Section 1.3(a)(i), Section 1.3(a)(ii) and Section 1.3(a)(iii).
“Nasdaq” means the Nasdaq Global Market, or such other Nasdaq market on which shares of Acquirer Common Stock are then listed.
“Non-Employee Option” means each Company Option that is not an Employee Option.
“OFAC Laws” means all Applicable Laws (1) administered and enforced in whole or in part by the Office of Foreign Assets Control of the United States Department of the Treasury or (2) otherwise relating to the enforcement of economic and trade sanctions based on United States foreign
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policy and national security goals, including, but not limited to, the following (together with their implementing regulations, in each case, as amended from time to time): the International Security and Development Cooperation Act (ISDCA) (22 U.S.C. §23499aa-9 et seq.); the Trading with the Enemy Act (TWEA) (50 U.S.C. §5 et seq.); the International Emergency Economic Powers Act (50 U.S.C. §1701 et seq.); the Antiterrorism and Effective Death Penalty Act (8 U.S.C. §1189 et seq.); and the United Nations Participation Act (22 U.S.C. §287c et seq.).
“Option Consideration” means, for any In-the-Money Company Option: (i) an amount in cash, without interest, equal to the product of (A) the Spread Value of such In-the-Money Company Option multiplied by (B) the number of shares of Company Common Stock that were subject to such In-the-Money Company Option immediately prior to the Effective Time multiplied by (C) the Per Share Cash Percentage; and (ii) a number of shares of Acquirer Common Stock equal to the quotient of (A) the product of (x) the Spread Value of the In-the-Money Company Option multiplied by (y) the number of shares of Company Common Stock that were subject to such In-the-Money Company Option immediately prior to the Effective time multiplied by (z) the Per Share Stock Percentage divided by (B) the Acquirer Stock Price.
“Order” means any judgment, writ, decree, stipulation, determination, decision, award, rule, preliminary or permanent injunction, temporary restraining order or other order.
“ordinary course of business” means, at any given time, the ordinary and usual course of business of the Company, or of the Acquirer, as applicable, and their respective subsidiaries, in each case, consistent with such Person’s past practice, subject to any reasonable changes implemented to comply with Applicable Law and to preserve the health and safety of current Company Employees or employees of Acquirer and its subsidiaries.
“Per Share Cash Percentage” means the percentage resulting from dividing (i) the Adjusted Cash Consideration by (ii) the Total Consideration Value.
“Per Share Consideration” means, for any share of Company Capital Stock, (i) an amount in cash, without interest, equal to the product of (A) the Per Share Total Value multiplied by (B) the Per Share Cash Percentage, and (ii) a number of shares of Acquirer Common Stock equal to the quotient of (A) the product of (x) the Per Share Total Value multiplied by (y) the Per Share Stock Percentage divided by (B) the Acquirer Stock Price.
“Per Share Stock Percentage” means the percentage equal to (i) 100% minus (ii) the Per Share Cash Percentage.
“Per Share Total Value” means an amount equal to (i) the Total Consideration Value, divided by (ii) the Fully Diluted Company Common Stock.
“Permitted Encumbrances” means: (i) governmental charges or statutory liens for Taxes that are (A) not yet delinquent or (B) being contested in good faith by any appropriate proceedings for which adequate reserves have been established, (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, social security, retirement or similar programs mandated by Applicable Law, (iv) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, (v) liens in favor of customs and revenue authorities arising as a matter of Applicable Law to secure payments of customs duties in
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connection with the importation of goods, and (vi) any other lien incurred in the ordinary course of business which would not reasonably be expected to materially detract from the value of, or materially impair the existing use or possession of, the property or assets affected by the applicable lien.
“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, limited liability partnership, trust, estate, proprietorship, joint venture, business organization or Governmental Entity.
“PPP” means the Paycheck Protection Program administered by the SBA.
“Pro Rata Share” means, with respect to each Company Securityholder or Management Incentive Plan participant (a “MIP Participant”), a percentage equal to (i) the aggregate value of the consideration such Company Securityholder or MIP Participant is entitled receive pursuant to the MIP or Section 1.3(a)(i), Section 1.3(a)(ii) and/or Section 1.3(a)(iii) divided by (ii) the aggregate value of the consideration all Company Securityholders and MIP Participants is entitled to receive pursuant to the MIP and Section 1.3(a)(i), Section 1.3(a)(ii) and/or Section 1.3(a)(iii), in each such case, valuing all shares of Acquirer Common Stock issuable pursuant to the MIP and Section 1.3(a)(i), Section 1.3(a)(ii) and/or Section 1.3(a)(iii) at the Acquirer Stock Price.
“Representatives” means, with respect to a Person, such Person’s officers, directors, Affiliates, stockholders or employees, or any investment banker, attorney, accountant, auditor or other advisor or representative retained by such Person.
“Sanctions” means any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, trade embargoes, anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by (i) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing executive order, (ii) the United Nations Security Council, (iii) the European Union or any European Union member state, (iv) Her Majesty’s Treasury of the United Kingdom, or (v) any other relevant Governmental Entity.
“Sanctions Target” means any Person (i) that is the subject or target of any Sanctions, (ii) named in any Sanctions-related list maintained by OFAC, the U.S. Department of State, the U.S. Department of Commerce or the U.S. Department of the Treasury, including the OFAC list of “Specially Designated Nationals and Blocked Persons”, (iii) operating, organized or resident in a country or territory that is itself the subject of territory-wide sanctions, (iv) with which any party is prohibited from dealing or otherwise engaging in any transaction by any Sanctions or (v) owned or controlled by any such Person or Persons described in the foregoing clauses (i)-(v).
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Senior Non-U.S. Political Figure” means (i) a senior official in the executive, legislative, administrative, military, or judicial branches of a non-U.S. government (whether elected or not), (ii) a senior official of a major non-U.S. political party, (iii) a senior executive of a non-U.S. government-owned corporation or (iv) any corporation, business, or other entity that has been formed by, or for the benefit of, any individual described in clauses (i), (ii), or (iii) of this definition.
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“Spread Value” means, with respect to any In-the-Money Company Option or In-the-Money Company Warrant, an amount equal to (i) the Per Share Total Value less (ii) the per share exercise price of such In-the-Money Company Option or In-the-Money Company Warrant, as applicable.
“Stock Consideration Value” means (i) $350,000,000, subject to adjustment as set forth in the definition of Adjusted Cash Consideration minus (ii) the aggregate cash value of the awards to be paid out under the terms of the Management Incentive Plan in connection with the consummation of the Transactions multiplied by the Per Share Stock Percentage.

“subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other entity in which such Person, directly or indirectly, owns a majority of the capital stock or other equity interests or which such Person otherwise, directly or indirectly, controls through an investment or participation in the equity of such entity.
“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”).
“Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) filed or required to be filed with a Tax Authority with respect to Taxes.
“Total Consideration Value” means the sum of (i) the Adjusted Cash Consideration plus (ii) the Stock Consideration Value.
“Transaction Document” means, collectively, this Agreement and each other agreement, certificate or other document to be entered into in connection with the Transactions.
“Unclaimed Property Laws” means all Applicable Laws that may be enforced by any Governmental Entity relating to unclaimed property, abandoned property and escheat, including travelers’ checks, wire transfers, stored value cards, money orders and other payment instruments, whether or not negotiable.
“Warrant Consideration” means, for any In-the Money Company Warrant: (i) an amount in cash, without interest, equal to the product of (A) the Spread Value of such In-the Money Company Warrant multiplied by (B) the Per Share Cash Percentage multiplied by (C) the number of shares of Company Common Stock that were subject to such In-the Money Company Warrant immediately prior to the Effective Time; and (ii) a number of shares of Acquirer Common Stock equal to the quotient of (A) the product of (x) the Spread Value of such In-the Money Company Warrant multiplied by (y) the Per Share Stock Percentage multiplied by (z) the number of shares of Company Common Stock that were subject to such In-the Money Company Warrant immediately prior to the Effective Time divided by (B) the Acquirer Stock Price provided that, notwithstanding the foregoing, for any In-the Money Company Warrants that by their terms are deemed to be net exercised immediately prior to Closing, Warrant Consideration means the consideration in amount equal to the consideration that would be payable to the
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holder of such In-the-Money Warrant if the applicable warrant were net exercised as of immediately prior to the Closing for shares of Company Common Stock based on a fair market value per share for such stock equal to the Per Share Total Value.

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Other capitalized terms used herein and not defined in this Exhibit A shall have the meanings assigned to such terms in the following Sections:

Definition	Section	Definition	Section

280G Stockholder Approval    5.14
401(k) Plan    1.2(b)(iv)
Acquirer    Preamble
Acquirer Adjustment Calculations    1.6(b)
Acquirer Adjustment Statement    1.6(b)
Acquirer Balance Sheet    3.5(b)
Acquirer Balance Sheet Date    3.5(b)
Acquirer Disclosure Letter    Article III
Acquirer Financial Statements    3.5(a)
Acquirer Persons    2.2(b)
Acquirer Plan    5.10(a)
Acquirer SEC Documents    3.4(a)
Advisory Group    8.1(b)
Agreement    Preamble
Agreement Date    Preamble
Applicable Privacy Laws    2.11(a)(i)
Business Day    8.4
Bylaws    1.2(b)(ii)
Certificate of Incorporation    1.2(b)(ii)
CLIA    2.8(c)
Closing    1.1(c)
Closing Date    1.1(c)
COBRA    2.13(c)
Company    Preamble
Company Author    2.10(g)
Company Authorization    2.8(b)
Company Balance Sheet    2.4(b)
Company Balance Sheet Date    2.4(b)
Company Board    Recitals
Company Disclosure Letter    Article II
Company Employee Plans    2.13(a)
Company Indemnification Provisions    5.19(a)
Company Indemnified Parties    5.19(a)
Company Intellectual Property    2.10(a)(i)
Company Intellectual Property Agreements    2.10(a)(ii)
Company Products    2.10(a)(iv)
Company Registered Intellectual Property    2.10(a)(v)
Company Stockholder Matters    5.1(a)
Company Voting Debt    2.2(f)
Company Websites    2.10(a)(vi)
Company-Owned Intellectual Property    2.10(a)(iii)
Confidential Information    2.10(i)
COVID-19 Measures    4.1
Data Agreements    2.11(a)(ii)
Effective Time    1.1(d)
e-Privacy Directive    2.11(a)(i)
ERISA    2.13(a)
ERISA Affiliate    2.13(a)
Escrow Agent    1.4(d)
Escrow Agreement    1.2(a)(ii)
Escrow Fund    1.4(d)
Excess Amount    1.6(f)(B)
Exchange Documentation    1.4(a)(i)
Existing Equity Documents    2.2(b)
Expense Fund    8.1(d)
Expense Fund Amount    8.1(d)
Final Adjusted Cash Consideration    1.6(f)
Financial Statements    2.4(a)
FIRPTA    1.2(b)(vii)
First Certificate of Merger    1.1(d)
First Merger    Recitals
First Step Surviving Entity    1.1
Five Percent Holder    2.2(b)
Form S-4 Registration Statement    5.15(a)
GDPR    2.11(a)(i)
Government Contract    2.17(a)(xxii)
ICT Infrastructure    2.10(o)
Information Statement    5.1(a)
Intellectual Property Rights    2.10(a)(vii)
In-the-Money Company Option    1.3(a)(ii)
In-the-Money Company Warrant    1.3(a)(iii)
Key Employee    Recitals
Key Employees    Recitals
Letter of Transmittal    1.4(a)(i)
Listed Transaction    2.12(f)
Material Contracts    2.17(a)
Merger    Recitals
Merger Sub II    Preamble
Merger Subs    Preamble
New Litigation Claim    5.6
Notice of Objection    1.6(c)
Offer Letter    Recitals
Parachute Payment Waiver    1.2(b)(x)
Paying Agent    1.4(a)(i)
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Paying Agent Agreement    1.2(a)(iii)
Payoff Letters    1.2(b)(ix)
Personal Data    2.10(a)(viii)
Privacy Commitments    2.11(c)
Privacy Policies    2.11(c)
Process    2.10(a)(ix)
Processing    2.10(a)(ix)
Promised Option Grantee    2.2(e)
Promised Option Grants    2.2(e)
Promised Option Release    5.11(a)
Reviewing Accountant    1.6(e)
Second Certificate of Merger    1.1(d)
Second Effective Time    1.1(d)
Second Merger    Recitals
Section 280G Payments    5.14
Security Breach    2.11(d)
Shortfall Amount    1.6(f)(A)
Significant Originator    2.21(c)
Significant Payor    2.21(a)
Significant Supplier    2.21(b)
Single-Merger Cash Election    1.7(b)
Specified Stockholders    Recitals
Statement of Expenses    5.9(b)
Stock Certificates    1.4(a)(i)
Stockholder Agreement    Recitals
Stockholder Notice    5.1(c)
Stockholders’ Agent    Preamble, Preamble
Stockholders’ Agent Engagement Agreement    8.1(b)
Stockholders’ Agent Expenses    8.1(b)
Stockholders’ Agent Group    8.1(b)
Subsidiaries    2.1(b)
Surviving Entity    1.1
Tail Insurance Coverage    5.19(b)
Termination Date    7.1(b)
Third-Party Intellectual Property    2.10(a)(x)
Transactions    Recitals
United States real property holding corporation    2.12(m)
WARN Act    2.13(s)
Written Consent    5.1(a)
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